As filed with the Securities and Exchange Commission on January 20, 2006

Registration Statement No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact Name of Registrant as specified in its Charter)

Pennsylvania	6021	23-2530374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

77 East King Street

Shippensburg, Pennsylvania 17257

(717) 532-6114

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

KENNETH R. SHOEMAKER

President and Chief Executive Officer

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, Pennsylvania 17257

(717) 532-6114

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dean H. Dusinberre, Esquire Carl D. Lundblad, Esquire Rhoads & Sinon LLP One South Market Square, 12th Floor Harrisburg, Pennsylvania 17108-1146 (717) 233-5731	W. Jeffry Jamouneau, Esquire McNees, Wallace & Nurick LLC 100 Pine Street Harrisburg, Pennsylvania 17101 (717) 232-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, no par value	700,000	n/a	n/a	$2,366.84

(1)	Represents the estimated maximum number of shares of Orrstown common stock, no par value per share, to be issued to shareholders of The First National Bank of Newport in connection with the merger. In accordance with Rule 416, this registration statement also registers such additional number of shares of the Registrant’s common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) on the basis of the average of the bid and asked prices of the common stock of The First National Bank of Newport on January 17, 2006 of $77.50 and 400,000 shares of First National common stock to be exchanged in the merger, reduced, pursuant to Rule 457(f)(3) by the amount of cash ($8,880,000) to be paid by the Registrant from such common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Dear Shareholder:

We cordially invite you to attend a special meeting of shareholders of The First National Bank of Newport to be held at        .m., local time on                     ,                          , 2006 at First National’s main office at Center Square, Newport, Pennsylvania. At the special meeting, you will be asked to approve a merger and reorganization which will result in First National becoming a wholly-owned subsidiary of Orrstown Financial Services, Inc.

If the merger is completed, First National shareholders will receive 1.75 shares of Orrstown common stock and $22.20 for each share of First National common stock owned. Orrstown common stock is quoted on the National Association of Securities Dealers, Inc.’s Over-the-Counter Bulletin Board under the symbol “ORRF”. On January 13, 2006, the closing price of Orrstown common stock was $35.00 per share, making the value of 1.75 shares on that date $61.25 and the total value of the merger consideration on that date $83.45 per share of First National common stock. The price of Orrstown common stock, and the aggregate value of the merger consideration, will fluctuate between now and the closing of the merger.

We cannot complete the merger unless the shareholders of First National approve it. Approval of the reorganization agreement and the merger requires the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of First National common stock entitled to vote. Accordingly, it is very important that you carefully review this document and vote your shares.

The First National Board of Directors unanimously approved the reorganization agreement and recommends that you vote “FOR” the merger. The Board of Directors believes that the proposed transaction with Orrstown is an outstanding opportunity to realize the benefits of affiliating with an excellent financial services organization, enabling our institution to offer an expanded array of products and services, while continuing to operate under “The First National Bank of Newport” name.

All shareholders of First National are invited to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted. Please note that if you do not vote your shares, it will have the same effect as a vote against the merger.

The attached notice of special meeting and this document provides you with detailed information about the proposed merger transaction and the reorganization agreement. We encourage you to read the entire document carefully. Please give particular attention to the discussion beginning on page 14 for risk factors relating to the transaction which you should consider.

Sincerely,

Peter C. Zimmerman, President and

    Chief Executive Officer

Neither the SEC nor any state securities commission has approved or disapproved of the Orrstown shares to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Orrstown common stock offered by this document are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties and are not insured by the FDIC or any other governmental agency.

This document is dated                          , 2006, and first mailed to shareholders on or about                     , 2006.

HOW TO OBTAIN MORE INFORMATION

This document incorporates important business and financial information about Orrstown that is not included in or delivered with this document. You can obtain free copies of this information through the SEC website at http://www.sec.gov or by requesting them in writing or by calling:

Bradley S. Everly, Senior Vice President and

    Chief Financial Officer

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

Telephone Number: (717) 532-6114

First National has historically provided its shareholders with annual reports including its audited financial statements and other business and financial information about First National. To obtain free copies of recent annual reports, please write or call:

Jane L. Timothy, Secretary

The First National Bank of Newport

Center Square

Newport, PA 17074

Telephone Number: (717) 567-3414

To obtain timely delivery of requested documents, you should request the information no later than                      , 2006.

See “Where You Can Find More Information” at page 68 and “Incorporation of Certain Information by Reference” at page 69.

THE FIRST NATIONAL BANK OF NEWPORT

Center Square

Newport, PA 17074

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The First National Bank of Newport will be held at First National’s main office at Center Square, Newport, Pennsylvania, on                      , 2006 at          .m., local time, for the following purposes:

•	To consider and vote upon the Agreement and Plan of Reorganization, dated as of November 21, 2005, by and between First National and Orrstown Financial Services, Inc., the Plan of Merger attached as an exhibit to the reorganization agreement and the transactions contemplated by the foregoing. The reorganization agreement and plan of merger provide, among other things, for the acquisition of First National by Orrstown through the merger of First National into an interim national bank formed by Orrstown, upon the terms and subject to the conditions set forth in the reorganization agreement and the plan of merger, as more fully described in the accompanying document.

•	To consider and vote upon a proposal to adjourn the meeting if more time is needed to solicit proxies.

•	To transact such other business as may properly come before the meeting.

The board of directors has fixed the close of business on                          , 2006 as the record date for determining the shareholders of First National entitled to notice of, and to vote at the special meeting and any adjournments or postponements of the meeting.

The board of directors of First National unanimously recommends that you vote “FOR” approval of the reorganization agreement, the plan of merger and the related transactions. The affirmative vote of at least two-thirds (2/3) of the outstanding shares of First National common stock entitled to vote at the meeting is required to approve the reorganization agreement and merger.

The board of directors of First National requests that you complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope. Prior to the First National special meeting, you may revoke any proxy that you deliver by delivering a written notice to the Corporate Secretary of First National stating that you have revoked the proxy or by delivering a later dated proxy. Shareholders of record of First National common stock who attend the First National meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors

Peter C. Zimmerman, President and Chief Executive Officer

Newport, Pennsylvania

                         , 2006

i

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a merger and reorganization transaction in which The First National Bank of Newport will be acquired by Orrstown Financial Services, Inc. through the merger of First National with and into an interim bank organized as a wholly-owned subsidiary of Orrstown.

Q:	How does the First National board of directors recommend I vote on the proposal?

A:	The First National board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger transaction.

Q:	What will I receive in the transaction?

A:	If the merger is approved and subsequently completed, you will receive, for each share of First National common stock that you own, 1.75 shares of Orrstown common stock and $22.20 in cash. On January 13, 2006, the closing price of Orrstown common stock as reported on the OTC Bulletin Board was $35.00 per share, making the value of 1.75 shares on that date $61.25 and the total value of the merger consideration on that date $83.45 per share of First National common stock. The price of Orrstown common stock, and the aggregate value of the merger consideration, will fluctuate between now and the closing of the merger.

Q:	What are the tax consequences of the transaction to me?

A:	For United States federal income tax purposes, you will recognize income and/or gain equal to the lesser of: (1) the amount of cash you receive (including cash received for fractional shares); or (2) the amount of gain you realize. The amount of gain you realize equals the amount of cash you receive plus the fair market value of Orrstown common stock you receive less your adjusted basis in the shares of First National common stock that you surrender in the exchange. Your income or gain per share may vary where your First National common stock was acquired in more than one transaction.

No gain or loss will be recognized on the Orrstown common stock that you receive. Your basis and holding periods in the Orrstown common stock may vary per share depending upon whether your First National common stock was acquired in more than one transaction. Due to the potential varying tax recognition, basis and holding period consequences which will be governed by your individual consequences, we urge you to consult with your tax advisor to fully understand the tax consequences to you. Additionally, the generalizations set forth above may not apply to all First National shareholders.

Q:	How do I vote?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the First National special meeting.

In addition, if you are a record owner of shares of First National common stock on the record date for the special meeting, you may attend First National’s special meeting in person and vote, whether or not you have signed and mailed your proxy card.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the reorganization agreement. If you do not send in your proxy card or if you send it in but indicate that you “abstain” from voting, it will have the effect of a vote against the reorganization agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the reorganization agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send to the Secretary of First National a later-dated, signed proxy card before the First National special meeting. Second, you may attend First National’s special meeting in person and vote. Third, you may revoke any proxy by written notice to the Secretary of First National prior to First National’s special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	Do I have dissenter’s rights of appraisal in connection with the merger?

A:	Yes. Under the National Bank Act, First National shareholders have the right to dissent from the merger and receive a payment in cash for the value of their shares of First National common stock, as determined by an appraisal process. This value may be less than the value of the consideration you would receive in the merger if you do not dissent. To perfect your dissenter’s rights, you must precisely follow the required statutory procedures. See “The Transaction-Rights of Dissenting Shareholders” at page 35 and the information attached at Annex C.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Following completion of the merger, Orrstown will mail instructions to all former First National shareholders for exchanging their stock certificates.

Q:	When do you expect to complete the transaction?

A:	We are working towards completing the transaction as quickly as possible and currently expect that the merger will be completed during the second quarter of 2006. In addition to the approval of First National shareholders, we must also obtain certain bank regulatory approvals. We expect to receive all necessary approvals no later than April , 2006.

Q:	Whom should I call with questions or to obtain additional copies of this document?

A:	You should call either of the following:

Orrstown Financial Services, Inc.	The First National Bank of Newport
77 East King Street Shippensburg, PA 17257 Attention: Bradley S. Everly, Senior Vice President and Chief Financial Officer Phone Number: (717) 532-6114	Center Square Newport, PA 17074 Attention: Jane L. Timothy, Secretary Phone Number: (717) 567-3414

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to carefully read this entire document, its annexes and the other documents to which this document refers for a more complete understanding of the transaction. In addition, we incorporate by reference important business and financial information about Orrstown into this document. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 68. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Special Meeting

First National Special Meeting To Be Held                     , 2006 (page 18)

A special meeting of First National’s shareholders will be held on                     , 2006 at First National’s main office at Center Square, Newport, Pennsylvania at         .m. local time.

Matters To Be Considered At The Special Meeting (page 18)

At the special meeting, you will consider and vote on a proposal to adopt and approve the reorganization agreement and plan of merger, a proposal to adjourn the meeting to solicit additional proxies if there are not sufficient votes to approve the reorganization agreement and merger and such other matters as may properly come before the special meeting.

Record Date Set At                     , 2006; One Vote Per Share Of First National Common Stock (page 18)

You are entitled to vote at the special meeting if you were the record owner of shares of First National common stock as of the close of business on                     , 2006, the record date established for the special meeting. You are entitled to one vote for each share of First National common stock you owned of record on the record date. If you were the record owner of shares of First National common stock on the record date, you may vote those shares either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to First National in the enclosed envelope.

On                     , 2006, a total of          votes were eligible to be cast at the First National special meeting.

Two-Thirds Vote Required To Approve Merger (page 18)

Holders of 2/3 of the outstanding shares of common stock of First National entitled to vote at the meeting must vote to approve the reorganization agreement and plan of merger in order for it to be adopted. A majority of the issued and outstanding First National shares must be present in person or by proxy for any vote to be valid.

The First National directors and executive officers have agreed to vote all shares of First National common stock that they own for approval of the reorganization agreement and plan of merger. As of the record date, First National directors and executive officers beneficially owned and are entitled to vote approximately         % of the shares entitled to vote at the special meeting.

The Merger

The reorganization agreement provides that Orrstown will acquire First National by means of the merger of First National into an interim national bank organized by Orrstown, with the interim bank surviving the merger as a wholly-owned subsidiary of Orrstown. The name of the surviving bank will be changed to “The First National Bank of Newport” and the board of directors and officers of First National shall be the initial board of directors and officers of the surviving bank with the additional appointment to the board of Kenneth R. Shoemaker, President of Orrstown. The reorganization agreement is attached as Annex A to this document. We encourage you to read the entire reorganization agreement, including the exhibits attached to the reorganization agreement, because it is the principal legal document that governs the transaction.

First National Shareholders Will Receive 1.75 Shares Of Orrstown Common Stock And $22.20 In Cash For Each Share Of First National Common Stock (see page 35)

If the transaction is completed, First National shareholders will receive 1.75 shares of Orrstown common stock and $22.20 in cash in exchange for each share of First National common stock they own. Orrstown will not issue fractional shares. First National shareholders will instead receive a cash payment equal to the product of such fraction multiplied by the average daily high bid and low offer quotations of Orrstown shares of common stock over the 60 trading days ending on and including the fifth trading day prior to the completion of the merger.

First National’s Board Unanimously Recommends Approval Of The Merger (see page 24)

First National’s board of directors believes that the merger and reorganization transaction with Orrstown is in the best interests of First National and its shareholders and unanimously recommends that you vote FOR the proposal to approve and adopt the reorganization agreement and plan of merger. In unanimously approving the reorganization agreement, First National’s board considered, among other things, the earnings and financial condition of First National and Orrstown, the financial terms and income tax consequences of the merger, the historical market prices of Orrstown common stock, the historical cash dividends paid on Orrstown common stock compared with those paid on First National common stock, and the business and prospects of each of Orrstown and First National.

First National’s Financial Advisor Says Merger Consideration Is Fair From A Financial Point Of View To First National Shareholders (see page 24)

In deciding to approve the transaction, the First National board of directors considered the opinion from its financial advisor, Boenning & Scattergood, Inc. that the merger consideration was fair from a financial point of view to the First National shareholders.

The full text of Boenning’s updated opinion dated as of                      , 2006, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex B to this document. We encourage you to read this opinion in its entirety.

For its financial advisory services, First National paid Boenning a fee of $5,000 upon execution of the engagement agreement. First National also agreed to pay Boenning a fee of $45,000 for rendering its fairness opinion, to reimburse Boenning for reasonable out-of-pocket expenses and to indemnify it against certain liabilities.

Management Following The Transaction (see page 43)

If the transaction is completed, First National will be a wholly-owned bank subsidiary of Orrstown. The board of directors of Orrstown will not change as a result of the transaction, except that Orrstown will appoint

Peter C. Zimmerman, the President and Chief Executive Officer of First National, to its board of directors. Orrstown’s current executive management will continue in their positions following the transaction.

The board of directors of First National, as the re-named surviving bank in the merger, will consist of those persons serving as First National directors immediately prior to the merger with the addition of Kenneth R. Shoemaker, President of Orrstown. First National’s current executive management team will continue in such positions for the surviving bank following the merger.

Certain Conditions Must Be Satisfied Before The Transaction Is Completed (see page 40)

The completion of the merger and reorganization transaction depends upon satisfaction or waiver of a number of conditions, including the following:

•	the approval of the reorganization agreement by First National shareholders;

•	the accuracy of the representations and warranties made in the reorganization agreement;

•	the performance of obligations by Orrstown and First National under the reorganization agreement;

•	the receipt of required governmental approvals (including from banking and federal and state securities regulators) and the expiration or termination of all applicable statutory waiting periods relating to the transaction;

•	the absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the transaction; and

•	receipt by Orrstown and First National of a tax opinion of Rhoads & Sinon LLP, counsel to Orrstown, based on facts, assumptions and representations set forth in the opinion, to the effect that the transaction constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

The Reorganization Agreement Can Be Amended Or Terminated (see page 42)

The parties can mutually agree to terminate the reorganization agreement at any time prior to completing the transaction. In addition, either party acting alone can terminate the reorganization agreement in certain specified circumstances, including the failure to complete the transaction by September 30, 2006, unless the terminating party’s breach is the reason the transaction has not been completed.

We Must Obtain Regulatory Approvals To Complete The Transaction (see page 41)

The transaction cannot be completed until required approvals are received from banking regulators. Orrstown has filed an application to obtain approval from the Office of the Comptroller of the Currency and has made appropriate filings with the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking. Although we believe regulatory approvals will be received in a timely manner, we cannot be certain when or if Orrstown will obtain them.

First National Executive Officers And Directors Have Additional Interests In The Transaction (see page 44)

When considering the recommendation of the First National board to approve the transaction, First National shareholders should be aware that some officers and the directors of First National have interests in the transaction in addition to their interest as shareholders. These interests include, among others, provisions in the reorganization agreement regarding the appointment of Peter C. Zimmerman, President of First National, as a director of the Orrstown holding company, employment agreements for Mr. Zimmerman and Michael D. Amsler, Senior Vice President and Senior Loan Officer of First National, and the composition and compensation of the surviving bank’s board of directors after completion of the merger.

Also, following the merger, Orrstown has agreed to provide directors’ and officers’ insurance for the directors and officers of First National and has agreed to provide indemnification to directors and officers of First National for claims occurring before the effective time of the merger to the same extent as it provides its own directors and officers.

First National Shareholders Have Dissenters’ Rights of Appraisal (see page 35)

First National shareholders are entitled to assert dissenters’ rights under Section 215a of the National Bank Act in connection with the proposed merger. These dissenters’ rights may give you the opportunity to receive the fair value of your shares of First National common stock in cash instead of having each of your shares converted in the merger into a combination of 1.75 shares of Orrstown common stock and $22.20. In order to perfect your dissenters’ rights, specific procedures under Section 215a of the National Bank Act must be strictly followed. If you do not follow the procedures set forth in the statutory provisions of the National Bank Act, you may lose your dissenters’ rights with respect to the merger. Please refer to pages 35 through 36 for more information. You should also read carefully Annex C to this document, which is a copy of Section 215a of the National Bank Act.

The Rights Of Orrstown Shareholders And First National Shareholders Are Different (see page 64)

The rights of Orrstown shareholders are currently governed by Pennsylvania law and by Orrstown’s articles of incorporation and bylaws. The rights of First National shareholders are currently governed by the National Bank Act and First National’s articles of association and bylaws. These rights are not identical. When the merger is completed, First National shareholders will become Orrstown shareholders and have the rights of Orrstown shareholders.

Dividend Policy (see page 40)

Following completion of the merger, former First National shareholders who become Orrstown shareholders will receive dividends declared by Orrstown. In the reorganization agreement, Orrstown agreed that, subject to future earnings, the financial condition and capital needs of Orrstown and its subsidiaries, as well as applicable regulatory guidelines concerning payment of dividends, it will amend its dividend payout policy on or before March 31, 2006 to increase the annual cash dividend rate from $.60 per share of Orrstown common stock to $.80 per share.

Important Federal Income Tax Consequences Of The Transaction (see page 47)

We have structured the transaction to be treated as a reorganization for U.S. federal income tax purposes. The following summary reflects the conclusions reached by Rhoads & Sinon LLP, legal counsel to Orrstown, in its opinion and assumes that you hold your First National common stock as a capital asset. Generally, you will recognize income or gain equal to the amount of cash you receive (including cash in lieu of a fractional share of Orrstown common stock) or the amount of gain you realize, whichever is lower. The amount of gain you realize equals the amount of cash you receive plus the fair market value of Orrstown common stock you receive minus your adjusted tax basis in the share of First National common stock that you surrender in the exchange. You will not recognize any income or gain on the receipt of Orrstown common stock. You will not recognize any loss on the receipt of Orrstown common stock or the receipt of cash.

This tax treatment may not apply to everyone. Tax matters are complicated and the tax consequences of this transaction to you will depend upon your individual circumstances. We urge you to contact your tax advisor to understand fully the transaction’s tax consequences to you.

Orrstown Will Account For The Transaction As A Purchase (see page 46)

Orrstown expects to account for the transaction using the purchase method of accounting. Under this method of accounting, all of the assets and liabilities of First National will be recorded on Orrstown ‘s consolidated balance sheet at estimated fair value as of the effective date of the merger. The amount by which the purchase price paid by Orrstown exceeds the fair value of the net assets acquired by Orrstown through the transaction will be recorded as goodwill.

The Companies

The First National Bank of Newport (see page 62)

The First National Bank of Newport is a national banking association headquartered in Newport, Pennsylvania, which operates four full-service banking locations in Perry County, Pennsylvania. At September 30, 2005, First National had total assets of $123.2 million, deposits of $105.9 million and shareholders’ equity of $13.6 million.

The principal executive offices of First National are located at:

The First National Bank of Newport

Center Square

Newport, PA 17074

(717) 567-3414

Orrstown Financial Services, Inc. (see page 59)

Orrstown Financial Services, Inc. is a Pennsylvania corporation that is a registered financial holding company based in Shippensburg, Pennsylvania. At September 30, 2005, Orrstown and its subsidiaries had total consolidated assets of $581.2 million, deposits of $452.3 million and shareholders equity of $55.2 million. Orrstown and its wholly-owned bank subsidiary, Orrstown Bank, a Pennsylvania bank and trust company, provide a full range of consumer and business financial services through 14 community bank offices and 4 remote service facilities in Franklin and Cumberland Counties, Pennsylvania.

The principal executive offices of Orrstown are located at:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

(717) 532-6114

Market Price and Dividend Information

First National common stock is traded over the counter and trading is very limited in volume. Quotations for First National common stock appear on the Pink Sheets under the symbol “FNBT.” Orrstown common stock is also traded over the counter in limited volume and quotations for Orrstown common stock appear on the OTC Bulletin Board under the symbol “ORRF.” As of                     , 2006, there were          shares of Orrstown common stock outstanding, which were held by approximately      holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for              additional shares of Orrstown common stock.

The following table shows, for the indicated periods, the high and low sales prices per share for First National common stock, as reported by the Pink Sheets, and Orrstown common stock, as reported by the OTC Bulletin Board, and dividends declared per share of First National and Orrstown common stock.

	First National Common Stock			Orrstown Common Stock
	Price		Dividend Declared	Price		Dividend Declared
	High	Low		High	Low
2004
First Quarter	$71.00	$60.50	$0.40	$47.62	$30.95	$0.1143
Second Quarter	$62.00	$61.50	$0.41	$41.90	$38.10	$0.1143
Third Quarter	$62.00	$62.00	$0.41	$44.76	$38.38	$0.1238
Fourth Quarter	$62.00	$55.00	$0.42	$43.10	$40.00	$0.1238

2005
First Quarter	$59.00	$57.00	$0.43	$47.62	$39.05	$.1333
Second Quarter	$65.00	$58.00	$0.44	$43.75	$37.14	$.14
Third Quarter	$60.00	$58.00	$0.45	$42.20	$37.55	$.15
Fourth Quarter	$80.00	$55.50	$0.45	$37.95	$34.45	$.16

2006
First Quarter (through )

The last trade in First National common stock reported on the Pink Sheets before announcement of the proposed merger occurred on November 7, 2005. On that date and on                      , 2006, the most recent on which a trade in First National common stock is reported on the Pink Sheets prior to printing this document, the high, low and closing sales prices for First National common stock were as follows:

	November 7, 2005			, 2006
	High	Low	Closing	High	Low	Closing
First National Common Stock	$60.00	$60.00	$60.00

On November 21, 2005, the last full trading day before the public announcement of execution of the reorganization agreement, and on                      , 2006, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Orrstown shares were as follows.

	November 21, 2005			, 2006
	High	Low	Closing	High	Low	Closing
Orrstown Common Stock	$35.50	$35.00	$35.50

The market prices of First National common stock and Orrstown common stock are subject to fluctuation. As a result, you are urged to obtain current market quotations for First National and Orrstown shares.

Market Value of Securities

The following table sets forth the market value per share of Orrstown common stock, the market value per share of First National common stock and the equivalent market value per share of First National common stock on November 21, 2005. The equivalent market value per share of First National common stock indicated in the table is shown based on a fixed merger consideration of 1.75 shares of Orrstown common stock and $22.20 cash for each share of First National common stock. See “The Transaction—What You Will Receive” on page 35.

The historical market values per share of Orrstown common stock and First National common stock and the historical market value of Orrstown common stock used to determine the equivalent market value per share of First National common stock are the per share closing sales prices on November 21, 2005 and January 13, 2006 respectively, as reported on the Pink Sheets with respect to First National common stock and the OTC Bulletin Board with respect to Orrstown common stock.

		First National
	Orrstown Historical	Historical (1)	Equivalent Market Value
November 21, 2005	$35.50	$60.00	$84.33
January 13, 2006	$35.00	$78.50	$83.45

(1)	There were no trades in First National common stock reported on the Pink Sheets for November 21, 2005. The price shown for that date is for the last trade in First National common stock before announcement of the reorganization agreement, which occurred on November 7, 2005. Similarly, there were no trades in First National common stock reported on the Pink Sheets for January 13, 2006. The price shown is the last trade before filing this document, which occurred on December 19, 2005.

Selected Historical and Pro Forma Financial Data

The following financial information is to aid you in understanding the financial aspects of the transaction. The following tables present selected historical financial data for Orrstown and selected unaudited pro forma financial data reflecting the merger and reorganization transaction. The historical financial data show the financial results actually achieved by Orrstown for the periods indicated. The pro forma unaudited combined financial data show financial results as if the merger had taken place at the beginning of the earliest period presented and assuming the transaction is accounted for as a purchase of First National by Orrstown.

Orrstown Selected Financial Data

(in thousands, except per share data)

We derived this information from the consolidated financial statements of Orrstown included in the SEC Forms 10-K and 10-Q filed by it and incorporated by reference in this document. See “Where You Can Find More Information” on page 68 and “Incorporation of Certain Information by Reference” on page 69.

	As of or for the nine months months ended September 30,		As of or for the year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Interest and fee income	23,449	19,015	25,892	23,484	23,173	23,978	21,758
Interest expense	6,733	5,146	6,986	6,757	7,985	10,677	10,318
Net interest income	16,716	13,869	18,906	16,727	15,188	13,301	11,440
Provision for loan losses	72	210	210	491	720	504	360
Noninterest income excluding securities gains	6,937	5,064	6,881	6,233	5,339	4,469	3,628
Securities gains	11	115	88	199	21	11	114
Noninterest expense	12,798	10,863	14,718	13,010	11,688	10,247	9,113
Income before income taxes	10,794	7,975	10,947	9,658	8,140	7,030	5,709
Net income	7,493	5,663	7,770	6,980	5,915	5,092	4,172

PER COMMON SHARE: (1)
Basic earnings	1.39	1.06	1.45	1.31	1.12	.97	.81
Diluted earnings	1.33	1.02	1.40	1.28	1.10	.96	.80
Cash dividends declared	.4233	.3524	.4762	.4010	.3267	.2705	.2467
Stock dividends distributed	5%	100%	100%	5%	—	5%	—
Book value at period-end	10.19	8.83	9.15	8.04	7.18	5.94	5.14
Tangible book value at period-end	9.75	8.57	8.89	7.98	7.11	5.86	5.05
Average common shares outstanding	5,400,966	5,356,479	5,362,017	5,307,098	5,271,302	5,218,588	5,161,540
Average diluted common shares outstanding	5,624,219	5,547,855	5,558,873	5,476,315	5,390,031	5,287,881	5,186,434

END OF PERIOD BALANCES:
Securities available for sale	76,460	83,089	79,829	89,074	90,106	68,422	69,919
Securities held to maturity	—	—	—	—	—	—	—
Loans	439,206	379,021	389,268	345,054	281,391	249,816	209,181
Allowance for loan losses	4,364	4,339	4,318	4,161	3,734	3,104	2,691
Assets	581,180	519,403	514,651	472,393	410,298	373,728	311,903
Deposits	452,288	397,411	405,363	358,643	319,168	281,168	242,008
Borrowings	68,289	69,812	55,062	66,633	49,347	58,043	40,228
Shareholders’ equity	55,219	47,435	49,250	42,835	37,962	31,162	26,674

AVERAGE BALANCES:
Assets	544,074	490,933	495,919	443,737	385,765	340,428	285,903
Earning assets	510,570	461,611	426,094	416,992	360,622	316,341	263,296
Loans	413,043	364,818	369,409	313,833	264,296	233,103	192,902
Deposits	428,332	380,386	385,344	342,389	293,789	255,374	216,123
Shareholders’ equity	52,421	45,507	46,309	40,491	34,408	29,612	23,954

KEY RATIOS:
Return on average assets	1.84%	1.54%	1.57%	1.57%	1.53%	1.50%	1.46%
Return on average equity	19.11%	16.62%	16.78%	17.24%	17.19%	17.20%	17.42%
Average equity to average assets	9.63%	9.27%	9.34%	9.13%	8.92%	8.70%	8.38%
Net interest margin	4.46%	4.12%	4.21%	4.20%	4.43%	4.38%	4.57%
Efficiency	52.61%	55.52%	55.20%	54.60%	54.50%	55.60%	57.80%
Cash dividend per share payout	.4233	.3524	.4762	.4010	.3267	.2705	.2467
Tier 1 leverage	9.26	8.87	9.30	8.90	8.80	8.20	8.60
Tier 1 risk-based capital	11.69	12.00	12.20	12.20	12.70	12.30	12.40
Total risk-based capital	12.69	13.15	13.40	13.40	13.90	13.60	13.60

Notes to Orrstown Financial Services, Inc. Selected Financial Data

(1)	All share and per share data has been restated to give retroactive effect to stock dividends and splits.

Selected Unaudited Pro Forma Combined Financial Data For Orrstown And First National (in thousands)

The following table shows information about the combined financial condition and results of operations of First National and Orrstown, including per share data, after giving effect to the merger and reorganization transaction. This information is called unaudited pro forma combined financial information in this document. The information under “Selected Combined Balance Sheet Items” in the table below assumes the merger was completed on September 30, 2005. The information under “Combined Income Statement” in the table below gives effect to the pro forma results for the twelve months ended December 31, 2004 and the nine months ended September 30, 2005, as if the merger had been completed on January 1, 2004 and January 1, 2005, respectively. This unaudited pro forma combined financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate of the financial information based on available financial information of Orrstown and First National. See “The Transaction—Accounting Treatment” on page 46.

The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of First National at their estimated fair values at or near September 30, 2005. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

The information presented below should be read together with the historical consolidated financial statements of Orrstown, including the related notes, filed with the Securities and Exchange Commission and together with the consolidated historical financial data for Orrstown and First National and First National’s historical financial statements and the other financial information, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” on page 68, “Unaudited Pro Forma Combined Financial Information” beginning on page 51 and “Index to First National’s Financial Statements” beginning on page F-1. The unaudited pro forma combined financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be realized in the future.

	At and for the Nine Months Ended September 30, 2005	For the Twelve Months Ended December 31, 2004
	(dollars in thousands, except per share data)
Pro forma condensed combined income statement data:
Total interest income	$28,198	$32,228
Total interest expense	8,625	9,529
Net interest income	19,573	22,699
Provision for loan losses	72	210
Net interest income after provision for loan losses	19,501	22,489
Other income	7,758	7,989
Other expense	15,414	18,306
Income before taxes	11,845	12,172
Income taxes	3,469	3,296
Net income	8,376	8,876

Pro forma earnings per share:
Basic	$1.37	$1.46
Diluted	1.32	1.42

Pro forma selected combined balance sheet data:
Investment securities	$117,819	$126,130
Total loans	510,986	458,370
Total assets	722,996	658,543
Total deposits	557,866	513,202
Borrowings and long-term debt	77,089	63,862
Stockholders’ equity	80,062	74,093

Comparative Unaudited Per Share Data

The following table shows information, at and for the periods indicated, about Orrstown’s and First National’s historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of Orrstown and First National using the purchase method of accounting. The unaudited pro forma equivalent data were obtained by multiplying the combined company pro forma information by the exchange ratio for each share of First National common stock.

You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports that Orrstown has filed with the Securities and Exchange Commission. Orrstown has incorporated its prior filings into this document by reference. For information on how to obtain the reports Orrstown has filed, please refer to the section entitled “Where You Can Find More Information” on page 68 of this document. You should not rely on the pro forma information as being indicative of the results that Orrstown will achieve in the transaction.

	At September 30, 2005	At December 31, 2004
Book value per share:
First National historical	$33.97	$32.83
Orrstown historical	10.19	9.15
Combined Company	13.09	12.18
First National pro forma equivalent	22.90	21.32

Tangible book value per share:
First National historical	$33.97	$32.83
Orrstown historical	9.83	8.89
Combined Company	9.59	8.68
First National pro forma equivalent	16.79	15.20

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004
Cash dividends declared per share:
First National historical	$1.32	$1.64
Orrstown historical	0.42	0.48
Combined Company	0.42	0.48
First National pro forma equivalent	0.74	0.83

Basic net income per share:
First National historical	$3.09	$3.94
Orrstown historical	1.39	1.45
Combined Company	1.37	1.46
First National pro forma equivalent	2.40	2.56

Diluted net income per share:
First National historical	$3.09	$3.94
Orrstown historical	1.33	1.40
Combined Company	1.32	1.42
First National pro forma equivalent	2.31	2.48

Recent Developments

First National’s management reported net income (unaudited) for First National of $1,417,000 or $3.54 per share for the twelve months ended December 31, 2005, compared to net income of $1,576,000 or $3.94 per share for the twelve months ended December 31, 2004.

For the three months ended December 31, 2005, First National realized net income (unaudited) of $181,000, or $0.45 per share, compared to net income of $375,000, or $0.94 per share, for the same period of 2004.

The decrease in First National’s net income for the quarter ended December 31, 2005 is primarily the result of losses related to First National’s determination to restructure its investment portfolio and certain costs associated with the termination of First National’s data processing agreement with Enterprise Technology Alliance, Inc. (“ETA”). Changes to the investment portfolio included the sale of approximately $3.6 million low yield government agency bonds at a loss of $125,347 and the write-down of below-investment grade GMAC bonds to their estimated year-end market value for a recognized loss of $19,672. Charges related to the termination of First National’s relationship with ETA included a $44,691 de-conversion fee and recognition of a $201,000 loss associated with the termination of First National’s 9.09% interest in ETA.

Excluding the one-time charges described above, First National’s operating income for the twelve months ended December 31, 2005 was $1,675,000, representing a 6.3% increase over 2004 income.

RISK FACTORS

An investment in Orrstown common stock in connection with the merger and reorganization transaction involves certain risks, including, among others, the risks described below. In addition to the other information contained in this document, you should carefully consider the following risk factors in deciding whether to vote for approval of the reorganization agreement.

RISK FACTORS RELATED TO THE TRANSACTION

Fluctuations in the market price of Orrstown common stock may cause the value of the stock portion of the merger consideration to decrease.

Upon completion of the merger transaction, your shares of First National common stock will be converted into 1.75 shares of Orrstown common stock and $22.20 in cash. The merger consideration is fixed and not subject to adjustment. Changes in Orrstown’s stock price may result from a variety of factors that are beyond the control of Orrstown, including, among other things, changes in Orrstown’s business, operations and prospects, regulatory considerations and general market and economic conditions. Therefore, the market value of the Orrstown common stock that you receive, and the aggregate value of the merger consideration, will fluctuate. The price of Orrstown common stock may vary from its price on the date of this document, the date of the First National special meeting, and the date of closing. You will not know at the time of the special meeting what the price of the Orrstown common stock will be on the date the transaction is completed.

You will have less influence as a shareholder of Orrstown than as a shareholder of First National.

As a First National shareholder, you currently have the right to vote in the election of the board of directors of First National and on certain other matters affecting First National. The amount of Orrstown common stock and cash you will receive for your shares of First National common stock will result in the transfer of control of First National to the shareholders of Orrstown. Although when the merger occurs you will become a shareholder of Orrstown, your percentage ownership of Orrstown will be significantly smaller than your percentage ownership of First National and you will no longer have the right to cumulate your votes for the election of directors. Because of this, you will have less influence on the management and policies of Orrstown than you now have on the management and policies of First National.

Orrstown may fail to realize all of the anticipated benefits of the transaction.

The success of the transaction will depend, in part, on Orrstown’s ability to realize the anticipated benefits and cost savings from integrating the business of First National with the business of Orrstown. If Orrstown is not able to achieve these objectives, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected.

First National and Orrstown have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of the ongoing businesses of Orrstown and/or First National, or inconsistencies in standards, controls, procedures and policies. The occurrence of any of the foregoing could adversely affect Orrstown’s ability to maintain relationships with the respective clients, customers, depositories and employees of Orrstown and First National and its ability to achieve the anticipated benefits of the merger. Integration efforts between the Orrstown and First National may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on each of First National and Orrstown during the transition period.

The reorganization agreement limits First National’s ability to pursue alternatives to the merger transaction with Orrstown.

The reorganization agreement contains “no shop” provisions that, subject to certain exceptions, limit First National’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the bank. Additionally, if the merger would fail to occur in certain circumstances that relate to a possible combination of First National with another acquiror, First National could be obligated to pay Orrstown $1,500,000 as a termination fee. See “The Transaction—Termination Fee” on page 43. These provisions may discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First National from considering or proposing an acquisition of First National even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First National than it might otherwise have proposed to pay.

First National’s executive officers and directors have financial interests in the transaction that are different from, or in addition to, the interests of First National shareholders.

Executive officers of First National negotiated the terms of the reorganization agreement with their counterparts at Orrstown, and First National’s board of directors unanimously approved the reorganization agreement and plan of merger and recommended that First National shareholders vote to approve the reorganization agreement and plan of merger. In considering these facts and the other information contained in this document, you should be aware that First National’s executive officers and directors have financial interests in the transaction that are different from, or in addition to, the interests of First National shareholders. For example, in connection with the closing, certain executive officers will enter into employment agreements with Orrstown and the surviving bank. These and other interests of First National directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder. Please see “The Transaction—Interests of Management and Others in the Transaction” beginning on page 44 for information about these financial interests.

RISK FACTORS RELATED TO ORRSTOWN’S BUSINESS

Changes in interest rates may have an adverse effect on Orrstown’s profitability.

Orrstown’s business is affected by fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, which regulates the national money supply in order to manage recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits.

Net interest income is the most significant component of Orrstown’s net income, accounting for approximately 73% of total revenues in 2004 and 71% of revenues in the first nine months of 2005. The narrowing of interest rate spreads (the difference between interest rates earned on loans and investments and interest rates paid on deposits and borrowings), would adversely affect Orrstown’s earnings and financial condition. Among other things, regional and local economic conditions as well as fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, may affect prevailing interest rates. Orrstown cannot predict or control changes in interest rates.

When short-term interest rates rise, Orrstown generally expects improvements in net interest income. However, a flat or declining interest rate environment would adversely impact Orrstown’s net interest income. In addition, increasing short-term rates tend to have a detrimental impact on mortgage loan origination volumes and related mortgage-banking income.

Changes in economic conditions and the composition of Orrstown’s loan portfolios could lead to higher loan charge-offs or an increase in Orrstown’s allowance for loan losses and may reduce Orrstown’s income.

Changes in national and regional economic conditions could impact the loan portfolios of Orrstown’s subsidiary bank(s). For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities Orrstown serves. Weakness in the market areas served by Orrstown could depress its earnings and consequently its financial condition because:

•	customers may not want or need Orrstown’s products or services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing Orrstown’s loans to borrowers may decline; and

•	the quality of Orrstown’s loan portfolio may decline.

Any of the later three scenarios could require Orrstown to “charge-off” a higher percentage of its loans and/or increase its provision for loan and lease losses, which would reduce its income.

In addition, the amount of Orrstown’s provision for loan losses and the percentage of loans it is required to “charge-off” may be impacted by the overall risk composition of the loan portfolio. While Orrstown believes that its allowance for loan losses as of December 31, 2004 and September 30, 2005 is sufficient to cover losses inherent in the loan portfolio on each of those dates, Orrstown cannot assure you that it will not be required in the future to increase its loan-loss provision or “charge-off” a higher percentage of loans due to changes in the risk characteristics of the loan portfolio resulting from the merger, which would thereby reduce its net income.

The competition Orrstown faces is increasing and may reduce Orrstown’s customer base and negatively impact Orrstown’s results of operations.

There is significant competition among commercial banks in the market areas served by Orrstown. In addition, as a result of the deregulation of the financial industry, Orrstown and First National also compete with other providers of financial services such as savings and loan associations, credit unions, consumer finance companies, securities firms, insurance companies, commercial finance and leasing companies, the mutual funds industry, full service brokerage firms and discount brokerage firms, some of which are subject to less extensive regulations than Orrstown is with respect to the products and services they provide. Some of Orrstown’s competitors, including certain super-regional and national bank holding companies that have made acquisitions in its market area, have greater resources than Orrstown has, and as such, may have higher lending limits and may offer other services not offered by Orrstown.

Orrstown also experiences competition from a variety of institutions outside its market areas. Some of these institutions conduct business primarily over the Internet and may thus be able to realize certain cost savings and offer products and services at more favorable rates and with greater convenience to the customer.

Competition may adversely affect the interest rates Orrstown pays on deposits and charges on loans, thereby potentially adversely affecting Orrstown’s profitability. Orrstown’s profitability depends upon its continued ability to successfully compete in the market areas it serves while achieving its investment objectives.

The supervision and regulation to which Orrstown is subject can be a competitive disadvantage.

Orrstown is a registered financial holding company, and each of Orrstown Bank and First National Bank is a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). As a result, Orrstown and its subsidiaries are subject to various regulations and examinations by various regulatory authorities. In general, statutes establish the corporate governance and permitted business activities for Orrstown, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, and capital adequacy requirements, requirements for anti-money laundering programs and other compliance matters, among other regulations. Orrstown is extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole. Compliance with these statutes and regulations is important to Orrstown’s ability to engage in new activities and to consummate additional acquisitions. In addition, Orrstown is subject to changes in federal and state tax laws as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Orrstown cannot predict whether any of these changes may adversely and materially affect it. Federal and state banking regulators also possess broad powers to take supervisory actions as they deem appropriate. These supervisory actions may result in higher capital requirements, higher insurance premiums and limitations on Orrstown’s activities that could have a material adverse effect on its business and profitability. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk, and compliance with such statutes increases Orrstown’s expense, require management’s attention and can be a disadvantage from a competitive standpoint with respect to unregulated competitors.

A CAUTION ABOUT FORWARD-LOOKING INFORMATION

This document and the documents incorporated by reference into this document contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of Orrstown and its subsidiaries, or the combined businesses of Orrstown and First National. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

•	regulatory approvals and clearances and other prerequisites or conditions to the merger may not be obtained, or may be received outside of expected time frames;

•	competitive pressures among depository and other financial institutions may increase significantly;

•	revenues may be lower than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the ability of the combined company to conduct its current and future operations;

•	costs or difficulties related to the integration of the businesses of Orrstown and First National may be greater than expected;

•	expected cost savings associated with the merger may not be fully realized or realized within the expected time frames;

•	deposit attrition, customer loss, or revenue loss following the merger may be greater than expected;

•	competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than Orrstown; and

•	adverse changes may occur in the securities markets or with respect to inflation.

This list is not exhaustive. Forward-looking statements speak only as of the date they are made. Orrstown and First National do not undertake to update forward-looking statements to reflect future circumstances or events. If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statement.

Further information on other factors that could affect the financial results of Orrstown after the merger is included in this document under “Risk Factors” beginning on page 14 and in Orrstown ‘s Securities and Exchange Commission filings incorporated by reference in this document.

THE SPECIAL MEETING

Date, Time And Place

First National will hold a special meeting of shareholders on                     , 2006 at         .m., local time, at its main office at Center Square, Newport, Pennsylvania.

Matters To Be Considered At The Special Meeting

At the special meeting, First National shareholders will consider and vote upon proposals to:

•	approve and adopt the reorganization agreement and plan of merger;

•	adjourn the meeting if more time is needed to solicit proxies; and

•	transact any other business that may properly be brought before the meeting.

Recommendation Of First National Board Of Directors

The First National board of directors unanimously approved the reorganization agreement, plan of merger and the related transactions and recommends a vote FOR approval and adoption of the reorganization agreement and plan of merger.

The matters to be considered at the First National special meeting are of great importance to First National shareholders. Therefore, we urge you to read and consider carefully the information in this document. We also urge you to complete, date, sign and return promptly the enclosed proxy card using the enclosed postage-paid envelope.

Shareholders Entitled to Vote

You are entitled to notice of and to vote at the First National special meeting if you were a holder of record of First National common stock at the close of business on                     , 2006, the record date established by the First National board of directors for the special meeting. As of the record date, there were              shares of First National common stock issued and outstanding, held by          holders of record. Each share entitles the holder to one vote. Shareholders may vote either in person or by proxy.

Quorum

To have a quorum at the First National special meeting, the holders of at least a majority of the issued and outstanding shares of First National common stock entitled to vote must be present either in person or by properly executed proxy. Proxies that are marked “abstain” will be counted as shares of common stock present for the purposes of determining the presence of a quorum.

Required Vote; Voting Agreements

Under the National Bank Act, shareholder approval and adoption of the reorganization agreement and the plan of merger requires the affirmative vote of at least two-thirds of the outstanding shares of common stock by the shareholders entitled to vote at the special meeting. If fewer shares of First National common stock voting in favor of the transaction are present in person or by proxy than are necessary to approve the reorganization agreement, we expect to adjourn or postpone the special meeting to allow additional time for obtaining additional votes or proxies. At any subsequent reconvening of the special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner as they would have been voted at the original convening of the special meeting. However, any proxies which have been properly revoked or withdrawn will not be voted.

The directors and executive officers of First National have agreed to vote all shares of First National common stock that they own or over which they exercise voting control for approval and adoption of the

reorganization agreement and the merger. As of                     , 2006, the record date for the special meeting, First National directors and executive officers and their affiliates had the right to vote an aggregate of             shares of First National common stock. This number amounts to approximately             % of the voting power of all outstanding shares on that date.

Voting By Proxy

All shares of First National common stock represented by properly executed proxy cards will be voted in accordance with the instructions indicated on those proxy cards, unless those proxies have been previously revoked. If you return a signed proxy card but fail to indicate how you want to vote, your shares of First National common stock will be voted FOR approval and adoption of the reorganization agreement and plan of merger and in favor of the adjournment proposal.

First National shareholders should not mail their common stock certificates with their proxy cards.

Abstentions; Broker Non-Votes

A properly executed proxy card marked “abstain” will not be voted on the approval and adoption of the reorganization agreement but will count toward determining whether a quorum is present. Because approval and adoption of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First National common stock entitled to vote, a vote to “abstain” will have the same effect as a vote against the reorganization agreement.

Broker-Held Shares

Brokers who hold shares of First National common stock in “street name” for the beneficial owners of those shares cannot vote those shares without specific instructions from the beneficial owners. Therefore, if you are the beneficial owner of shares of First National common stock held by a broker in “street name,” you should sign, date and return your proxy card to the broker in the envelope provided by the broker. If a broker indicates on the proxy card that it does not have discretionary authority as to shares of common stock to vote on a particular matter, those shares of common stock will be considered as present but shall not be voted with respect to that matter. Because approval and adoption of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First National common stock entitled to vote, if you abstain or, if your shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote against the reorganization agreement.

Changing Your Vote

If you give the proxy we are soliciting, you may revoke it at any time before it is exercised:

•	by giving written notice to The First National Bank of Newport, Center Square, Newport PA 17074, Attention: Jane L. Timothy, Secretary,

•	by signing and returning a later-dated proxy, or

•	by voting in person at the special meeting.

A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the First National special meeting without voting in person will not revoke an otherwise valid proxy.

Adjournment

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the reorganization agreement at the time of the special meeting, the reorganization agreement would not be able to be approved unless the meeting could be adjourned to a later date in order to permit further solicitation of proxies. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further proxy solicitations. No proxy voted against the proposal to approve the reorganization agreement will be voted in favor of any such adjournment or postponement.

Solicitation Of Proxies

First National will bear its own cost of solicitation of proxies. In addition to solicitation by mail, First National’s directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. First National will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

Dissenters’ Rights

First National shareholders have a right to dissent from the merger transaction and to obtain payment in cash of the fair value of their First National shares by complying with the requirements of Section 215a of the National Bank Act, a copy of which is included as Annex C to this document. See “The Transaction—Rights of Dissenting Shareholders” beginning on page 35.

THE TRANSACTION

The following information describes the material features of the proposed transaction. This description, however, is not a complete statement of all provisions of the reorganization agreement and related documents. A copy of the reorganization agreement, including its exhibits, is attached to this document as Annex A, and is incorporated by reference into this document. For a more complete description and understanding of the proposed transaction, we urge you to read the full text of the reorganization agreement carefully. We qualify the following discussion in its entirety by reference to the reorganization agreement.

General

The reorganization agreement provides, that, subject to the satisfaction or waiver of all conditions in the reorganization agreement, First National will merge with and into an interim national bank created by Orrstown. The surviving bank will be a wholly-owned subsidiary of Orrstown and will change its name to “The First National Bank of Newport.” Immediately following the merger, the board of directors and executive officers of First National will be the initial board of directors and executive officers of the surviving bank, except that Kenneth R. Shoemaker, President and Chief Executive Officer of Orrstown, will be appointed as an additional director of the surviving bank. The board of directors of the Orrstown holding company will be increased to include Peter C. Zimmerman, who is currently a director and President and Chief Executive Officer of First National.

In the transaction, each share of First National common stock will be converted into the right to receive 1.75 shares of Orrstown common stock and $22.20 in cash. The merger consideration is fixed and is not subject adjustment other than to prevent dilution in the event of a stock split, stock dividend or similar transaction with respect to Orrstown common stock.

We expect to complete the merger during the second quarter of 2006.

Background of the Merger

Through a series of strategic planning sessions over the last several years, the First National board of directors focused on its primary mission of providing quality financial services to the community and enhancing shareholder value. While not adopting a strategy to sell the bank, the board recognized that an opportunity to affiliate with the right partner would be one possible option toward accomplishing this mission.

In the course of deliberations, the board recognized as an important concern that deposit growth had become sluggish in recent years. The slowing of deposit inflows was felt to be most reflective of an improving stock market and rising interest rates, both of which would serve to attract funds away from the bank. Growth on both the loan and deposit sides, however, was also recognized to be limited by the slow growth of the local economy.

During several planning sessions in the summer of 2005, the topic considered by the board was the possibility of affiliating with other banks in the region, but the board concluded that this was not the direction that would best serve the goal of being part of a more robust growth area. Discussion centered on the need to expand First National’s market area outside of Perry County, particularly to the south, where there is a substantial and growing population and business base. Expansion into Cumberland County was discussed, but it was also understood that this was a very competitive environment where First National would be hindered by its relatively small size and lack of name recognition.

As these discussions continued, the board increasingly focused on potential growth opportunities in Cumberland County. This in turn led board members to develop a particular interest in Orrstown, which in the board’s view stood out with regard to growth, financial strength, and community orientation. At its September 21, 2005, executive session, the Board directed Peter C. Zimmerman, President and CEO, to informally inquire of his counterpart at Orrstown whether Orrstown had any intentions with regard to Perry County.

On September 30, Mr. Zimmerman met with Kenneth R. Shoemaker, President and CEO of Orrstown. Mr. Shoemaker indicated that Orrstown had often considered expanding into Perry County if the right opportunity presented itself. He further advised that Orrstown’s growth in Cumberland and Franklin Counties has been so strong that its priority has been to concentrate on the I-81 corridor. Nonetheless, Mr. Shoemaker stated that he wanted to explore with his Executive Committee the possibility of an acquisition transaction with First National.

On October 4 Messrs. Shoemaker and Zimmerman met again. In the discussion, Mr. Shoemaker reported authorization from his Executive Committee to have First National consider an exchange ratio of approximately 2.25 to 1, with a mix of about 75% stock and 25% cash. Orrstown would have no objection to, and would actually prefer, that First National maintain its separate charter for the foreseeable future, with Mr. Zimmerman remaining as CEO.

The First National board held an executive session on October 5 to receive an update from Mr. Zimmerman. He presented Orrstown’s financial statements to the board and noted a number of impressive statistics. Orrstown’s second quarter earnings were up about 35%, yielding a return on average assets of 1.90% and a return on average equity of nearly 20%. Orrstown has continually shown double digit asset growth and their stock, while now trading at 3.6 times book value, has traded as high as between 5 and 6 times book value.

Mr. Zimmerman noted that Orrstown’s tentative pricing reflected the cost savings that could be achieved by converting First National’s data processing to Orrstown’s system and by consolidating various back office and financial operations. The board expressed its desire to seriously explore an affiliation with Orrstown and authorized Mr. Zimmerman to do so. The board also directed Mr. Zimmerman to negotiate a higher stock exchange ratio, cash portion, or both.

Subsequent to its regular October 19 board meeting, First National went into executive session to hear a further update from Mr. Zimmerman. He reported that he had again met with Mr. Shoemaker and that both were excited about the possibility of an affiliation. Mr. Shoemaker had made the suggestion to have a meeting between the two banks’ Chairmen and Presidents to further explore this matter. The board authorized such a meeting, with the desire to have it scheduled prior to its next regular meeting.

On October 26, Messrs. Shoemaker and Zimmerman met with the respective Chairmen of their boards, Joel R. Zullinger and Lenus A. Haines. On this date Orrstown and First National entered into a confidentiality agreement. Mr. Shoemaker presented a set of detailed financial analyses that supported their offer, which had been enhanced with additional cash. The meeting included significant discussion regarding the cost savings and synergies that could be achieved by combining the banks’ operations. Both parties concluded that there were compelling reasons to further pursue the proposed transaction.

Mr. Zimmerman reported the results of that meeting to the First National board at its November 2 meeting. He led the board through the terms that had been presented at the October 26 meeting, equating to approximately 2.5 times book value and 21 times First National’s last 12 months’ earnings. The feeling was clearly expressed by several First National board members that these financial terms were very attractive and that an affiliation with Orrstown would provide the strategic fit that would benefit all of First National’s constituencies in the long run.

After discussion, Mr. Zimmerman was directed to seek representation by legal counsel and by financial advisors. He indicated a desire to utilize the services of McNees Wallace & Nurick LLC as counsel and to talk to several possible financial advisors. Subsequently, the firm of Boenning & Scattergood, Inc. was chosen because of its familiarity with the Pennsylvania community banking environment and its expertise on such matters.

On November 7, Mr. Zimmerman met with a representative of McNees Wallace & Nurick to ascertain its availability to be retained as legal counsel. It was noted that due diligence for both banks had been scheduled for November 10 and November 11. Discussion and negotiations between the parties and their respective counsel followed, and a draft of the reorganization agreement was distributed to the First National board at its November 16 meeting. Mr. Zimmerman reviewed all of the major aspects of the Agreement, including:

•	The terms of the proposed exchange ratios of stock and cash;

•	Conditions to closing the transaction;

•	Rights of the parties to terminate the reorganization agreement under certain circumstances;

•	The conditions under which First National would be required to pay Orrstown a termination fee in the event that the transaction did not close under certain circumstances;

•	The terms of severance for employees who might not continue employment with Orrstown following the transaction;

•	The terms of the employment agreements for Messrs. Amsler and Zimmerman; and

•	The terms of the voting agreements required from First National directors and affiliates.

At that meeting, several items were identified as not being acceptable as proposed. Mr. Zimmerman was directed to work with the attorneys to attempt to resolve all open issues. Subject to resolving these issues, it was agreed to hold a special board meeting with the board’s legal counsel and financial advisors on Monday, November 21.

The Orrstown board of directors met on November 18, 2005 at which time counsel to Orrstown reviewed the terms of the reorganization agreement and related documents with the board. After due consideration of the reorganization agreement and consultation with its advisors, the Orrstown board voted to approve the reorganization agreement and authorized Mr. Shoemaker to execute the reorganization agreement and related documents on behalf of Orrstown.

On November 21 the First National board met to consider and act on the reorganization agreement. Representatives of McNees Wallace & Nurick reviewed the terms and conditions of the reorganization agreement. A representative of Boenning & Scattergood reviewed the business terms of the transaction and delivered a written opinion that the consideration, as of November 21, was fair to the First National shareholders from a financial point of view. After extensive discussion and successful negotiation of two issues raised by the First National board, and in reliance upon the reports of its advisors, the First National board of directors unanimously approved the reorganization agreement.

The parties executed the reorganization agreement and related documents following the First National board meeting on November 21, 2005 and issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on November 22, 2005.

Reasons for the Merger: First National’s Board of Directors

At its meeting on November 21, 2005, the First National board of directors determined that the terms of the reorganization agreement were in the best interests of First National . In making this determination, the board concluded that the transaction with Orrstown presented the best long-term strategic fit for First National to continue to operate as part of an independent, community-focused banking company.

In the course of reaching its decision to approve the reorganization agreement, the First National board of directors consulted with Boenning & Scattergood, Inc., its financial advisor, and McNees Wallace & Nurick LLC, its legal counsel. The board considered, among other things, the factors described above and the following:

•	The terms of and transactions contemplated by the Agreement, the historical trading ranges for Orrstown common stock and the consideration to be received by First National shareholders in the transaction.

•	The opinion of Boenning that the consideration in the merger was fair to First National’s shareholders from a financial point of view.

•	The First National board’s assessment of Orrstown’s business growth prospects and current financial strength.

•	The alternatives of First National continuing as an independent community bank or combining with other potential merger partners versus the determination that the merger with Orrstown presented the best opportunity for maximizing shareholder value and serving the banking needs of the communities in which First National operates.

•	The expectation that First National shareholders would have the opportunity to continue to participate in the growth of the combined company and would also greatly benefit from the significantly greater liquidity of the trading market for Orrstown common stock.

•	Orrstown’s operating philosophy as a community oriented financial services company with a customer service focus, which is consistent with First National’s philosophy.

•	The effects of market pressures and First National’s limited economies of scale and growth opportunities on First National’s ability to prosper.

•	Orrstown’s agreement to maintain First National as a separate subsidiary of Orrstown Financial Services, Inc. for at least three years.

•	Orrstown’s agreement that one director from First National would be appointed to the Orrstown board of directors and that all current members of First National’s board of directors would continue as directors of First National for at least three years.

•	Orrstown’s agreement that First National employees who do not continue as Orrstown employees may be eligible to receive up to 26 weeks of severance pay, depending upon years of service with First National.

•	The determination that a business combination with Orrstown would extend First National’s lending capabilities and increase the range of financial products and services available to First National’s customers.

•	The economic vitality of the market areas served by Orrstown, and the opportunities presented by customer demand in those market areas.

•	The broad experience of Orrstown’s management team.

•	The expectation that the transaction will be tax deferred with regard to Orrstown common stock received by First National shareholders, noting that the receipt of cash could be taxable.

•	The factor that the termination fee provision in the reorganization agreement could have the effect of discouraging superior proposals for a business combination between First National and a third party.

The foregoing discussion of the information and factors considered by the First National board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the First National board. In reaching its determination to approve and recommend the transaction, the First National board based its recommendation on the totality of the information presented to it.

After deliberating with respect to the merger transaction with Orrstown, considering, among other things, the matters discussed above and the opinion of Boenning referred to above, the First National board of directors unanimously approved and adopted the reorganization agreement and the merger with Orrstown.

There can be no certainty that the benefits of the merger anticipated by the First National board will occur. Actual results may vary materially from those anticipated.

The foregoing discussion contains a number of forward-looking statements that reflect the current views of First National with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed under the section entitled “A Caution About Forward-Looking Information” on page 17 of this document. For more information on the factors that could affect actual results, see “Risk Factors” beginning on page 14.

Recommendation of First National’s Board of Directors

The First National board of directors has unanimously approved the reorganization agreement, and believes that the proposed merger is in the best interests of First National. Accordingly, the First National board of directors unanimously recommends that First National shareholders vote “FOR” approval of the reorganization agreement.

Opinion of First National’s Financial Advisor

Pursuant to an engagement letter dated as of November 10, 2005, as amended, First National retained Boenning to render a fairness opinion as to the merger consideration to the holders of First National common stock from a financial point of view in connection with First National’s consideration of a possible business combination with Orrstown. At the November 21, 2005 meeting at which First National’s board considered the merger agreement, Boenning rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of November 21, 2005, the merger consideration was fair to the holders of First National common stock from a financial point of view. Boenning has subsequently rendered a supplemental written opinion dated February     , 2006 for inclusion in this document. The opinion dated November 21, 2005 is referred to as the “November Opinion” and the opinion as of February     , 2006 as the “Proxy Opinion.”

The full text of Boenning’s Proxy Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this document, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the opinion of Boenning set forth below is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this document.

Boenning was selected to act as First National’s financial advisor in connection with the merger with Orrstown based upon its qualifications, expertise, reputation and experience. Boenning has knowledge of and experience with the Pennsylvania and surrounding banking markets, as well as banking organizations operating in those markets. Boenning, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, public offerings, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, First National and Orrstown. In the ordinary course of business, Boenning may actively trade the securities of First National and Orrstown for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities. Boenning serves as a market maker in Orrstown’s common stock.

On November 21, 2005, First National’s board of directors approved and executed the reorganization agreement. Prior to the approval, Boenning delivered its November Opinion to First National’s board stating that, as of such date, the merger consideration pursuant to the reorganization agreement was fair to the shareholders of First National from a financial point of view. Boenning reached the same opinion as of the date of its Proxy Opinion. The full text of the Proxy Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Annex B to this document.

No limitations were imposed by First National’s board of directors upon Boenning with respect to the investigations made or procedures followed by Boenning in rendering the November Opinion or the Proxy Opinion.

In arriving at its opinion, Boenning, among other things:

•	reviewed the reorganization agreement;

•	reviewed and analyzed the stock market performance of First National and Orrstown;

•	studied and analyzed the consolidated financial and operating data of First National and Orrstown;

•	considered the terms and conditions of the merger between First National and Orrstown as compared with the terms and conditions of bank, bank holding company, and financial holding company mergers and acquisitions which Boenning deemed comparable;

•	met and/or communicated with certain members of First National’s and Orrstown’s senior management to discuss their respective operations, historical financial statements, and future prospects;

•	reviewed a draft of this registration statement (in the case of the Proxy Opinion);

•	compared the financial performance of First National and Orrstown and the prices and trading activity of the stocks of First National and Orrstown with those of certain other publicly-traded banks, bank holding companies, and financial holding companies and their securities which Boenning deemed comparable;

•	discussed the strategic objectives of the merger and the plans for the combined company with senior executives of First National and Orrstown, including estimates of the cost savings and other synergies projected by Orrstown for the combined company;

•	participated in discussions and negotiations among representatives of First National and Orrstown and their advisors; and

•	conducted such other financial analyses, studies and investigations as it deemed appropriate.

In connection with rendering its November Opinion and Proxy Opinion, Boenning assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on Orrstown or First National that would have a material adverse effect on the contemplated benefits of the merger. Boenning also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Orrstown after the merger.

Boenning relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to First National’s and Orrstown’s financial forecasts and other information reviewed by Boenning in rendering its opinions, Boenning assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of First National and Orrstown as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Boenning did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of First National or Orrstown nor was it furnished with any such appraisal. Boenning also did not independently verify, and has relied on and assumed, that all allowances for loan and lease losses set forth in the balance sheets of First National and Orrstown were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Boenning did not review credit files of either First National or Orrstown.

The following is a summary of the material analyses prepared by Boenning and presented to First National’s board in connection with the November Opinion and analyzed by Boenning in connection with the November Opinion and the Proxy Opinion. In connection with delivering its Proxy Opinion, Boenning updated certain analyses described below to reflect current market conditions and events occurring since the date of the November Opinion. The reviews and updates led Boenning to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the November Opinion. Additionally, none of the analyses prepared by Boenning in connection with the issuance of the November Opinion or the Proxy Opinion failed to support Boenning’s conclusion that the merger consideration was fair to the holders of First National common stock from a financial point of view.

Summary of Transaction. Boenning calculated the implied pricing and valuation multiples based upon an implied offer price per share of $84.33 comprised of $22.20 in cash plus $62.13 in Orrstown common stock. The implied offer price of Orrstown common stock was derived by multiplying the exchange ratio of 1.75 by the last reported per share sale price of Orrstown common stock of $35.50 as of November 17, 2005.

Based on First National’s last twelve months net income for the period ended September 30, 2005 of $1.611 million, common shareholders’ equity of $13.589 million, common shareholders’ tangible equity of $13.589 million, and price per common share of $60.00 (the last reported per common share price of First National as of November 17, 2005, the key valuation statistics were as follows:

Aggregate Consideration	$33.73		million
Consideration Per Common Share	$84.33
Aggregate Consideration / Last Twelve Months Reported Net Income	20.9	x
Aggregate Consideration / Common Shareholders’ Equity	248.2%
Aggregate Consideration / Tangible Common Shareholders’ Equity	248.2%
Consideration Per Common Share / Market Price Per Common Share at Announcement	140.5%

Comparable Companies Analysis. Boenning compared selected publicly available financial, operating and stock market data for First National with those of a peer group in order to compare First National’s historical financial and operating performance with the peers and examine the merger consideration offered by Orrstown relative to the market valuations of the peers. The financial and operating data is as of June 30, 2005, or, if available, September 30, 2005, and the stock market data is as of November 17, 2005. The peers consisted of two groups: (i) a “Size & Geography” peer group comprised of banks with assets between $50 million and $200 million headquartered in Perry and surrounding Pennsylvania counties, and (ii) a “SEC Reporting” peer group comprised of those SEC reporting banks with assets between $95 million and $150 million headquartered in Mid-Atlantic region which have been established a minimum of 10 years.

The companies in the “Size & Geography” peer group were:

•	First Perry Bancorp, Inc., Marysville, PA;

•	Fleetwood Bank Corporation, Fleetwood, PA;

•	GNB Financial Services Inc., Gratz, PA;

•	Halifax National Bank, Halifax, PA;

•	JTNB Bancorp, Inc., Jim Thorpe, PA;

•	Mercersburg Financial Corporation, Mercersburg, PA; and

•	UNB Corporation, Mount Carmel, PA.

The companies in the “SEC Reporting” peer group were:

•	Brunswick Bancorp, New Brunswick, NJ;

•	Citizens Bancorp, Inc., Coudersport, PA;

•	First National Bank of Groton, Groton, NY;

•	Fulton Bancshares Corporation, McConnellsburg, PA;

•	GNB Financial Services Inc., Gratz, PA;

•	Old Line Bancshares, Inc., Waldorf, MD;

•	Stamford Bank Corporation, Stamford, NY; and

•	UNB Corporation, Mount Carmel, PA.

The results of these comparisons, based on June 30, 2005, or, if available, September 30, 2005, financial information and stock price data as of November 17, 2005, are set forth in the following table.

	First National	Size & Geography Median	SEC Reporting Median
	($ in Millions)
Assets	$123.2	$105.2	$115.8
Common Equity Capital / Assets	11.0%	10.5%	12.3%
Loans / Deposits	67.3%	72.7%	71.8%
Nonperforming Assets 1 / Assets	0.38%	0.29%	0.34%
Return on Average Assets	1.30%	0.92%	0.90%
Return on Average Common Equity	12.06%	7.54%	6.24%
Non-Interest Income / Average Assets	0.88%	0.51%	0.56%
Non-Interest Expense / Average Assets	2.71%	2.57%	3.03%
Efficiency Ratio [2]	62.40%	64.30%	65.50%
Net Interest Margin	3.86%	3.75%	3.67%
Four Year Average Results:
Return on Average Assets	1.25%	0.94%	0.87%
Return on Average Common Equity	12.21%	8.27%	6.04%
Efficiency Ratio [2]	59.70%	61.90%	67.10%
Net Interest Margin	3.96%	3.76%	3.72%
Compound Annual Growth Rate [3]:
Assets	4.3%	4.3%	2.8%
Loans	2.3%	3.9%	0.4%
Deposits	4.7%	3.4%	3.1%
Common Equity Market Capitalization	$24.0	$—	$17.6
Price / 52 Week High Price	92.3%	—	91.1%

	First National		Size & Geography Median	SEC Reporting Median
	($ in Millions)
Price to:
Book Value Per Common Share	176.6%		—	111.1%
Tangible Book Value Per Common Share	176.6%		—	111.5%
LTM [4] Earnings Per Common Share	15.0	x	—	19.1	x
LTM [4] Dividend Payout Ratio	44.1%		—	33.6%
Avg. Weekly Volume / Common Shares Outstanding	0.0%		—	0.3%

[1]	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.
[2]	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.
[3]	Reflects compound annual growth rate from fiscal year 2001 to most recent quarter.
[4]	LTM stands for the latest twelve months.

Boenning also compared selected publicly available financial, operating and stock market data for Orrstown with two peer groups: (i) a “Regional” peer group comprised of SEC reporting banks with assets between $450 million and $750 million headquartered in Pennsylvania and (ii) a “Performance” peer group comprised of SEC reporting banks with equity / assets between 8-10%, return on average assets greater than 1.2%, return on average equity greater than 15.5%, nonperforming assets as a percentage of assets less than 1%, compound annual loan growth of 8% or greater, and with assets between $400 million and $1 billion headquartered in the United States. This analysis was performed in order to compare Orrstown’s historical financial and operating performance with comparable institutions and to examine its market valuation relative to its peer group. The financial and operating data are as of June 30, 2005, or, if available, September 30, 2005, and the stock market data are as of November 17, 2005.

The companies in the “Regional” peer group were:

•	American Bank Incorporated, Allentown, PA;

•	Bryn Mawr Bank Corporation, Bryn Mawr, PA;

•	Citizens Financial Services, Inc., Mansfield, PA;

•	CNB Financial Corporation, Clearfield, PA;

•	Comm Bancorp, Incorporated, Clarks Summit, PA;

•	DNB Financial Corporation, Downington, PA;

•	Ephrata National Bank, Ephrata, PA;

•	Fidelity D&D Bancorp, Inc., Dunmore, PA;

•	First Keystone Corporation, Berwick, PA;

•	First National Bancorp, Incorporated, Newtown, PA;

•	Franklin Financial Services Corporation, Chambersburg, PA;

•	IBT Bancorp, Inc., Irwin, PA;

•	Penns Woods Bancorp, Inc., Williamsport, PA;

•	Penseco Financial Services Corporation, Scranton, PA;

•	PSB Bancorp, Inc., Philadelphia, PA; and

•	QNB Corp., Quakertown, PA.

The companies in the “Performance” peer group were:

•	Business Bank Corporation, Las Vegas, NV;

•	BWC Financial Corp., Walnut Creek, CA;

•	Columbia Bancorp, The Dalles, OR;

•	Community Bank & Trust Company, Wolfeboro, NH;

•	First Northern Community Bancorp, Dixon, CA;

•	First South Bancorp, Inc., Washington, NC; and

•	Pacific Continental Corporation, Eugene, OR.

The results of these comparisons, based on June 30, 2005, or, if available, September 30, 2005, financial information and stock price data as of November 17, 2005, are set forth in the following table.

Orrstown	Regional Median	Performance Median
($ in Millions)
Assets	$581.2	$565.8	$574.1
Common Equity Capital / Assets	9.5%	9.2%	8.9%
Loans / Deposits	96.9%	81.2%	91.2%
Nonperforming Assets 1 / Assets	0.40%	0.36%	0.23%
Return on Average Assets	1.79%	0.99%	1.69%
Return on Average Common Equity	18.65%	10.65%	17.46%
Non-Interest Income / Average Assets	1.63%	0.85%	0.85%
Non-Interest Expense / Average Assets	3.11%	2.77%	3.20%
Efficiency Ratio [2]	53.10%	61.20%	55.40%
Net Interest Margin	4.47%	3.74%	5.44%
Four Year Average Results:
Return on Average Assets	1.62%	1.11%	1.53%
Return on Average Common Equity	17.47%	11.92%	15.37%
Efficiency Ratio [2]	54.40%	61.30%	55.80%
Net Interest Margin	4.33%	3.84%	5.34%
Compound Annual Growth Rate [3]:
Assets	9.2%	4.8%	8.5%
Loans	11.9%	5.2%	11.3%
Deposits	10.0%	3.9%	9.0%
Common Equity Market Capitalization	$192.6	$87.8	$140.3
Price / 52 Week High Price	74.5%	87.3%	95.0%
Price to:
Book Value Per Common Share	348.4%	163.0%	265.8%
Tangible Book Value Per Common Share	361.2%	171.7%	274.3%
LTM [4] Earnings Per Common Share	20.8	x	15.8	x	17.7	x
LTM [4] Dividend Payout Ratio	32.0%	46.7%	23.8%
Avg. Weekly Volume / Common Shares Outstanding	0.1%	0.2%	0.3%

[1]	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.
[2]	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.
[3]	Reflects compound annual growth rate from fiscal year 2001 to most recent quarter.
[4]	LTM stands for latest twelve months.

No company, however, used in this analysis is identical to First National, Orrstown or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Discounted Dividend Analysis. Using a discounted dividend analysis, Boenning estimated the present value of the future cash flows that would accrue to a holder of a share of First National common stock over a five-year period. This analysis was performed in order to compare the merger consideration offered by Orrstown to a range of estimated implied values for First National common stock based on projected future cash flows. This stand-alone analysis was based on several assumptions, including a range of price to earnings multiples of 13.0x to 17.0x to First National’s terminal year common earnings per share, a range of earnings per share (EPS) growth rates based upon First National management’s five year projected earnings per share growth rate of 0.0% to 10.0%, and First National’s current common stock cash dividend payout ratio of 43.2%. The range of multiples applied to First National’s estimated five-year earnings per share value reflected a variety of scenarios regarding the growth and profitability prospects of First National and valuation for banking securities in general. The terminal values and projected annual cash dividends were then discounted to present value using a discount rate of 12.2%. This discount rate was used in order to reflect an expected rate of return required by holders or prospective buyers of First National’s common stock. The analysis indicated that, based upon the aforementioned assumptions, the per common share of the present value of First National’s common stock, on a stand-alone basis, ranged from $35.69 – $63.84 with a median value of $48.13. The table below summarizes the results under different assumption scenarios.

	Terminal Multiple
	13.0x	14.0x	15.0x	16.0x	17.0x
EPS Growth Rate (%)
0.0	$35.69	$37.96	$40.22	$42.49	$44.76
2.5	39.03	41.53	44.04	46.54	49.04
5.0	42.62	45.37	48.13	50.88	53.63
7.5	46.46	49.49	52.51	55.54	58.56
10.0	50.58	53.89	57.21	60.53	63.84

In connection with the discounted dividend analysis performed, Boenning considered and discussed with First National’s board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Boenning noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

Comparable Transactions Analysis. Boenning also compared the per share values to First National common shareholders implied by the exchange ratio offered by Orrstown of latest twelve months’ earnings, book value, tangible book value, assets and deposits with the price per common share implied by the multiples paid in recent acquisitions of banks, bank holding companies, and financial holding companies that Boenning deemed comparable. The transactions deemed comparable by Boenning included both interstate and intrastate bank, bank holding company, and financial holding company acquisitions announced after January 1, 2005, in which the selling institution’s assets were between $85 million and $175 million as of the most recent period publicly available prior to announcement. Boenning compared this “national group” as a whole as well as certain of its subgroups, including a regional group, a performance group, and a recent group, with the First National /Orrstown transaction. The “regional group” included transactions involving banks, bank holding companies, and financial holding companies in which the acquired company was located in the Mid-Atlantic region and Ohio. The “performance group” included transactions involving banks, bank holding companies, and financial holding companies which had a return on average common equity between 10.0% and 14.0%. In addition to the national, regional, and performance groups, Boenning also compared “recent” transactions that were announced after October 1, 2005. The financial and operating results of these comparisons are set forth in the following table.

	Orrstown/ First National	National Median	Regional Median	Performance Median	Recent Median
Number of Transactions	N/A	45	4	7	7
Seller Information:
Assets	$123.2	$141.8	$119.1	$147.1	$143.7
Common Equity Capital / Assets	11.0%	9.4%	9.9%	10.0%	9.4%
LTM [1] Return on Average Assets	1.30%	0.91%	0.22%	1.05%	1.06%
LTM [1] Return on Average Common Equity	12.06%	8.97%	2.47%	11.12%	7.81%
NPAs 2 / Assets	0.37%	0.36%	0.56%	0.35%	0.34%

[1]	LTM stands for latest twelve months.
[2]	Defined as total nonaccrual loans and other real estate owned.

Boenning also compared the ratios that the implied transaction value represented to First National’s book value, tangible book value, net income, deposits, and assets (based on Orrstown’s closing market price of $35.50 as of November 17, 2005) to the median transaction ratio results derived from the comparable transaction peer groups. In addition, Boenning applied the peer groups’ transaction ratio results to First National’s book value per share, tangible book value per share, earnings per share, deposits per share and assets per share. This was performed in order to compare, on a per share basis, the implied transaction value of $84.33 (based on Orrstown’s closing market price of $35.50 as of November 17, 2005) to the comparable transaction peer groups. The results of these comparisons are set forth in the following table.

	Orrstown/ First National		National Median		Regional Median		Performance Median		Recent Median
Transaction Value to
Book Value	248.2%		225.4%		211.1%		258.9%		187.1%
Tangible Book Value	248.2%		240.3%		211.1%		258.9%		187.1%
LTM [1] EPS	20.9	x	23.8	x	33.6	x	22.7	x	23.8	x
Deposits	31.8%		25.3%		21.8%		24.4%		22.3%
Assets	27.4%		22.3%		19.7%		22.2%		19.9%
Implied Per Share Values Based on Ratios Above:
Book Value	$84.33		$76.56		$71.71		$87.97		$63.55
Tangible Book Value	84.33		81.65		71.71		87.97		63.55
LTM [1] EPS	84.33		95.98		135.47		91.52		95.97
Deposits	84.33		67.08		57.68		64.59		59.15
Assets	84.33		68.63		60.67		68.45		61.23

[1]	LTM stands for latest twelve months.
[2]	Defined as total nonaccrual loans and other real estate owned.

No company or transaction, however, used in this analysis is identical to First National, Orrstown or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Contribution Analysis. Boenning analyzed the contribution that First National and Orrstown would have made to the combined company’s assets, loans, deposits and equity as of September 30, 2005. In addition, Boenning analyzed the contribution First National and Orrstown would have made to the combined company’s estimated net income for the projected first full year of combined operations. This analysis was conducted in order to compare the amount of these categories First National is contributing to the pro forma entity versus the proportionate amount of value its shareholders are receiving. Boenning has not expressed any opinion as to the actual value of Orrstown common stock when issued in the merger or the price at which Orrstown common stock will trade after the merger. The analysis indicated the following information as September 30, 2005 and the first full projected year of combined operations:

	Orrstown	First National
Contribution of:
Assets	83%	17%
Common Equity	80%	20%
Loans	86%	14%
Deposits	81%	19%
Net Income [1]	88%	12%
Market Value [2]	86%	14%

[1]	Reflects estimated results prior to any potential synergies.
[2]	Market value consists of total cash consideration and the implied value of stock consideration to be received by First National based on Orrstown’s closing price on November 17, 2005.

Hurdle Rate Analysis. Using a range of discount rates and a range of terminal price to earnings per common share multiples, Boenning estimated a range of compound annual earnings per common share growth rates required over a five year period for First National to obtain an implied per common share standalone market price comparable to the value implied by the merger consideration offered by Orrstown on a present value basis. This analysis was performed in order to examine the required earnings per common share growth rates that would be required to offer shareholders similar value to that implied by the merger consideration. Boenning calculated a range of future values of the per common share implied value of the Orrstown transaction over a five-year period based on a range of discount rates from 5.0% to 15.0%. The range of discount rates reflected the expected rate of return required by holders or prospective buyers of First National common stock. Using a range of price to earnings per common share multiples of 12.5x to 17.5x to reflect the growth and profitability prospects of First National as well as general market valuations for comparable banking companies, Boenning calculated First National’s potential earnings per common share at the end of five years by dividing the price to common earnings per share multiples into the range of future values. The annual growth rate was calculated based on the potential earnings per common share values at the end of five years and First National’s fully diluted earnings per common share value of $4.03 for the twelve months ended September 30, 2005. Boenning then compared the resulting earnings growth rates with First National’s historical and estimated future earnings per common share growth rates.

In connection with the hurdle rate analysis performed, Boenning considered and discussed with First National’s board how the analysis would be affected by changes in the underlying assumptions, including variations with respect to the range of discount rates and price per common share earnings multiples used. The table below summarizes the results under different assumption scenarios.

	Discount Rate
Terminal Multiple	5.0%	12.2%	15.0%
12.5x	18.3%	25.9%	28.8%
13.5x	16.5%	23.9%	26.9%
15.0x	14.1%	21.4%	24.2%
16.5x	11.9%	19.1%	21.9%
17.5x	10.6%	17.7%	20.4%

In connection with rendering its November Opinion and Proxy Opinion, Boenning performed what it deemed were the material financial analyses. Although the evaluation of the fairness, from a financial point of view, of the merger consideration in the Merger was to some extent a subjective one based on the experience and judgment of Boenning and not merely the result of mathematical analysis of financial data, Boenning principally relied on the previously discussed financial valuation methodologies in its determinations. Boenning believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Boenning without considering all such analyses and factors could create an incomplete view of the process underlying Boenning’s opinion. In its analyses, Boenning made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond First National’s and Orrstown’s control. Any estimates contained in Boenning’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

In reaching its opinion as to fairness, none of the analyses or factors considered by Boenning was assigned any particular weighting by Boenning. As a result of its consideration of the aggregate of all factors present and analyses performed, Boenning reached the conclusion, and opined, that the merger consideration pursuant to the merger agreement was fair to the shareholders of First National from a financial point of view.

Boenning’s Proxy Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Proxy Opinion was delivered; events occurring after the date of its Proxy Opinion could materially affect the assumptions used in preparing its Proxy Opinion. Boenning has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date of the Proxy Opinion.

The full text of the Boenning Proxy Opinion, dated as of                      , 2006 which sets forth assumptions made and matters considered, is attached as Annex B to this document. First National’s shareholders are urged to read the Proxy Opinion in its entirety. Boenning’s Proxy Opinion is directed only to the merger consideration pursuant to the reorganization agreement from a financial point of view, is for the information of the board of directors of First National, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of First National common stock as to how such holder should vote at the First National special shareholders’ meeting.

The foregoing provides only a summary of the analyses performed in the Proxy Opinion of Boenning and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Annex B to this document.

Compensation of Boenning & Scattergood

First National and Boenning entered into an agreement relating to the services to be provided by Boenning in connection with the merger. First National agreed to pay Boenning a fee of $5,000 upon execution of the engagement agreement. In addition, First National agreed to pay Boenning a fee equal to $45,000 for rendering its November Opinion and Proxy Opinion. Pursuant to the Boenning engagement agreement, as amended, First National also agreed to reimburse Boenning for reasonable out-of-pocket expenses incurred in connection with its retention and to indemnify it against certain liabilities.

Reasons For The Transaction: Orrstown’s Board of Directors

Orrstown’s acquisition strategy consists of identifying financial institutions with business philosophies similar to those of Orrstown, which operate in markets that are geographically compatible with Orrstown’s operations and which can be acquired at an acceptable cost.

In connection with its approval of the transaction with First National, Orrstown’s board of directors reviewed the terms of the proposed reorganization agreement and its potential impact on Orrstown. In reaching its decision to approve the reorganization agreement, Orrstown’s board of directors, with the assistance of management and Orrstown’s advisors, considered the following factors:

•	The acquisition of First National represents an attractive opportunity for Orrstown to expand the geographic market area currently served by Orrstown Bank in Cumberland and Franklin Counties, Pennsylvania, into the contiguous market of Perry County.

•	Its familiarity with First National’s management team and employees, particularly its President, Peter C. Zimmerman, who have the leadership and talent to ensure the continuation of Orrstown’s tradition of strong performance community offices.

•	First National’s customer service-oriented emphasis with local decision-making ability and a clear focus on the community, which are consistent with Orrstown’s business approach.

•	Its understanding of the business, operations, financial condition, earnings and prospects of each of Orrstown and First National.

•	Its understanding of the historical and current pro forma financial performance and condition, business operations, capital levels and asset quality of First National.

•	A review of comparable transactions, including a comparison of the price being paid in the transaction with the prices paid in other comparable financial institution acquisitions, expressed as, among other things, multiples of book value and earnings.

•	Its understanding that the transaction should be accretive to Orrstown’s earnings within a year.

•	Perceived opportunities to increase the combined company’s commercial lending, and to reduce the combined company’s operating expenses, following the transaction.

•	The structure of the merger consideration and the financial and other terms of the transaction, including the fixed stock and fixed cash components.

•	Its understanding of the likelihood that the regulatory approvals needed to complete the transaction would be obtained.

•	Its review of the terms of the reorganization agreement with Orrstown’s legal advisors.

This discussion of factors considered by Orrstown’s board of directors is not intended to be exhaustive, but includes all material factors considered. In approving the reorganization agreement and related transactions, Orrstown’s board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Orrstown’s board of directors based its decision on the totality of information presented to it. In addition, individual members of the Orrstown board may have given differing weight or priority to different factors.

Orrstown’s board of directors also considered potential risks associated with the transaction, including (1) the challenges of integrating First National’s businesses, operations and workforce with those of Orrstown, (2) the conversion of First National’s systems into Orrstown’s systems, (3) the need to obtain First National shareholder and regulatory approval in order to complete the transaction, (4) the risks associated with achieving anticipated cost savings, potential revenue enhancements and other potential financial benefits as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels, and (5) the risk that the final purchase price allocation based on the fair value of acquired assets at acquisition date and related adjustments to yield and/or amortization schedules of acquired assets and liabilities may be materially different than those assumed.

The foregoing discussion contains a number of forward-looking statements that reflect the current views of Orrstown with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed under the section entitled “A Caution About Forward-Looking Information” on page 17 of this document. For more information on the factors that could affect actual results, see “Risk Factors” beginning on page 14.

Effects Of The Merger

Upon completion of the transaction, First National will be merged with and into an interim national bank organized by Orrstown in order to facilitate the acquisition of First National and the separate legal existence of First National will cease. All property, rights, powers, duties, obligations, debts and liabilities of First National will automatically be deemed transferred to the interim bank, as the surviving institution in the merger. The interim bank will change its name to “The First National Bank of Newport” and will operate as a separate wholly-owned bank subsidiary of Orrstown, managed under the direction of the current First National board of directors, with the addition of Kenneth R. Shoemaker, President of Orrstown.

What You Will Receive

Each share of First National common stock that you hold at the time of the merger will automatically be converted into the right to receive 1.75 shares of Orrstown common stock and $22.20 in cash. The reorganization agreement does not provide for any adjustment in the common stock exchange ratio or the cash consideration. Cash will also be paid in lieu of issuing any Orrstown fractional shares in an amount equal to the product of the fractional share amount multiplied by the average daily high bid and low offer quotations for Orrstown common stock over the 60 trading days ending on and including the fifth trading day prior to completion of the merger. First National shareholders who have properly exercised dissenters’ rights under the National Bank Act will have the right to receive the consideration provided by law.

Effective Date

The merger transaction will take effect when all conditions, including obtaining shareholder and regulatory approval, have been satisfied or waived, or as soon as practicable thereafter as Orrstown and First National may mutually select. Regulatory approval cannot be waived. We presently expect closing on the transaction to occur during the second quarter of 2006. See “The Transaction—Conditions to the Merger” and “The Transaction—Regulatory Approvals,” beginning on pages 40 and 41, respectively.

Rights of Dissenting Shareholders

Under Section 215a of the National Bank Act in Title 12 of the United States Code, any First National shareholder has the right to dissent from the merger and to receive payment for the “fair value” of all of his, her or its shares, determined as provided below, if the merger is completed.

The discussion below describes the steps that you must take if you want to exercise your dissenters’ rights. You must take each step in the indicated order and in strict compliance with Section 215a in order to keep your dissenters’ rights. If you fail to follow these steps, you will lose your dissenters’ rights and you will receive the same consideration for each of your shares of First National common stock as the First National shareholders who do not exercise dissenters’ rights. Therefore, if you are contemplating exercising your dissenters’ rights, we urge you to read carefully the provisions of Section 215a, a copy of which is attached to this document and prospectus as Annex C. This summary is qualified in its entirety by the full text of Annex C.

If you wish to dissent, you must:

•	vote all of your shares of First National common stock against the merger; OR deliver to First National, prior to or at the meeting at which the vote on the reorganization agreement is taken, a written notice that you dissent from the merger; and

•	if the merger is completed, deliver to Orrstown, at any time prior to 30 days after the completion of the merger, a written request for the payment of the “fair value” of your shares, accompanied by the surrender of your stock certificate(s).

In order to be entitled to exercise dissenters’ rights, you must vote “AGAINST” the merger or give notice in writing at or prior to the special meeting that you dissent. Thus, if you execute and return a proxy card you must specify that your shares are to be voted “AGAINST” the merger. If you return a signed proxy card without voting instructions or with instructions to vote “FOR” approval of the reorganization agreement and the merger, your shares will automatically be voted in favor of the reorganization agreement and the merger and you will lose any dissenters’ rights, unless you revoke your proxy as described elsewhere in this document. Failure to vote against the merger will not constitute a waiver of dissenters’ rights if you give notice in writing at or prior to the special meeting that you dissent. Finally, if you wish to dissent, you must dissent as to all of the shares of First National common stock that you own.

Any filing of a written notice of intent to dissent with respect to the proposed merger should be sent to: Jane L. Timothy, Secretary, The First National Bank of Newport, Center Square, Newport, PA 17074. Any written request for payment of the value of your shares should be sent to: Bradley S. Everly, Chief Financial Officer, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, PA 17257.

A vote against the reorganization agreement and the merger or written notice of your dissent prior to the merger will not, by itself, satisfy the requirements of Section 215a. If you wish to dissent from the proposed merger, you must separately comply with each of the applicable steps listed above.

If the merger is completed, Orrstown will provide to each shareholder who timely submitted a written notice of dissent, or who voted against the merger at the annual meeting, a dissenters’ notice that states the date of the completion of the merger, together with a letter of transmittal for use in submitting stock certificates to Orrstown for payment.

For the purpose of determining the amount to be received in connection with the exercise of dissenters’ rights, Section 215a provides that the value of a dissenting First National shareholder’s common stock must be determined as of the effective date of the merger by an appraisal made by a committee of three persons. The members of this committee will consist of:

•	one person selected by the holders of a majority of the shares of First National common stock held by the dissenting shareholders;

•	one person selected by the board of directors of Orrstown; and

•	one person selected by the other two appraisers.

The valuation agreed upon by two of the three appraisers will govern. If the appraised value presented by the committee of appraisers is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may appeal the appraisal to the Office of the Comptroller of the Currency within five days after notification of the appraised value. The Office of the Comptroller of the Currency will then conduct a reappraisal, and that reappraisal will be final and binding as to that shareholder. If, within ninety days after completion of the merger, for any reason, one or more of the appraisers are not selected or the appraisers fail to determine the value of the shares, the Office of the Comptroller of the Currency will, upon the written request of any interested party, cause an appraisal to be made which will be the final appraisal and binding on all parties. The expenses of the Office of the Comptroller of the Currency in conducting an appraisal will be paid by Orrstown.

The value of the shares of First National common stock, as so determined, will be paid promptly to the dissenting shareholders.

The shares of Orrstown stock that would have been delivered to the dissenting shareholder will be sold at an advertised public auction. If the shares are sold for a price greater than the amount paid to the dissenting shareholder, the excess of such sale price shall be paid to the dissenting shareholder.

Any First National shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights. Failure to comply strictly with all of the procedures set forth in Section 215a may result in the loss of statutory dissenters’ rights.

Representations and Warranties

The reorganization agreement contains customary representations and warranties relating to, among other things:

•	Organization of Orrstown and First National.

•	Capital structures of Orrstown and First National.

•	Due authorization, execution, delivery, performance and enforceability of the reorganization agreement.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Consistency of financial statements with accounting principles generally accepted in the United States.

•	Absence of material adverse changes, since September 30, 2005, in the assets, financial condition, results of operations, or prospects of First National and Orrstown.

•	Filing of tax returns and payment of taxes.

•	Absence of undisclosed material pending or threatened litigation.

•	Compliance with applicable laws and regulations.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of undisclosed brokers’ or finders’ fees.

•	Absence of material environmental violations, actions or liabilities.

•	Accuracy of information supplied by Orrstown and First National for inclusion in the registration statement, filed under the Securities Act of 1933, in connection with the issuance of Orrstown common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

•	Documents filed by Orrstown with the Securities and Exchange Commission and the accuracy of information contained therein.

•	Validity and binding nature of loans reflected as assets in the financial statements of First National.

Conduct of Business Pending the Merger Transaction

In the reorganization agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

In addition, First National agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required or permitted by the reorganization agreement or consented to by Orrstown. First National also agreed in the reorganization agreement that it will not, without the written consent of Orrstown:

•	Change its articles of association or bylaws.

•	Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock.

•	Declare, set aside or pay any dividend or other distribution in respect of its capital stock except as otherwise specifically set forth in the reorganization agreement (See “The Transaction—Dividends” on page 40).

•	Grant any severance or termination pay, except in accordance with policies or agreements in effect on November 21, 2005; or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement.

•	Grant any job promotions except in accordance with past practice.

•	Grant any pay increase or pay any bonus except for: (1) routine periodic increases, merit pay increases and pay raises in connection with promotions, all in accordance with past practice, provided that the pay increases and raises shall not exceed 4.5% of the total First National salary expense for 2005; (2) annual bonuses and discretionary cash awards in the ordinary course, determined consistently with past practice and not to exceed $75,700; and (3) other discretionary bonuses and discretionary contributions to First National benefit plans as mutually agreed by Orrstown and First National.

•	Sell or lease all or any substantial portion of the assets or business of First National, enter into any acquisition, purchase and assumption transaction or any similar transaction.

•	Dispose of or encumber any assets or incur any debt having a book or market value (whichever is greater) in excess of $50,000, unless permitted by the reorganization agreement.

•	Take any action that would result in any condition to closing not being satisfied, except as may be required by applicable law.

•	Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which First National is a party, other than in the ordinary course of business, consistent with past practice.

•	Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States.

•	Implement any new employee benefit or welfare plan, or amend any plans, except as required by law.

•	Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

•	Enter into, renew, extend or modify any transaction with any affiliate of First National, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

•	Enter into any interest rate swap, floor or cap or similar arrangement.

•	Take any action that would give rise to a right of payment to any person under any employment agreement, except for contractually required compensation.

•	Purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc.

•	Make any new loan or credit facility commitment to any borrower in excess of $1,000,000 in the aggregate, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $1,000,000.

•	Except as already disclosed to Orrstown, make any capital expenditure of $25,000 or more or undertake or enter into any lease, contract or other commitment, involving a payment by First National of more than $50,000 annually.

•	Agree to do any of the foregoing.

First National also agreed in the reorganization agreement, among other things:

•	To permit Orrstown, if Orrstown elects to do so at its own expense, to cause a “phase I environmental audit” to be performed at any physical site owned or occupied by First National.

•	To submit the reorganization agreement and merger to its shareholders for approval at a meeting to be held as soon as practicable, with an approval recommendation by its board of directors.

•	To permit a representative of Orrstown reasonably acceptable to First National to attend committee meetings of the management of First National.

•	To modify or change its accrual and reserve policies and practices as may be necessary to conform the accounting reserve practices and methods of First National to those of Orrstown.

We jointly agreed, among other things:

•	To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

•	Subject to the terms of the reorganization agreement, to take all actions necessary to complete the transactions contemplated by the reorganization agreement.

•	To maintain adequate insurance.

•	To maintain accurate books and records.

•	To file all tax returns and pay all taxes when due.

•	To deliver to each other monthly and quarterly financial statements.

•	To deliver to each other all documents that may be filed with the SEC under the Securities Exchange Act of 1934 or with banking or regulatory authorities.

•	To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

No Solicitation of Other Transactions

First National has agreed that it will not, and will not allow others under its control to, directly or indirectly:

•	Initiate, solicit, encourage or take any other action to facilitate, any inquiries relating to, or the making of any acquisition proposal by a third party that relates to a merger, consolidation or acquisition of First National, acquisition of all or substantially all of the assets of First National or acquisition of ownership or voting power over 5% or more of the outstanding common stock of First National or any of its subsidiaries;

•	Enter into or maintain or continue discussions or negotiate with a third party regarding any acquisition proposal or inquiry described above; or

•	Agree to or endorse any acquisition proposal or inquiry described above;

provided that the First National board is not be prohibited from reviewing and considering any unsolicited proposal or discussing the terms and negotiating with the person making an unsolicited proposal if it has determined in its good faith judgment, after receipt of written advice from its legal counsel, that failure to do so would violate the First National directors’ fiduciary duties. First National has also agreed to notify Orrstown promptly if any acquisition proposal or inquiry described above is received by First National from any third party.

For a discussion of circumstances under which certain actions relating to a possible change in control involving First National could result in First National being required to pay to Orrstown a termination fee of $1,500,000, see “The Transaction—Termination Fee,” on page 43.

Dividends

The reorganization agreement permits First National to pay a regular quarterly cash dividend in an amount not to exceed $.45 per share of First National common stock outstanding in the ordinary cause of business and consistent with past practice. Orrstown expects that after completion of the merger, subject to approval and declaration by its board, it will continue to declare regular quarterly cash dividends on the shares of its common stock consistent with past practices. Orrstown has also agreed that, subject to future earnings, financial condition and capital needs of Orrstown and its subsidiaries and applicable regulatory restrictions, it shall, on or before March 31, 2006, amend Orrstown’s dividend payout policy to increase the annual cash dividend rate from $.60 per share to $.80 per share of Orrstown common stock.

Conditions to the Merger

Our obligations to complete the transaction are subject to various conditions, including the following:

•	The reorganization agreement and merger shall have been duly approved by the First National shareholders.

•	All necessary governmental approvals for the merger transaction shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See “The Transaction—Regulatory Approvals,” at page 41.

•	There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the reorganization agreement.

•	We shall each have received the opinion of Rhoads & Sinon LLP that, among other things, the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and any gain realized in the merger will be recognized only to the extent of cash or other property (other than Orrstown common stock) received, including cash received in lieu of fractional share interests. See “The Transaction—Material Federal Income Tax Consequences,” at page 47.

•	No materially adverse change shall have occurred in the assets, in business, financial condition or results of operation of First National or Orrstown.

In addition to the foregoing, our obligations to complete the transaction are each conditioned on:

•	The accuracy in all material respects, as of November 21, 2005, and as of the effective date of the merger, of the representations and warranties of the other party, except as to any representation or warranty that specially relates to an earlier date and except as otherwise contemplated by the reorganization agreement.

•	The other party’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

•	The execution of employment agreements by Orrstown and the surviving bank subsidiary with each of Peter C. Zimmerman and Michael D. Amsler. See “The Transaction—Interest of Management and Others in the Merger-Executive Employment Agreements” at page 45.

•	Other conditions that are customary for transactions of the type contemplated by the reorganization agreement. See “The Transaction—Representations and Warranties” at page 37 and “The Transaction—Conduct of Business Pending the Merger Transaction” at page 37.

Except for the requirements of First National shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the reorganization agreement, we each may waive each of the conditions described above in the manner and to the extent described in “The Transaction—Amendment; Waiver,” at page 42.

Regulatory Approvals

Completion of the merger and reorganization transactions is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the acquisition of First National by Orrstown, and the expiration of all applicable waiting periods.

Orrstown and First National have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. These approvals include approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”) and the Pennsylvania Department of Banking. The transaction cannot proceed in the absence of these required regulatory approvals.

Federal Reserve Board. The acquisition of a bank by a bank holding company requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act, or receipt from the Federal Reserve Board of a waiver of this approval. Under the Bank Holding Company Act, the Federal Reserve Board generally may not approve any proposed transaction:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of Orrstown and its subsidiary bank and First National and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of Orrstown and First National in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Federal Reserve Board must take into account the effectiveness of Orrstown and First National in combating money laundering activities.

Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Comptroller of the Currency. Orrstown must file an application with the OCC to approve the establishment by Orrstown of a wholly-owned interim bank subsidiary and the merger of First National into the interim bank subsidiary pursuant to the Bank Merger Act. In evaluating an application under the Bank Merger Act, the OCC will review the merger of First National according to standards and criteria as the Federal Reserve Board as described above.

Pennsylvania Department of Banking. The transaction also is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code. In determining whether to approve the transaction, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the transaction would be consistent with the purposes of the Pennsylvania Banking Code and whether the transaction would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved.

Applications. Orrstown and First National have filed the necessary applications with the Federal Reserve Board, the OCC and the Pennsylvania Department of Banking, requesting approval of the transaction. The applications describe the terms of the transaction, the parties involved, and the activities to be conducted by the combined companies as a result of the transaction, and contain certain related financial and managerial information. Copies of the applications will be provided to the U.S. Department of Justice and other governmental agencies.

We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the transaction, we may:

•	Amend the reorganization agreement, except that after approval by First National shareholders at the special meeting, the consideration you will receive in the merger cannot be decreased.

•	Extend the time for the performance of any of the obligations or other acts of the other party required in the reorganization agreement.

•	Waive any inaccuracies in the representations and warranties of the other party contained in the reorganization agreement.

•	Waive compliance by the other party with any of the agreements or conditions contained in the reorganization agreement, except for the requirements of First National shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the reorganization agreement.

Termination

The reorganization agreement may be terminated at any time prior to the effective date of the merger by our mutual consent. The reorganization agreement may also be terminated by either party if:

•	The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the reorganization agreement, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party;

•	The closing of the merger does not occur by September 30, 2006, unless this is due to the failure of the party seeking to terminate the reorganization agreement to perform or observe any agreements required to be performed by it before closing;

•	Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of the approval or consent and the time period for appeals or requests for reconsideration has expired; or

•	First National shareholders do not approve the reorganization agreement at the special meeting.

Orrstown may terminate the reorganization agreement if First National enters into a term sheet, letter of intent or agreement to merge with someone else. However, First National may terminate the reorganization agreement if it enters into a term sheet, letter of intent or agreement to merge after receiving written advice of counsel that failure to do so would breach the fiduciary duty of the First National board of directors.

Orrstown may also terminate the reorganization agreement if First National withdraws, changes or modifies its recommendation to its shareholders to approve the reorganization agreement and the merger.

Termination Fee

First National has agreed to pay a fee of $1,500,000 to Orrstown if First National fails to complete the merger and Orrstown is not in material breach of the reorganization agreement after the occurrence of any one of the following events:

•	A group or person acquires beneficial ownership of 10% or more of the outstanding common stock of First National; or

•	First National enters into a written agreement or understanding to merge or consolidate, to have 10% or more of its ownership or voting power acquired in the future, or to have all or substantially all of its assets or liabilities acquired; or

•	First National authorizes, recommends or publicly proposes, or announces an intention to authorize, any of the foregoing transactions; or

•	First National shareholders fail to approve the merger or the special meeting is canceled after:

•	The First National board of directors has withdrawn or modified its recommendation to shareholders to approve the merger and the reorganization agreement;

•	Another group or person has announced an offer or proposal to acquire 10% or more of the outstanding common stock of First National or to merge or consolidate with First National or to acquire all or substantially all of First National’s assets and within 24 months thereafter enters into an agreement with the group or person for such a transaction;

•	Any one or more directors or officers of First National or other persons who have signed a voting agreement with Orrstown relating to the ownership of First National common stock over which the director, officer or other person has voting power fails to maintain continued ownership of all the shares, in accordance with the voting agreement; or

•	Any director or officer of First National or other person, who has signed a voting agreement with Orrstown relating to voting of First National common stock over which the director, officer or other person has voting power, fails to vote all the shares subject to the voting agreement for the merger. See “The Transaction—Voting Agreements,” beginning at page 46.

Expenses

Orrstown and First National will each pay its respective costs and expenses incurred in connection with the transactions contemplated by the reorganization agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Management and Operations After the Transaction

As a result of the transaction, First National will be merged into an interim bank organized by Orrstown to facilitate the acquisition. The surviving bank will change its name to “The First National Bank of Newport” and operate as a wholly-owned national bank subsidiary of Orrstown. Orrstown has agreed that the surviving bank will continue to operate as a separate subsidiary under the name “The First National Bank of Newport” name for not less than three years. Following the merger, First National’s board of directors will consist of the current members of the board of First National with the addition of Kenneth R. Shoemaker, the current President and Chief Executive Officer of Orrstown. Further, following the merger, Peter C. Zimmerman, First National’s current President and Chief Executive Officer, will continue as the President and Chief Executive Officer of First National. Michael D. Amsler, currently Senior Vice President and Senior Lending Officer of First National, will continue to serve in this position following completion of the merger. See “The Transaction—Interests of Management and Others in the Merger—Executive Employment Agreements,” on page 45 and the employment agreements, attached to this document as Exhibit 5 and Exhibit 6 to the reorganization agreement, included as Annex A. Upon completion of the transaction, Orrstown has also agreed that Peter C. Zimmerman will serve as an Orrstown holding company director.

Employment; Severance

Following the transaction, Orrstown is not obligated to continue the employment of any First National employee (other than those with employment agreements with Orrstown or First National). As a result of the transaction, some First National positions, primarily back office, support, processing and other operational activities and services, may be eliminated. Each First National employee who is involuntarily terminated within one year following the effective date of the merger, other than for “cause,” or who voluntarily terminates his or her employment after being offered a position that is not a position of substantially similar job description or responsibility at substantially the same salary level that is within 60 miles of the employee’s then current work location with First National, will be eligible to receive severance payments equal to 2 weeks pay for each full year of continuous service, with a minimum severance benefit of 4 weeks pay and a maximum of 26 weeks pay. No First National employee who will receive any payments or benefits pursuant to any agreement, employment agreement or similar plan or right will be eligible to receive severance benefits.

Employee Benefits

The reorganization agreement provides that each First National employee who becomes an employee of Orrstown or any Orrstown subsidiary at the effective date of the merger is entitled to full credit for each year of service with First National for purposes of determining eligibility for participation and vesting, but not for benefit accrual, in the Orrstown or Orrstown subsidiary’s employee benefit plans, programs and policies. After the effective date of the merger, Orrstown may, at its discretion, maintain, discontinue or amend any First National benefit plan, subject to the plan’s provisions and applicable law.

Interests of Management and Others in the Transaction

Share Ownership

As of                      , 2006, the record date for the special meeting of First National shareholders, the directors and executive officers of First National may be deemed to be the beneficial owners of                      shares, representing             % of the outstanding shares of First National common stock. See “Information About First National—Security Ownership by Certain Beneficial Owners and Management of First National,” on page 63.

Indemnification and Insurance

Orrstown has agreed for six years after the merger’s effective date to indemnify the directors and officers of First National against all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger’s effective date, including the transactions contemplated by the reorganization agreement prior to, at or after the merger’s effective date, to the fullest extent permitted under First National’s articles of association, bylaws, and applicable law.

Orrstown has also agreed that for six years after the merger’s effective date, Orrstown will, at its expense, maintain directors’ and officers’ liability insurance for the former directors and officers of First National with respect to matters occurring at or prior to the merger’s effective date. The insurance coverage is to be at least equal to the coverage currently maintained by First National and is to contain terms and conditions that are no less favorable to the beneficiaries. Orrstown is not obligated to make annual premium payments that exceed (for the portion related to First National’s directors and officers) 150% of the initial annual premiums for First National’s policy maintained prior to the merger. If the annual premium payments exceed this amount, Orrstown will use its reasonable best efforts to obtain the most advantageous policy available up to this maximum amount.

Executive Employment Agreements

Peter C. Zimmerman

Peter C. Zimmerman is presently employed by First National as its President and Chief Executive Officer. Such employment is not governed by any employment agreement and it is therefore currently “at-will”. Under the reorganization agreement, it is a condition to closing of the merger transaction that Mr. Zimmerman enter into an employment agreement with Orrstown and First National, as the re-named surviving bank, substantially in the form attached as Exhibit 5 to the reorganization agreement. Under the proposed form of employment agreement, Mr. Zimmerman will serve as President and Chief Executive Officer of First National for a term of one (1) year beginning on the effective date of the merger for a base salary of $115,000. Mr. Zimmerman shall also be entitled to a “stay bonus” of $10,000 if he continues to be employed by the bank on the date that is one year after the effective date of the merger. Mr. Zimmerman will also be entitled to participate in all benefit plans of First National applicable to officers of similar rank, including those providing retirement benefits, medical insurance, life insurance or disability insurance. Mr. Zimmerman shall also be entitled to other benefits and perquisites in accordance with bank policy, including paid time off and reimbursement of certain business expenses.

If Mr. Zimmerman’s employment under the proposed agreement is terminated by the bank other than for cause, the bank shall pay to Mr. Zimmerman the stay bonus and the balance of the base salary and benefits he would have received during the one-year term if his employment had not been terminated. The employment agreement also provides that for a period of one year after Mr. Zimmerman’s termination, he will not solicit customers or employees of the bank or any other Orrstown affiliate.

Michael D. Amsler

Michael D. Amsler is presently employed by First National as Senior Vice President and Senior Lending Officer. As with Mr. Zimmerman, Mr. Amsler’s employment is not governed by any employment agreement and is therefore currently “at-will”. Also as with Mr. Zimmerman, it is a condition to closing of the merger transaction that Mr. Amsler enter into an employment agreement with Orrstown and First National, as the re-named surviving bank, substantially in the form attached as Exhibit 6 to the reorganization agreement. Under the proposed form of employment agreement, Mr. Amsler will serve as Senior Vice President and Senior Lending Officer of First National for a term of one (1) year beginning on the effective date of the merger, for a base salary of $70,000. Mr. Amsler shall also be entitled to a “stay bonus” of $7,500 if he continues to be employed by the bank on the date which is one year after the effective date of the merger. Mr. Amsler will also be entitled to participate in all benefit plans of First National applicable to officers of similar rank, including those providing retirement benefits, medical insurance, life insurance or disability insurance. Mr. Amsler shall also be entitled to other benefits and perquisites in accordance with bank policy, including paid time off and reimbursement of certain business expenses.

If Mr. Amsler’s employment under the proposed agreement is terminated by the bank other than for cause, the bank shall pay to Mr. Amsler the stay bonus and the balance of the base salary and benefits he would have received during the one-year term if his employment had not been terminated. The employment agreement also provides that for a period of one year after his termination, he will not solicit customers or employees of the bank or any other Orrstown affiliate.

Board Positions and Compensation

Upon completion of the merger, Peter C. Zimmerman, currently the President and Chief Executive Officer of First National, will be appointed as an Orrstown holding company director, but will not be entitled to compensation in such capacity separate from his compensation as President of the surviving bank.

In addition, following the merger, Orrstown has agreed that the current directors of First National shall continue as directors of the surviving bank for a period of not less than three years (subject to the individual’s continuing qualification under First National’s bylaws, including age limitations) and shall be entitled to receive as compensation for such service an annual fee of $9,000, plus $250 for each regular board meeting attended.

Voting Agreements

General

As a condition to Orrstown entering into the reorganization agreement, each of the directors and executive officers of First National entered into an agreement with Orrstown, dated as of November 21, 2005, pursuant to which each director and executive officer agreed to vote all shares of First National common stock which they own or over which they exercise voting control in favor of the reorganization agreement. As of the record date of                     , the director and executive officers of First National owned or exercised voting control over                      shares of First National common stock, representing approximately             % of the shares of First National common stock outstanding on that date. A form of voting agreement, which is also called an affiliate letter, is Exhibit 1 to the reorganization agreement, which is attached to this document as Annex A.

Effect of Voting Agreements

The voting agreements, together with First National’s agreement not to initiate, solicit or respond to inquiries relating to an acquisition transaction, may have the effect of discouraging persons from making a proposal for an acquisition transaction involving First National.

Terms of Voting Agreements

The following is a brief summary of the material provisions of the voting agreements.

Each director and executive officer of First National agreed, among other things, that at the special meeting, he will:

•	appear at such meeting or otherwise cause all shares of First National common stock he owns to be counted as present for purposes of determining a quorum; and

•	vote (or cause to be voted), in person or by proxy, all shares of First National common stock he owns or as to which he has, directly or indirectly, the right to direct the voting in favor of adoption and approval of the reorganization agreement and the merger transaction and against the approval or adoption of any other acquisition transaction with a party other than Orrstown.

Each director and executive officer also agreed not to, directly or indirectly, transfer or dispose of any of the shares of First National common stock he owns prior to the special meeting.

The voting agreements will remain in effect until the earlier of the effective time of the transaction or the termination of the reorganization agreement in accordance with its terms.

Each director and executive officer also agreed to certain restrictions on the offer, sale, transfer or disposition of shares of Orrstown common stock acquired in the transaction, which restrictions are intended to ensure compliance with applicable federal securities laws.

Accounting Treatment

Orrstown will account for the merger under the purchase method of accounting. Orrstown will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of First National. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Orrstown will record the excess as “goodwill.” Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Orrstown will include in its results of operations the results of First National’s operations only after completion of the merger.

Material Federal Income Tax Consequences

In the opinion of Rhoads & Sinon LLP, Orrstown’s legal tax counsel, the following discussion addresses the material United States federal income tax consequences of the merger to a First National shareholder who holds shares of First National common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this document as the “Code”, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to First National shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to First National shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, First National shareholders who hold their shares of First National common stock as part of a hedge, straddle or conversion transaction, First National shareholders who acquired their shares as compensation, and First National shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Code). In addition, this discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

First National shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

The closing of the merger is conditioned upon the receipt by Orrstown and First National of the opinion of Rhoads & Sinon LLP, counsel to Orrstown, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of First National and Orrstown) which are consistent with the state of facts existing as of the effective date of the merger:

•	The merger constitutes a reorganization under Section 368(a) of the Code; and

•	Any gain realized in the merger will be recognized as capital gain or ordinary income only to the extent of cash or other property (other than Orrstown common stock) received in the merger, including cash received in lieu of fractional share interests.

The tax opinion to be delivered in connection with the merger is not binding on the IRS or the courts, and neither First National nor Orrstown intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below reflects the conclusions of Rhoads & Sinon LLP, in its opinion as to the material United States federal income tax consequences of the merger to First National shareholders.

A shareholder generally will recognize gain as capital gain or ordinary income (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Orrstown common stock received pursuant to the merger over such shareholder’s adjusted tax basis in the shares of First National common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the First National shareholder’s holding period with respect to the First National common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the cash received will be treated as a dividend to the extent of the First National shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible treatment of cash as a dividend,” below.

The aggregate tax basis of Orrstown common stock received by a First National shareholder pursuant to the transaction will be equal to the aggregate adjusted tax basis of the shares of First National common stock surrendered for Orrstown common stock, reduced by the amount of cash received by the First National shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the First National shareholder on the exchange. The holding period of the Orrstown common stock will include the holding period of the shares of First National common stock surrendered. If a First National shareholder has differing bases or holding periods in respect of his or her shares of First National common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Orrstown common stock received in the exchange.

Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the First National shareholder’s deemed percentage stock ownership of Orrstown. For purposes of this determination, First National shareholders will be treated as if they first exchanged all of their shares of First National common stock solely for Orrstown common stock and then Orrstown immediately redeemed (the “deemed redemption”) a portion of the Orrstown common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the First National shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Orrstown common stock) or (2) the deemed redemption is “not essentially equivalent to a dividend.” Gain recognized will also be capital gain to the extent the recognized gain exceeds the shareholder’s ratable share of First National accumulated earnings and profits.

The deemed redemption generally will be “substantially disproportionate” with respect to a First National shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a First National shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Orrstown. In general, the determination requires a comparison of (1) the percentage of the outstanding stock of Orrstown that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Orrstown that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a First National shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon a First National shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

Cash received in lieu of a fractional share. Cash received by a First National shareholder in lieu of a fractional share of Orrstown common stock generally will be treated as received in redemption of the fractional share, and gain generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of First National common stock surrendered that is allocable to the fractional share. The gain generally will be long-term capital gain if the holding period for the shares of First National common stock is more than one year.

Backup Withholding. To the extent that a First National shareholder receives cash in exchange for surrendering shares of First National common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger transaction. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a First National shareholder’s individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the transaction to a First National shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the transaction, as well as to any later sale of shares of Orrstown common stock received by you in the merger.

Resale of Orrstown Common Stock

You may freely transfer the Orrstown common stock issued in the merger transaction under the Securities Act, unless you are deemed to be:

•	An “affiliate” of First National for purposes of Rule 145 under the Securities Act; or

•	An “affiliate” of Orrstown for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with (1) Orrstown or First National at the time of the First National special meeting, or (2) Orrstown at or after the effective date of the merger.

Rules 144 and 145 will restrict the sale of shares of Orrstown common stock received in the merger by affiliates and certain of their family members and related interests.

First National affiliates:

•	Generally, during the year following the effective date of the merger, those persons who are affiliates of First National at the time of the First National special meeting, provided they are not affiliates of Orrstown at or following the merger’s effective date, may publicly resell any shares of Orrstown common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Orrstown common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Orrstown.

•	After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to Orrstown as required by Rule 144.

Orrstown affiliates:

•	Persons who are affiliates of Orrstown after the effective date of the merger may publicly resell the shares of Orrstown common stock received by them in the merger subject to the same limitations and requirements as apply to First National affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Orrstown common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to Orrstown’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

Affiliates also would be permitted to resell shares of Orrstown common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

This document does not cover any resales of shares of Orrstown common stock received by persons who may be deemed to be affiliates of Orrstown or First National.

Each First National director, as an affiliate of First National, has agreed with Orrstown not to transfer any shares of Orrstown common stock received in the merger except in compliance with the Securities Act. See “The Transaction—Voting Agreements” at page 46.

Exchange Of First National Certificates

Promptly after the effective time, Orrstown will deposit with its exchange agent, Registrar and Transfer Company, Cranford, New Jersey, certificates representing the shares of Orrstown common stock that are issuable in connection with the merger for shares of First National common stock. Orrstown will also deposit with the exchange agent the amount of cash required for the cash consideration and an estimated amount of cash payable instead of fractional shares. Promptly after the effective time, Orrstown will cause the exchange agent to send to each holder of record of shares of First National common stock at the effective time of the merger transmittal materials for use in the exchange of the merger consideration for certificates representing First National common stock. The exchange agent will deliver to each holder of First National common stock who surrenders his or her certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, a certificate representing the number of shares of Orrstown common stock to which such holder is entitled, and a check in an amount equal to the cash such holder is entitled to receive as consideration for shares of First National common stock. Orrstown will not issue any fractional shares. Instead, Orrstown also will pay each holder of First National common stock who would otherwise be entitled to a fractional share of Orrstown common stock an amount in cash, without interest, calculated by multiplying such fraction by the average of the closing bid price and the closing ask price per share for Orrstown common stock as reported on the OTC Bulletin Board for each of the 60 consecutive trading days ending on and including the fifth trading day before the effective time of the merger.

Until properly surrendering their certificates, holders of unexchanged shares of First National common stock will not be entitled to receive any dividends or distributions with respect to Orrstown common stock. After surrender of the certificates representing First National common stock, the record holder of such shares will be entitled to receive any such dividends or other distributions, without interest, which had previously become payable with respect to shares of Orrstown common stock represented by such certificate.

If any certificates for First National common stock have not been surrendered by the second anniversary of the merger, Orrstown has the right, without notice to the holders of record of such shares, to sell the shares for the account of the holders and, thereafter, the holders of record of the sold shares shall have only the right to receive the net proceeds of the sale, without interest, plus any unpaid dividends. In the event that any unsurrendered certificates or net proceeds of sale become the property of any governmental unit or agency under laws of escheat or other unclaimed property laws, Orrstown shall have no liability for any property delivered to a public official pursuant to such laws.

Holders of First National common stock should not send in certificates representing First National common stock until they receive transmittal materials from the exchange agent.

Material Contracts

There have been no material contracts or other transactions between First National and Orrstown since signing the reorganization agreement, nor have there been any material contracts, arrangements, relationships or transactions between First National and Orrstown during the past five years, other than in connection with the reorganization agreement and as described in this document.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Orrstown and First National may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at September 30, 2005 and at December 31, 2004 assumes the merger was completed on the given date. The unaudited pro forma combined income statement for the nine months ended September 30, 2005 and year ended December 31, 2004 gives effect to the merger as if the merger had been completed on January 1, 2005 and January 1, 2004, respectively. The unaudited pro forma combined financial information shows the impact of the merger on Orrstown’s and First National’s combined financial position and results of operations under the purchase method of accounting with Orrstown treated as the acquiror. Under this method of accounting, Orrstown will be required to record the assets and liabilities of First National at their estimated fair market values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Orrstown that are incorporated into this document by reference and of First National that are included as a part of this document. See “Where You Can Find More Information” on page 68 and “Index to First National’s Financial Statements” on page F-1.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

Unaudited Pro Forma Combined Balance Sheets As of September 30, 2005

(In Thousands)

	As Reported		Pro Forma Adjustments		Pro Forma Combined
	Orrstown	First National
ASSETS
Cash and due from banks	$16,136	$3,167	$0		$16,223
Federal Funds Sold	21,185	1,986	(3,080	)(4)	23,171

Cash and cash equivalents	37,321	5,153	(3,080)		39,394

Interest bearing deposits with banks	2,143	122	0		2,265
Securities available for sale	76,460	41,359	0		117,819
Federal Home Loan Bank, Federal Reserve and Atlantic Central Bankers Bank Stock, at cost which approximates market value	2,487	506	0		2,993

Loans	439,206	71,233	547	(10)(11)	510,986
Allowance for loan and lease losses	(4,364)	(930)	268	(11)	(5,026)

Net Loans	434,842	70,303	815		505,960

Premises and equipment, net	13,158	1,206	1,529	(8)	15,893
Accrued interest receivable	1,975	631	0		2,606
Cash surrender value of life insurance	7,693	2,666	0		10,359
Goodwill	1,198	0	17,649	(1)	18,847
Intangible assets with finite lives	760	0	1,753	(1)	2,513
Other assets	3,143	1,209	(5	)(5)	4,347

Total assets	$581,180	$123,155	$18,661		$722,996

LIABILITIES AND CAPITAL
Deposits:
Non-interest bearing	$72,654	$9,215	$0		$81,869
Interest-bearing	379,634	96,715	(352	)(3)	475,997

Total Deposits	452,288	105,930	(352)		557,866

Short-term borrowings	34,571	0	0		34,571
FHLB Borrowings	0	3,000	0		3,000
Long-term debt	33,718	0	5,800	(4)	39,518

Other liabilities	5,384	636	1,959	(2)(5)	7,979

Total liabilities	525,961	109,566	7,407		642,934

EQUITY CAPITAL
Common stock	269	400	(364	)(6)(7)	305
Additional paid-in-capital	35,595	400	(400	)(7)	60,402
			24,807	(6)
Retained earnings	18,909	13,007	(13,007	)(7)	18,909
Accumulated other comprehensive income	446	(218)	218	(7)	446

Total equity capital	55,219	13,589	11,254		80,062

Total liabilities and capital	$581,180	$123,155	$18,661		$722,996

Shares Outstanding	5,418,060	400,000	300,000		6,118,060
Book Value Per Share	$10.19	$33.97			$13.09
Tangible Book Value Per Share	$9.83	$33.97			$9.59

Unaudited Pro Forma Combined Balance Sheets As of December 31, 2004

(In Thousands)

	As Reported		Pro Forma Adjustments		Pro Forma Combined
	Orrstown	First National
ASSETS
Cash and due from banks	$11,456	$3,084	$(3,080	)(4)	$11,460
Federal Funds Sold	8,393	1,640	0		10,033

Cash and cash equivalents	19,849	4,724	(3,080)		21,493

Interest bearing deposits with banks	1,124	0	0		1,124
Securities available for sale	79,829	46,301	0		126,130
Federal Home Loan Bank, Federal Reserve and Atlantic Central Bankers Bank Stock, at cost which approximates market value	2,972	600	0		3,572

Loans	389,268	68,555	547	(10)(11)	458,370
Allowance for loan and lease losses	(4,318)	(948)	268	(11)	(4,998)

Net Loans	384,950	67,607	815		453,372

Premises and equipment, net	13,222	1,294	1,529	(8)	16,045
Accrued interest receivable	1,775	555	0		2,330
Cash surrender value of life insurance	7,516	2,595	0		10,111
Goodwill	748	0	18,104	(1)	18,852
Intangible assets with finite lives	670	0	1,753	(1)	2,423
Other assets	1,996	1,100	(5	)(5)	3,091

Total assets	$514,651	$124,776	$19,116		$658,543

LIABILITIES AND CAPITAL
Deposits:
Non-interest bearing	$66,784	$8,700	$0		$75,484
Interest-bearing	338,579	99,491	(352	)(3)	437,718

Total Deposits	405,363	108,191	(352)		513,202

Short-term borrowings	19,493	0	0		19,493
FHLB Borrowings	0	3,000	0		3,000
Long-term debt	35,569	0	5,800	(4)	41,369
Accrued Interest and Other liabilities	4,976	451	1,959	(2)(5)	7,386

Total liabilities	465,401	111,642	7,407		584,450

EQUITY CAPITAL
Common stock	267	400	(364	)(6)(7)	303
Additional paid-in-capital	34,434	400	(400	)(7)	59,241
			24,807	(6)
Retained earnings	13,723	12,300	(12,300	)(7)	13,723
Accumulated other comprehensive income	826	34	(34	)(7)	826

Total equity capital	49,250	13,134	11,709		74,093

Total liabilities and capital	$514,651	$124,776	$19,116		$658,543

Shares Outstanding	5,382,515	400,000	300,000		6,082,515
Book Value Per Share	$9.15	$32.83			$12.18
Tangible Book Value Per Share	$8.89	$32.83			$8.68

Unaudited Pro Forma Combined Income Statement for the Nine Months Ended September 30, 2005

(In Thousands, except per share data)

	Orrstown	FNB	Pro forma Adjustments		Pro forma Combined
Interest Income
Interest & fees on loans	$20,515	$3,494	$(76	)(10)	$23,933
Interest and dividends on investment securities	2,558	1,199	62	(9)	3,819
Interest on short term investments	376	70	0		446

Total interest & dividend income	23,449	4,763	(14)		28,198

Interest Expense
Interest on deposits	5,154	1,491	90	(3)	6,735
Interest on short-term borrowings	491	50	0		541
Interest on long-term debt	1,088	0	261	(4)	1,349

Total interest expense	6,733	1,541	351		8,625

Net interest income	16,716	3,222	(365)		19,573
Provision for loan losses	72	0	0		72

Net interest income after provision for loan losses	16,644	3,222	(365)		19,501

Other Income
Service charges on deposit accounts	2,824	534	0		3,358
Other service charges	1,446	79	0		1,525
Trust department income	1,655	0	0		1,655
Brokerage income	726	102	0		828
Other income	286	89	0		375
Securities gains/ (losses)	11	6	0		17

Total other income	6,948	810	0		7,758

Other Expense
Salaries and employee benefits	6,955	1,320	0		8,275
Net occupancy and equipment expenses	2,477	593	38	(8)	3,108
Other operating expenses	3,366	533	132	(1)	4,031

Total other expenses	12,798	2,446	170		15,414

Income before income taxes	10,794	1,586	(535)		11,845
Income tax expenses	3,301	350	(182	)(2)	3,469

Net income	$7,493	$1,236	$(353)		$8,376

Earnings per share:
Basic Earnings per share	$1.39	$3.09			$1.37
Weighted average number of shares outstanding	5,400,966	400,000	300,000		6,100,966

Diluted Earnings per share	$1.33	$3.09			$1.32
Weighted average number of shares outstanding	5,624,219	400,000	300,000		6,324,219

Unaudited Pro Forma Combined Income Statement for the Twelve Months Ended December 31, 2004

(In Thousands, except per share data)

	Orrstown	FNB	Pro forma Adjustments		Pro forma Combined
Interest Income
Interest & fees on loans	$22,231	$4,590	$(102	)(10)	$26,719
Interest and dividends on investment securities	3,289	1,733	83	(9)	5,104
Interest on short term investments	372	33	0		405

Total interest & dividend income	25,892	6,355	(19)		32,228

Interest Expense
Interest on deposits	5,201	1,953	119	(3)	7,273
Interest on short-term borrowings	1,785	123	0		1,908
Interest on long-term debt	0	0	348	(4)	348

Total interest expense	6,986	2,076	467		9,529

Net interest income	18,906	4,279	(486)		22,699
Provision for loan losses	210	0	0		210

Net interest income after provision for loan losses	18,696	4,279	(486)		22,489

Other Income
Service charges on deposit accounts	3,066	736	0		3,802
Other service charges	1,016	100	0		1,116
Trust department income	1,863	0	0		1,863
Brokerage income	608	110	0		718
Other income	88	47	0		135
Securities gains/ (losses)	328	27	0		355

Total other income	6,969	1,020	0		7,989

Other Expense
Salaries and employee benefits	7,909	1,748	0		9,657
Net occupancy and equipment expenses	2,398	762	51	(8)	3,211
Other operating expenses	4,411	852	175	(1)	5,438

Total other expenses	14,718	3,362	226		18,306

Income before income taxes	10,947	1,937	(712)		12,172
Income tax expenses	3,177	361	(242	)(2)	3,296

Net income	$7,770	$1,576	$(470)		$8,876

Earnings per share:
Basic Earnings per share	$1.45	$3.94			$1.46
Weighted average number of shares outstanding	5,362,017	400,000	300,000		6,062,017

Diluted Earnings per share	$1.40	$3.94			$1.42
Weighted average number of shares outstanding	5,558,873	400,000	300,000		6,258,873

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial information relating to the merger is presented as of and for the nine months ended September 30, 2005 and as of and for the year ended December 31, 2004. Orrstown and First National are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of Orrstown’s or First National’s policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, no significant reclassifications were required.

The pro forma adjustments consist of the expected purchase price adjustments necessary to combine Orrstown and First National, including the conversion of each First National common stock into 1.75 shares of Orrstown common stock and $22.20 in cash applied to 400,000 First National common shares multiplied by the average share price of $35.49 per share of Orrstown common stock. The average share price was computed using the average closing price of Orrstown common stock for the period commencing two trading days prior to and ending two trading days after the merger was announced on November 21, 2005. First National had no employee stock options outstanding, warrants or any other stock based obligations at September 30, 2005 that will need to be converted into Orrstown common stock upon consummation of the merger. The unaudited pro forma combined financial information reflects the issuance of 700,000 shares of Orrstown common stock with an aggregate value of $24.8 million, Orrstown plans to fund the cash portion of the purchase price by increasing its long-term debt by $5.8 million and by liquidating existing short term investments by approximately $3.1 million.

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $491,000 on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

The total estimated purchase price for the purpose of this pro forma financial information is $34.2 million.

		September 30, 2005
		($ in thousands except per share data)
Purchase Price: First National common stock outstanding	400,000

Orrstown shares exchanged for each First National share
Exchange ratio	1.75

Orrstown common stock to be issued	700,000
Average purchase price per Orrstown common share	$35.49

Purchase price assigned to shares exchanged for stock		$24,843

Cash exchanged for each First National share
Cash price per share	$22.20

Purchase price to shares exchanged for cash		$8,880

Transaction costs		491

Total Purchase Price		$34,214

		September 30, 2005
		($ in thousands except per share data)

Net Assets Acquired:

First National shareholders’ equity	13,589

Estimated adjustments to reflect assets acquired at fair value:
Loans	815
Core deposit intangible	1,753
Bank Premises & Furniture, Fixtures and Equipment	1,529
Deferred tax assets	(1,473)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	352
		16,565

Goodwill resulting from merger		$17,649

The merger will be accounted for using the purchase method of accounting for business combinations which requires that the assets and liabilities of First National be adjusted to fair value as of the date of the acquisition.

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of First National at their respective fair values and represents managements’ best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of First National’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

(1)	Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets, including identifiable intangible assets—$17.6 million and (b) the recognition of core deposit intangible of $1.7 million. The nature, amount, and amortization method of possible intangibles are being analyzed by management. The adjustments related thereto and recorded herein are based on current assumptions and valuations which are subject to change. The core deposit intangible has been amortized using a straight-line amortization method over a ten year period.

(2)	Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 34%.

(3)	Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the next 6 years using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to increase pro forma pre-tax interest expense by $119,000 in the first year following consummation.

(4)	Adjustment to long-term debt consists of increased debt by Orrstown of $5.8 million to fund approximately 65% of the cash portion of the purchase price and illustrated at an assumed rate of 6.00%. Orrstown plans to fund the remaining cash portion of the purchase price of approximately $3.1 million by liquidating existing short term investments. No fair value adjustments were needed for First National’s FHLB borrowings as they were all short term and book value approximated fair value.

(5)	Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance, contract cancellations and third party data processing conversion expenses.

(6)	Adjustment to reflect Orrstown common stock expected to be issued in exchange for issued and outstanding shares of First National assuming the exchange ratio of 1.75 Orrstown common shares for each share of First National common shares.

(7)	Adjustment to eliminate First National’s historical shareholders’ equity.

(8)	Adjustment to reflect the fair value of owned buildings to estimated current market values. Estimated adjustment also reflects a reduction of capitalized computer software that will not be utilized by the combined company in the future. Annual depreciation expense will increase approximately $51,000 annually for this adjustment.

(9)	Adjustment to reflect the fair values of investments based on current market valuations. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (7) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized over the next 4 years using the straight-line amortization method based upon the expected life of the investments. This investment adjustment is expected to increase pro forma pre-tax interest income by $83,000 in the first year following consummation.

(10)	Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio. The adjustment will be substantially recognized over the next 8 years using the straight-line amortization method based upon the expected life of the loans. This adjustment is expected to reduce pro forma pre-tax interest income by $102,000 in the first year following consummation.

(11)	Management reviewed the First National loan portfolio to reflect the impact of adoption of Statement of Position 03-03, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This guidance addresses the accounting for the difference between the contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations. Based on management’s analysis, $268,000 of the allowance for loan and lease losses was reclassed to the loan account relating to specific loans for specific expected losses.

INFORMATION ABOUT ORRSTOWN

General

Orrstown Financial Services, Inc. is a registered financial holding company based in Shippensburg, Pennsylvania. Its wholly-owned banking subsidiary, Orrstown Bank, is a Pennsylvania bank and trust company operating 14 community bank offices and four remote service offices in Cumberland and Franklin Counties, Pennsylvania.

At September 30, 2005, Orrstown had total consolidated assets of approximately $581.2 million and total shareholders’ equity of approximately $55.2 million. For the nine months ended September 30, 2005, Orrstown’s return on average assets was 1.84% and return on average common shareholders’ equity was 19.11%.

As permitted by the rules and regulations of the SEC, this document incorporates important business and financial information about Orrstown that is not included in or delivered with this document. See “Where You Can Find More Information” at page 68 and “Incorporation of Certain Information by Reference” at page 69.

Indemnification

The bylaws of Orrstown provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of Orrstown, and without willful misconduct or recklessness. Orrstown has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Orrstown pursuant to the foregoing provisions of Orrstown’s bylaws, Orrstown has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Description Of Orrstown Capital Stock

Authorized Capital Stock

Orrstown’s current authorized stock consists of 50,000,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, $1.25 par value per share. The Orrstown board is authorized to issue, without further shareholder approval, preferred stock from time to time in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, redemption price or prices and liquidation preferences. As of January 13, 2006, 5,439,227 shares of Orrstown common stock were issued and outstanding, and no shares of Orrstown preferred stock were outstanding.

Common Stock

Shareholder Liability. Under the Pennsylvania Business Corporation Law, shareholders generally are not personally liable for a corporation’s acts or debts.

Dividends; Liquidation; Dissolution. Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Orrstown common stock are entitled to receive dividends on shares of common stock if, as and when authorized and declared by the Orrstown board out of funds legally available for dividends and to share ratably in the assets of Orrstown legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Orrstown.

Voting Rights. Each outstanding share of Orrstown common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, the Orrstown articles of incorporation or the Orrstown bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Orrstown common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Orrstown board is classified into three categories with each category as nearly equal in number as possible. This means, in general, that one-third of the members of the Orrstown board are subject to reelection at each annual meeting of shareholders.

Preemptive Rights; Redemption. Holders of Orrstown common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of Orrstown’s classes of stock.

Preferred Stock

The Orrstown board is authorized, without any further vote or action by the Orrstown shareholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions of the series, in each case, if any, as are permitted by Pennsylvania law. Because the Orrstown board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the shareholders of any series or class of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Orrstown common stock. The issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of Orrstown.

Registrar And Transfer Agent

Orrstown’s registrar and transfer agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, (800) 368-5948.

Anti-Takeover Provisions

Orrstown’s articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Orrstown. Among other things, these provisions:

•	Empower Orrstown’s board of directors, without shareholder approval, to issue shares of Orrstown preferred stock the terms of which, including voting power, are set by Orrstown’s board;

•	Divide Orrstown’s board of directors into three classes serving staggered three-year terms;

•	Restrict the ability of shareholders to remove directors;

•	Require that shares with at least 75%, or in certain circumstances, a majority of voting power, approve certain transactions with significant beneficial owners of Orrstown common stock;

•	Require that shares with at least 75%, or, in certain instances, a majority of total voting power, approve the repeal or amendment of certain provisions of Orrstown’s articles of incorporation;

•	Require that, following any acquisition by any person or group of 10% of Orrstown’s voting power, the remaining shareholders have the right to receive for their shares, at least the highest price paid by such person for any of the shares then directly or indirectly owned by such person;

•	Eliminate cumulative voting in the election of directors; and

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Orrstown that may have the effect of deterring or discouraging an attempt to take control of Orrstown. These provisions, among other things:

•	Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

•	Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Business Corporation Law);

•	Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Business Corporation Law);

•	Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

•	Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•	Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•	Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•	Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

New Orrstown Director

If the transaction is completed, Peter C. Zimmerman, currently President, Chief Executive Officer and a director of First National, will serve as a Class B director of the Orrstown holding company, with an initial term expiring at Orrstown’s 2007 annual meeting. Mr. Zimmerman is 59 years old and has served as President and Chief Executive Officer of First National and as a director of First National since November 2001. Previously, Mr. Zimmerman was President and Chief Executive Officer of Susquehanna Trust & Investment Co., a subsidiary of Susquehanna Bancshares, Inc. In 2004, Mr. Zimmerman received total compensation from First National of $116,108, which includes base salary, bonus, and contributions to Mr. Zimmerman’s 401(k) profit sharing plan account. Mr. Zimmerman did not receive any additional compensation for services as a director of First National.

INFORMATION ABOUT FIRST NATIONAL

Business

First National was organized under federal law as a national bank on May 23, 1893. As a national bank it is subject to supervision and regulation by the Office of the Comptroller of the Currency. First National’s headquarters is located at Center Square, Newport, Pennsylvania 17001. Its website is www.perrycounty.com

First National engages in a full service commercial banking business, including deposit services, mortgage lending and commercial and consumer loans. Its deposits are insured by the FDIC to the extent provided by law.

Financial planning and brokerage services are made available through Financial Network Investment Corporation. These services are offered in separate office facilities for which First National receives a percentage of retail commissions as rent.

As of September 30, 2005, First National had assets, deposits and shareholders’ equity of approximately $123.2 million, $105.9 million and $13.6 million, respectively.

Properties

First National owns its main office located at Center Square, Newport, Pennsylvania, and branch offices located at 403 North Market Street, Duncannon, Pennsylvania and 1 South Carlisle Street, New Bloomfield, Pennsylvania. Additionally, First National leases facilities for a branch office at 18 Newport Plaza, Newport (Red Hill), Pennsylvania, and a drive-in facility located at Barnett Woods Road and McClure Street, New Bloomfield, Pennsylvania.

Legal Proceedings

First National is not a party to any material pending legal proceedings other than routine legal proceedings incidental to its business.

Security Ownership By Certain Beneficial Owners And Management Of First National

As of January 13, 2006, a total of 400,000 shares of First National common stock were issued and outstanding.

The following table sets forth, as of January 13, 2006, the amount and percentage of the common stock of First National beneficially owned by each director who and all executive officers and directors of First National as a group. Other than the two directors identified below, there are no known beneficial owners of more than 5% of First National’s outstanding common stock.

Name of Individual or Identity of Group	Beneficial Ownership (1)		Percent of Class
John J. Amsler, Jr.	13,240	(2)	3.31%
Laurence W. Brodisch	13,553	(3)	3.39%
Susan M. Connell	2,800	(4)	0.63%
Lenus A. Haines	24,000	(5)	6.00%
Kermit B. Harry, Jr.	5,400	(6)	1.35%
Allen E. Hench	33,016	(7)	8.25%
David H. McGinley	10,229		2.56%
Robert W. Morris, II	2,800		0.70%
Peter C. Zimmerman	1,100		0.28%

Executive Officers and Directors as a Group (11)	107,158		26.79%

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth by the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after January 13, 2006. Individuals have the right to disclaim beneficial ownership of certain securities.
(2)	Includes 500 shares held individually and 12,740 share held jointly with his spouse.
(3)	Includes 2,050 shares held individually, 6,000 shares held jointly with his spouse, 2,050 shares held individually by his spouse; 600 shares in his individual retirement account, and 675 shares held in his spouse’s individual retirement account. Also included are 2,168 shares held in a decedent’s trust of which his spouse is a co-trustee with her mother and of which she is a contingent beneficiary.
(4)	Includes 2,220 shares held individually and 480 shares held by her spouse.
(5)	Includes 12,000 shares held individually and 12,000 shares held individually by his spouse.
(6)	Includes 5,000 shares held individually and 400 shares held by his spouse.
(7)	Includes 16,950 shares held individually, 8,647 shares held jointly with his spouse, 525 shares held in trust for his children, 6,694 shares held in his individual retirement account and 200 shares held in his spouse’s individual retirement account.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon completion of the transaction, the shareholders of First National will become shareholders of Orrstown. There are certain differences in the rights of shareholders of these two companies. The rights of First National shareholders are presently governed by the National Bank Act, the First National articles of association and the First National bylaws. As shareholders of Orrstown following the merger, the rights of former First National shareholders will be governed by Pennsylvania law, the Orrstown articles of incorporation and the Orrstown bylaws. The following chart summarizes the material differences between the rights of holders of First National common stock and of Orrstown common stock. You can obtain copies of the governing corporate instruments of Orrstown and First National, without charge, by following the instructions listed under “Where You Can Find More Information” on page 68.

This summary is not complete and we qualify it in its entirety by reference to the First National articles of association, the First National bylaws, the Orrstown certificate of incorporation and the Orrstown bylaws and the relevant provisions of the National Bank Act and Pennsylvania law. Share data is as of January 13, 2006.

	First National	Orrstown
Common Stock Authorized	2,000,000 shares, $1.00 par value per share	50,000,000 shares, no par value

Shares of Common Stock Issued and Outstanding	400,000 shares	5,439,227 shares

Preemptive Rights	No	No

Preferred Stock Authorized	None	500,000 shares, $1.25 par value per share; none issued

Special Meeting of Shareholders	A special meeting of shareholders may be called at any time by the board of directors, chairman of the board, the president or by shareholders owning, in the aggregate, not less than forty percent (40%) of the voting stock of the bank.	A special meeting of shareholders may be called at any time by the board of directors, or by the chairman of the board or by the holders of at least 50% of all shares entitled to vote at the meeting.

Classification of Board of Directors	First National’s bylaws do not provide for a classified board of directors. Directors are elected annually for a one year term.	Orrstown’s bylaws provide that the board of directors shall be divided into three classes as nearly equal as possible with each class serving a three year term, so that approximately one-third of the directors are elected at each annual meeting of shareholders.

Voting: Election and Removal of Directors	First National shareholders have cumulative voting rights with respect to the election of directors. This means that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he or she is entitled, by the number of directors to be elected and to cast the whole number of such votes for one candidate or to distribute them among two or more candidates. The National Bank Act does not specifically provide for	Orrstown’s bylaws provide that a plurality of all the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director. There is no cumulative voting. Orrstown’s bylaws provide that a director may be removed by shareholder vote without cause, by at least two-thirds of the votes which all shareholders would be entitled to vote at any annual election of directors.

	First National	Orrstown
the removal of a bank director by shareholders; however, it provides certain qualifications that directors must fulfill to be eligible to serve. The OCC has taken the position that a director can be removed for cause by the shareholders for failure to satisfy the statutory qualifications.

Voting: Approval of Mergers and Other Fundamental Transactions	The National Bank Act requires the affirmative vote of 2/3 of the outstanding voting shares to authorize a merger, consolidation or liquidation of the association.	The affirmative vote of a majority of all votes entitled to be cast at a meeting of shareholders, provided a quorum is present.

Voting: Amendment of Articles of Incorporation	The affirmative vote of a majority of the outstanding shares required to amend the articles of association, unless the vote of the holders of a greater amount is specifically required by the National Bank Act.	The affirmative vote of shareholders entitled to cast at least 3/4 of the votes which all shareholders are entitled to cast unless approved by 3/4 of the directors, in which case a majority of the votes which all shareholders are entitled to cast shall be sufficient.

Voting: Other Matters	One vote for each share owned of record. First National’s bylaws provide that a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any other matter which properly comes before the meeting.	One vote for each share owned of record. Orrstown’s bylaws provide that a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any other matter which properly comes before the meeting

Approval Required for Restricted Transactions with Significant Beneficial Owners	None	Approval of a fundamental transaction with or involving a shareholder who, directly or indirectly has voting control over 10% or more of Orrstown stock or an affiliate or associate of such an interested shareholder requires the affirmative vote of holders of not less than 3/4 of the votes which shareholders are entitled to cast, except that if such transaction is approved by at least 3/4 of the directors, then approval by a majority of the votes to which all shareholders are entitled to cast is sufficient.

Market	Over-the-counter trades in First National common stock are quoted on the Pink Sheets under the symbol “FNBT”.	Over-the-counter trades in Orrstown common stock are quoted on the OTC Bulletin Board under the symbol “ORRF”.

Registered under 1934 Act	No	Yes

Limitation of Liability of Directors for Monetary Damages	First National’s bylaws provide for the elimination of personal liability for directors except: (i) to the extent the director has breached or failed to perform	Orrstown’s articles and bylaws provide for the elimination of personal liability for directors and officers to the fullest extent possible under applicable law.

	First National	Orrstown
	the duties of his office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not exempt a director from: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.	Under applicable law, by virtue of such charter provision, a director or officer of Orrstown will have no personal liability to Orrstown or its shareholders for monetary damages except: (i) to the extent the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Directors’ Liability Act, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not exempt a director from: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.

Indemnification of Directors, Officers and Employees	First National’s bylaws provide that First National will indemnify any director who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was serving in his capacity as a director if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the association and with respect to any criminal proceedings, had no reasonable cause to believe his conduct was unlawful.	Orrstown’s bylaws provide that Orrstown will indemnify its officers and directors to the fullest extent permitted by applicable law. The applicable provisions of the BCL allow corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a representative of the corporation, if (i) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, (ii) with respect to any criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

Qualification of Directors	First National’s articles of association require that each director own shares of common stock with a minimum of $1,000 par value. First National’s bylaws prohibit a person who has reached the age of 72 at the time nominations for directors are made prior to the annual meeting of shareholders from having his or her name placed on the ballot.	Orrstown’s bylaws set forth no age requirements for directors, nor do the bylaws require that a person own shares of stock of Orrstown to be qualified as a director.

Vacancies on the Board of Directors	The remaining directors may fill vacancies, including vacancies resulting from an increase in the number of directors, by a majority vote of the directors then in office.	The remaining directors may fill vacancies by a majority vote of the directors then in office unless there are no remaining directors, in which case vacancies may be filled by the shareholders entitled to cast a majority of the votes thereon.

	First National	Orrstown
Anti-Takeover Provisions	Other than the requirement of the National Bank Act that a merger transaction be approved by two-thirds of the shares of First National common stock, the First National articles of association and bylaws do not contain any provisions that may make takeover attempts and other acquisition of interest in First National more difficult when not approved by the board of directors.	Orrstown is subject to those provisions of the BCL that are applicable to a corporation that has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation “opts out” of such provisions in its articles of incorporation. These provisions are contained in Subchapters 25E through 25J of the BCL. Orrstown has not opted out of any of these provisions. All of these provisions apply to Orrstown. Orrstown’s articles of incorporation and bylaws also include certain additional provisions that may be considered anti-takeover in nature. See “Information about Orrstown—Anti-Takeover Provisions” on page 60.

Appraisal/Dissenters’ Rights	Under the National Bank Act, First National shareholders would generally have dissenters’ rights to be paid in cash the fair value of their shares of First National common stock as a result of a business combination such as the merger.	Under the BCL, Orrstown shareholders generally have dissenters’ rights of appraisal. However, if Orrstown common stock would be listed as a national market security, Orrstown shareholders would generally not have appraisal rights in a business combination such as the merger.

OTHER MATTERS

As of the date of this document, the First National board knows of no matters that will be presented for consideration at the First National meeting other than as described in this document. If any other matters shall properly come before the meeting and be voted upon, your properly executed proxy card will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters in accordance with their own judgment.

LEGAL MATTERS

Rhoads & Sinon LLP will deliver to Orrstown and First National an opinion regarding the validity of the Orrstown common stock to be issued in the transaction, as well as certain federal income tax consequences of the transaction.

EXPERTS

The consolidated financial statements of Orrstown included in Orrstown’s annual report on Form 10-K dated March 15, 2005, for each of the years in the three-year period ended December 31, 2004 have been audited by Smith Elliott Kearns & Co., independent registered public accounting firm, as set forth in their report therein included in Orrstown’s annual report and incorporated by reference into this document. Such consolidated financial statements are incorporated by reference into this document in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

The financial statements of First National for each of the years in the three-year period ended December 31, 2004, have been audited by Smith Elliott Kearns & Co., independent registered public accounting firm, set forth in their report therein included in First National’s financial statements included in this document. Such financial statements are included in this document in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Because Orrstown and First National anticipate that the transaction will be completed during the second quarter of 2006, First National does not intend to hold a 2006 annual meeting of First National shareholders. In the event the transaction is not completed and such a meeting is held, to be eligible for inclusion in First National’s proxy statement related to such a meeting, shareholder proposals must be received by First National within a reasonable time after First National publicly announces the date of the meeting and within a reasonable time before First National mails its proxy statement to shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Orrstown filed a registration statement on Form S-4 on January 20, 2006 to register with the Securities and Exchange Commission its shares of common stock to be issued to First National shareholders in the transaction. This document is part of that registration statement and constitutes a prospectus of Orrstown in addition to being a proxy statement of First National for the special meeting. As permitted by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Orrstown files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Orrstown at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, DC 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Securities and Exchange Commission filings by Orrstown are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Orrstown’s internet address is www.orrstown.com.

Additional information and documents about First National, including First National’s articles of association, bylaws and reports to shareholders, may be obtained by following the instructions under “How To Obtain More Information” on the inside front cover of this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows Orrstown to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in subsequent incorporated filings or by information in this document.

This document incorporates by reference the Orrstown documents set forth below that Orrstown previously filed with the Securities and Exchange Commission. These documents contain important information about Orrstown. You should read this document together with the information incorporated by reference.

Documents filed by Orrstown (SEC File No. 033-18888):

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K, filed with the SEC February 1, 2005, April 14, 2005, May 3, 2005, June 10, 2005, June 28, 2005, July 21, 2005, August 2, 2005, October 19, 2005, November 22, 2005 (as amended by Form 8-K filed December 13, 2005), January 13, 2006 and January 18, 2006; and

•	The description of Orrstown’s common stock set forth in Orrstown’s registration statement filed under the Exchange Act, including any amendment or report filed for the purposes of updating such description.

Orrstown is also incorporating by reference additional documents that it files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document and adjournment of the First National special meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

These documents may be obtained as explained above; see “Where You Can Find More Information” at page 68, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Orrstown at the following address or telephone number:

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

Attention: Bradley S. Everly, Sr. Vice President and

    Chief Financial Officer

Phone Number: (717) 532-6114

If you would like to request documents, please do so by                      , 2006 to receive the documents before the First National special meeting.

All information contained or incorporated by reference in this document relating to Orrstown and its subsidiaries has been supplied by Orrstown. First National supplied all of the information contained or referenced in this document relating to First National.

INDEX TO FIRST NATIONAL’S FINANCIAL STATEMENTS

C O N T E N T S

Page
INDEPENDENT AUDITOR’S REPORT	F-2

FINANCIAL STATEMENTS

Balance sheets as of December 31, 2004 and 2003 and September 30, 2005 (unaudited)	F-3
Statements of income for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005 and 2004 (unaudited)	F-4
Statements of changes in shareholders’ equity for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005 (unaudited)	F-5
Statements of cash flows for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2005 and 2004 (unaudited)	F-6
Notes to financial statements	F-7 – 19

ACCOMPANYING FINANCIAL INFORMATION (UNAUDITED)

Net interest margin analysis	F-20
Effect of rate-volume change on net interest income	F-21
Maturities of investment securities as of December 31, 2004	F-22
Maturities of loans as of December 31, 2004	F-23
Allowance for loan losses as of December 31, 2004	F-24
Maturities of time certificates of deposit of $100,000 and over as of December 31, 2004	F-25

[GRAPHIC APPEARS HERE]

INDEPENDENT AUDITOR’S REPORT

Board of Directors

The First National Bank of Newport

Newport, Pennsylvania

We have audited the accompanying balance sheets of The First National Bank of Newport as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank of Newport as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/Smith Elliott Kearns & Company, LLC

     Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
January 28, 2005, except for Note 19, as to which the date is November 22, 2005.

THE FIRST NATIONAL BANK OF NEWPORT

BALANCE SHEETS

(In Thousands)	September 30, 2005	December 31, 2004	December 31, 2003
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$3,289	$3,084	$3,301
Federal funds sold	1,986	1,640	2,896

Total cash and cash equivalents	5,275	4,724	6,197
Investment securities available for sale	41,359	46,301	45,813
Federal Reserve, Federal Home Loan Bank and Atlantic Central Bankers Bank Stock, at cost	506	600	625
Loans, net of allowance for loan losses	70,303	67,607	66,714
Premises and equipment, net	1,206	1,294	1,325
Accrued interest receivable	631	555	616
Other real estate owned	0	75	0
Cash surrender value of life insurance	2,666	2,595	0
Other assets	1,209	1,025	829

Total assets	$123,155	$124,776	$122,119

LIABILITIES
Demand deposits, noninterest bearing	$9,215	$8,700	$8,417
Demand deposits, interest bearing	27,835	29,207	25,757
Savings deposits	21,392	22,689	22,313
Time deposits	47,488	47,595	48,745

Total deposits	105,930	108,191	105,232
Federal Home Loan Bank advances	3,000	3,000	4,000
Accrued interest payable	206	149	161
Other liabilities	429	302	186

Total liabilities	109,565	111,642	109,579

SHAREHOLDERS’ EQUITY
Common stock, $1 par value; 2,000,000 shares authorized, 400,000 shares issued and outstanding	400	400	400
Additional paid-in capital	400	400	400
Retained earnings	13,008	12,300	11,379
Accumulated other comprehensive income (loss)	(218)	34	361

Total shareholders’ equity	13,590	13,134	12,540

Total liabilities and shareholders’ equity	$123,155	$124,776	$122,119

The Notes to Financial Statements are an integral part of these statements.

THE FIRST NATIONAL BANK OF NEWPORT

STATEMENTS OF INCOME

	Nine Months Ended September 30,		Years Ended December 31,
(In Thousands)	2005	2004	2004	2003
	(Unaudited)		(Audited)
Interest and Dividend Income
Interest and fees on loans	$3,494	$3,445	$4,589	$4,972
Interest and dividends on investment securities:
Taxable	917	937	1,259	1,351
Tax exempt	293	362	474	502
Interest on federal funds sold	58	20	33	25

	4,762	4,764	6,355	6,850

Interest Expense
Interest on federal funds purchased and other borrowed funds	50	93	123	134
Interest on deposits	1,491	1,464	1,953	2,329

	1,541	1,557	2,076	2,463

Net interest income	3,221	3,207	4,279	4,387

Provision for Loan Losses	0	0	0	90

Net interest income after provision for loan losses	3,221	3,207	4,279	4,297

Other Income
Service charges on deposit accounts	534	544	736	633
Other service charges, collection and exchange charges, commission and fees	79	76	100	79
Brokerage service income	102	78	110	84
Income on bank owned life insurance	71	69	95	0
Income (loss) on sale of other real estate owned	34	0	0	0
Income (loss) on limited partnership	(16)	(27)	(48)	(36)
Gain (loss) on investment securities	6	21	27	(13)

	810	761	1,020	747

Other Expenses
Salaries and wages	1,016	1,012	1,352	1,261
Pension and other employee benefits	304	278	396	397
Net occupancy expense of bank premises	181	180	239	243
Furniture and equipment expenses	412	378	523	546
Other operating expenses	533	637	852	705

	2,446	2,485	3,362	3,152

Income before income taxes	1,585	1,483	1,937	1,892

Applicable income taxes	349	282	361	398

Net income	$1,236	$1,201	$1,576	$1,494

Earnings per share	$3.09	$3.00	$3.94	$3.73

The Notes to Financial Statements are an integral part of these statements.

THE FIRST NATIONAL BANK OF NEWPORT

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In Thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance December 31, 2002 (Audited)	$400	$400	$10,509	$509	$11,818

Comprehensive income:
Net income	0	0	1,494	0	1,494
Unrealized (loss) on investment securities available for sale (net of tax effect of $77)				(148)	(148)

Total comprehensive income					1,346

Cash dividends declared on common stock ($1.56 per share)	0	0	(624)	0	(624)

Balance December 31, 2003 (Audited)	400	400	11,379	361	12,540

Comprehensive income:
Net income	0	0	1,576	0	1,576
Unrealized (loss) on investment securities available for sale (net of tax effect of $168)				(327)	(327)

Total comprehensive income					1,249

Cash dividends declared on common stock ($1.64 per share)	0	0	(655)	0	(655)

Balance December 31, 2004 (Audited)	400	400	12,300	34	13,134

Comprehensive income:
Net income	0	0	1,236	0	1,236
Unrealized (loss) on investment securities available for sale (net of tax effect of $130)				(252)	(252)

Total comprehensive income					984

Cash dividends declared on common stock ($1.32 per share)	0	0	(528)	0	(528)

Balance September 30, 2005 (Unaudited)	$400	$400	$13,008	($218)	$13,590

The Notes to Financial Statements are an integral part of these statements.

THE FIRST NATIONAL BANK OF NEWPORT

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Years Ended December 31,
(In Thousands)	2005	2004	2004	2003
	(Unaudited)		(Audited)
Cash flows from operating activities:
Net income	$1,236	$1,201	$1,576	$1,494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	115	115	149	157
Provision for loan losses	0	0	0	90
Loss on limited partnership	16	27	48	36
Realized (gain) loss on investment securities	(6)	(21)	(27)	13
(Gain) on sale of other real estate owned	(34)	0	0	0
Deferred income taxes	(11)	(9)	(2)	(6)
Decrease (increase) in:
Cash surrender value of life insurance	(71)	(69)	(95)	0
Accrued interest receivable	(76)	(41)	61	147
Other assets	(59)	54	26	(180)
Increase (decrease) in:
Accrued interest payable	57	(4)	(12)	(85)
Other liabilities	127	78	117	65

Net cash provided by operating activities	1,294	1,331	1,841	1,731

Cash flows from investing activities:
(Purchase) sale of FHLB stock	94	13	25	(208)
Proceeds from sales and maturities of available for sale securities	6,171	19,292	25,047	26,200
Purchases of available for sale securities	(1,606)	(21,020)	(26,003)	(26,117)
Net decrease in interest bearing deposits in banks	0	0	0	245
Investment in limited partnership	0	(100)	(100)	0
Purchase of bank owned life insurance	0	(2,500)	(2,500)	0
Net (increase) in loans	(2,696)	(270)	(968)	(1,715)
Proceeds from sale of other real estate owned	109	0	0	80
Purchases of premises and equipment	(27)	(41)	(118)	(79)

Net cash (used) in investing activities	2,045	(4,626)	(4,617)	(1,594)

Cash flows from financing activities:
Net increase in deposits	(2,260)	3,507	2,958	3,034
Federal Home Loan Bank advances	2,000	1,000	1,000	2,000
Federal Home Loan Bank repayments	(2,000)	(1,000)	(2,000)	(1,962)
Cash dividends paid	(528)	(488)	(655)	(624)

Net cash provided by financing activities	(2,788)	3,019	1,303	2,448

Net increase (decrease) in cash and cash equivalents	551	(276)	(1,473)	2,585

Cash and cash equivalents, beginning balance	4,724	6,197	6,197	3,612

Cash and cash equivalents, ending balance	$5,275	$5,921	$4,724	$6,197

Supplemental Disclosure of Cash Flows Information:
Cash paid during the year for:
Interest			$2,089	$2,549
Income taxes			$351	$379

Supplemental Schedule of Noncash Investing and Financing Activities:
Net unrealized gain (loss) on investment securities available for sale (net of tax effects)			($327)	($148)
Other real estate acquired in settlement of loans			$75	$0

The Notes to Financial Statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

Note 1. Significant Accounting Policies

Nature of Operations

The First National Bank of Newport provides loan, deposit and other related financial services through four full service banking offices in Perry County. The Bank competes with several other financial institutions to provide its services to individuals, businesses, municipalities and other organizations.

The accounting and reporting policies of the Bank conform to U. S. generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe significant accounting policies.

The accompanying unaudited interim balance sheet as of September 30, 2005, the statements of income and cash flows for the nine months ended September 30, 2005 and 2004 and the statement of shareholders’ equity for the nine months ended September 30, 2005 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position, results of operations and its cash flows for the nine months ended September 30, 2005 and 2004. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. All references to September 30, 2005 or to the nine months ended September 30, 2005 and 2004 in the notes to the financial statements are unaudited.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Bank has defined cash and cash equivalents as those amounts included in the balance sheet captions “cash and due from banks” and “federal funds sold”. As permitted by generally accepted accounting principles, the Bank has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Investment Securities

In accordance with generally accepted accounting principles, the Bank may segregate its investment portfolio into three specific categories: “securities held to maturity,” “trading securities” and “securities available for sale.” Securities held to maturity are to be accounted for at their amortized cost; securities classified as trading securities are to be accounted for at their current market value with unrealized gains and losses on such securities included in current period earnings; and securities classified as available for sale are to be accounted for at their current market value with unrealized gains and losses on such securities to be excluded from earnings and reported as a net amount in other comprehensive income.

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

The Bank had no investment securities classified as “Held to Maturity” or “Trading Securities” during 2004 and 2003.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method, and flow through the Bank’s annual operations. Unrealized gains and losses, net of tax, on investment securities available for sale are reported as a net amount in a separate component (“accumulated other comprehensive income”) of shareholders’ equity until realized.

Federal Reserve, Federal Home Loan Bank, and Atlantic Central Bankers Bank Stock

These investments are carried at cost. The Bank is required to maintain minimum investment balances in these organizations. These stocks are not actively traded and therefore have no readily determinable market value.

Loans and Allowance for Possible Loan Losses

Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. Unearned interest on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay.

Nonaccrual/Impaired Loans

The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are

NOTES TO FINANCIAL STATEMENTS—(Continued)

applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on such loans is recognized only to the extent of interest payments received.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair market value less estimated selling cost of the underlying collateral. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Legal fees and other costs related to foreclosure proceedings are expensed as they are incurred.

Bank Building, Equipment, Furniture and Fixtures and Depreciation

Bank building, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Expenditures for replacements are capitalized and the replaced items are retired. Maintenance and repairs are charged to operations. Depreciation is computed based on the straight-line method over the estimated useful lives of the related assets as follows:

Years
Buildings and Improvements	15 – 40
Equipment, furniture and fixtures	3 – 10

Earnings Per Share

Earnings per common share were computed based upon weighted average shares of common stock outstanding of 400,000 for 2004 and 2003.

Federal Income Taxes

As a result of certain timing differences between financial statement and federal income tax reporting, deferred income taxes are provided in the financial statements. See Note 12 for further details.

Advertising

The Bank follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $51,377 and $62,941 for the years ended December 31, 2004 and 2003, respectively.

Fair Values of Financial Instruments

Generally Accepted Accounting Principles (GAAP) require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. GAAP excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents. The carrying amounts of cash and short-term instruments approximate their fair value.

Securities to be Held to Maturity and Securities Available for Sale. Fair values for investment securities are based on quoted market prices.

Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate certificates of deposit and fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits and IRA’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

Long-Term Borrowings. The fair value of the Bank’s long-term debt is estimated using a discounted cash flow analysis based on its current incremental borrowing rate for similar types of borrowing arrangements.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments. The Bank generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

Comprehensive Income

Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of “other comprehensive income” such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

The Bank has elected to report its comprehensive income in the statement of changes in shareholders’ equity. The only element of “other comprehensive income” that the Bank has is the unrealized gains or losses on available for sale securities.

The components of other comprehensive income and related tax effects are as follows:

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2005	2004	2004	2003
	(Unaudited)
Unrealized holding gains (losses) on available-for-sale securities	($374,901)	($232,544)	($467,801)	($238,530)
Reclassification adjustment for losses (gains) realized in income	(6,590)	(21,162)	(26,888)	12,868

Net unrealized gains (losses)	(381,491)	(253,706)	(494,689)	(225,662)
Tax effect	129,707	86,260	168,195	76,725

Net-of-tax amount	($251,784)	($167,446)	($326,494)	($148,937)

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 2. Compensating Balance Arrangements

The required deposit balances at correspondent banks were $510,000 at both December 31, 2004 and 2003. These balances were maintained to cover processing costs and service charges.

Note 3. Investment Securities

The amortized cost and fair values of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

	2004
U. S. Treasury securities	$1,012,475	$37,212	$0	$1,049,687
Obligations of other U.S. government agencies and corporations	17,770,920	24,193	164,568	17,630,545
Obligations of state and political subdivisions	11,415,710	244,928	33,685	11,626,953
Corporate bonds	3,395,808	43,490	12,352	3,426,946
Mortgage-backed securities	12,654,836	28,874	116,432	12,567,278

	$46,249,749	$378,697	$327,037	$46,301,409

	2003
U. S. Treasury securities	$1,016,310	$68,925	$0	$1,085,235
Obligations of other U.S. government agencies and corporations	14,335,609	158,548	26,349	14,467,808
Obligations of state and political subdivisions	12,582,509	321,986	36,118	12,868,377
Corporate bonds	3,396,295	140,451	0	3,536,746
Mortgage-backed securities	13,935,698	23,424	104,517	13,854,605

	$45,266,421	$713,334	$166,984	$45,812,771

The amortized cost and fair values of investment securities at December 31, 2004 by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale Securities
	Amortized Cost	Fair Value
Due in one year or less	$1,402,168	$1,414,959
Due after one year through five years	23,126,275	23,102,173
Due after five years through ten years	8,640,102	8,777,782
Due after ten years	426,368	439,217

	33,594,913	33,734,131
Mortgage backed securities	12,654,836	12,567,278

	$46,249,749	$46,301,409

Proceeds from the sales and calls of available for sale securities in 2004 were $1,223,791 resulting in gross realized gains and losses of $30,918 and $4,030, respectively. Proceeds from sales and calls of available for sale securities in 2003 were $1,073,389 resulting in gains and losses of $795 and $13,663, respectively.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Investment Securities Available-for-Sale
U. S. Treasury Securities	$0	$0	$0	$0	$0	$0
Obligations of U. S. Government agencies	13,610,844	(155,267)	488,220	(9,301)	14,099,064	(164,568)
Obligations of states and political subdivisions	1,937,220	(20,490)	418,952	(13,195)	2,356,172	(33,685)
Corporate bonds	1,228,097	(12,301)	199,948	(51)	1,428,045	(12,352)
Mortgage-backed securities	4,147,440	(36,802)	4,605,663	(79,630)	8,753,103	(116,432)

Total temporarily impaired securities	$20,923,601	($224,860)	$5,712,783	($102,177)	$26,636,384	($327,037)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the bank to retain its investment in the issuer for the period of time sufficient to allow for any anticipated recovery in fair value.

Investment securities that are pledged to secure public funds and for other purposes as required or permitted by law are as follows:

	2004	2003
Amortized cost	$6,441,950	$10,495,225

Fair value	$6,481,821	$10,543,787

Note 4. Loans

Loans, primarily at fixed rates, at December 31 consisted of the following:

	2004	2003
Mortgages
1 to 4 family properties	$42,259,859	$40,187,968
All other	14,398,021	16,641,064
Credit Lines (Real estate secured)	5,549,742	5,390,839
Personal loans	1,905,035	2,110,072
Business loans	4,442,384	3,389,903

	68,555,041	67,719,846
Less allowance for loan losses	948,328	1,006,121

	$67,606,713	$66,713,725

The Bank has granted loans to officers and directors of the Bank and their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate amount of loans to officers, directors and their associates was $391,527 and $376,353 at December 31, 2004 and 2003, respectively.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 5. Delinquent and Nonaccrual Loans

Loans 90 days or more past due (still accruing interest) and those on nonaccrual status were as follows at December 31 (in thousands):

	90 Days or More Past Due		Nonaccrual Status
	2004	2003	2004	2003
Business loans	$19	$0	$0	$0
Real estate mortgages	165	24	0	0
Personal loans	5	0	0	0

Total	$189	$24	$0	$0

The amount of foregone interest on nonaccrual loans was $0 for 2004 and 2003.

There were no impaired loans in 2004 or 2003.

Note 6. Concentration of Credit Risk

The Bank is a multi-faceted financial institution whose primary purpose is to provide entities located within its delineated service community with a variety of credit services. The community it serves consists primarily of Perry County, Pennsylvania. Its main office is located in Newport, Pennsylvania with branches located in Duncannon, Red Hill and New Bloomfield, Pennsylvania. Although the Bank has a diversified loan portfolio, a substantial portion of its loan portfolio is concentrated in mortgages secured by 1-4 family properties as disclosed in Note 4.

The Bank evaluates each customer’s creditworthiness on an individual basis. The amount of collateral obtained if deemed necessary by the Bank upon the extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but generally includes real estate.

The Bank maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the Bank. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 7. Allowance for Possible Loan Losses

Activity in the allowance for possible loan losses for each year was as follows:

	2004	2003
Balance, beginning of year	$1,006,121	$975,614
Recoveries credited to allowance	5,550	13,215
Provision for possible loan losses charged to income	0	90,000

Total	1,011,671	1,078,829
Losses charged to allowance	63,343	72,708

Balance, end of year	$948,328	$1,006,121

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 8. Premises and Equipment

Premises and equipment at December 31 consisted of the following:

	2004	2003
Land	$175,000	$175,000
Buildings and improvements	1,403,803	1,361,809
Furniture and equipment	1,313,869	1,237,832

	2,892,672	2,774,641
Less accumulated depreciation	1,598,967	1,449,610

	$1,293,705	$1,325,031

Note 9. Deposits

Time deposits of $100,000 and over were $11,717,920 and $10,726,229 at December 31, 2004 and 2003, respectively.

Interest expense on time deposits of $100,000 and over was $395,900 and $441,289 for 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of time certificates are as follows:

2005	$23,943,922
2006	6,465,654
2007	6,239,834
2008	6,180,900
2009	1,508,957
Thereafter	3,256,038

$47,595,305

The aggregate amount of demand deposits reclassified as loan balances was $111,995 and $38,217 at December 31, 2004 and 2003, respectively.

The Bank accepts deposits of employees, officers and directors of the Bank on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of employees, officers and directors totaled $1,172,595 and $1,185,721 at December 31, 2004 and 2003, respectively.

Note 10. Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Financial instruments whose contract amounts represent credit risk at December 31:

	Contract or Notional Amount
	2004	2003
Commitments to extend credit	$4,835,547	$4,939,015
Standby letters of credit and financial guarantees written	67,000	37,000

	$4,902,547	$4,976,015

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments when deemed necessary by management.

Note 11. Benefit Plans

Retirement Plan

In 2002, the Bank had a qualified profit-sharing plan for all eligible employees who have completed one year of service. Effective October 1, 2003, the plan was amended and restated as a 401(k) profit sharing plan. Under the restated plan, employees are eligible to participate in the plan after completing one year of service and are 100% vested after five years. Participants may elect to defer up to 70% of eligible compensation subject to statutory limitations on deferrals. In addition, the Bank makes a “safe harbor” contribution of 3% of its participants’ eligible compensation. Additional contributions are made at the discretion of the Bank’s Directors, subject to legal restrictions that apply to defined contribution retirement plans. Bank contributions to the plan were $120,413 and $109,292 for 2004 and 2003, respectively.

Directors Deferral Plan

Beginning in 2004, the Bank implemented a nonqualified deferred compensation program for certain directors. The retirement benefit to be provided is fixed based upon the amount of compensation earned and deferred as elected by the individual participating in the program. Deferred compensation expense amounted to $39,229 for the year ended December 31, 2004.

Bank Owned Life Insurance

Beginning in 2004, the Bank purchased life insurance covering certain officers and directors. The policies were funded with single premium life insurance contracts. The cash surrender value of the policies is an unrestricted asset of the Bank, which totaled $2,595,004 at December 31, 2004.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 12. Federal Income Taxes

The components of federal income tax expense are summarized as follows:

	2004	2003
Current year provision	$426,768	$467,338
Tax credit	(64,136)	(64,136)
Deferred income taxes resulting from differences between financial statement and tax depreciation charges	12,412	4,960
Deferred income taxes resulting from differences between financial statement and tax loan loss provision	(1,197)	(10,372)
Deferred income taxes resulting from differences for directors deferred compensation plan	(13,338)	0

Applicable income tax	$360,509	$397,790

Federal income taxes were computed after adjusting pretax accounting income for nontaxable income in the amounts of $581,218 and $533,774 for 2004 and 2003, respectively.

The Bank uses the flow through method of accounting for tax credits that are available on its investment in a limited partnership. See Note 13 for further details.

A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2004	2003
Federal income tax rate	34.0%	34.0%
Reduction resulting from:
Nontaxable interest income (net of nondeductible interest)	12.1	9.6
Tax credit	3.3	3.4

Effective income tax rate	18.6%	21.0%

Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation and unrealized gains on available for sale securities. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, deferred compensation, and unrealized losses on available for sale securities. The net deferred taxes included in the accompanying balance sheets include the following components:

	2004	2003
Deferred Tax Assets:
Allowance for loan losses	$285,512	$284,315
Directors deferred comp	13,338	0

	298,850	284,315

Deferred Tax Liabilities
Net unrealized gain on securities available for sale	17,564	185,759
Depreciation	97,601	85,189

	115,165	270,948

Net deferred tax assets	$183,685	$13,367

NOTES TO FINANCIAL STATEMENTS—(Continued)

Note 13. Investment in Limited Partnership

The Bank is a 99.80% limited partner in Butz House Associates, L.P., a Pennsylvania limited partnership. During 1999, the Bank provided temporary construction financing of approximately $630,000 to the limited partnership. During 2000, the temporary construction financing was increased to $650,000 and was subsequently converted into its initial $650,000 capital investment of the limited partnership.

The Bank made a $64,000 additional capital investment in early 2001, and made an additional $100,000 capital investment in 2004 for the limited partnership to payoff short term financing initially provided by the general partner.

This limited partnership, which is primarily a low income housing project in Newport’s historic district, entitles the Bank to substantial annual tax deductions and credits which are estimated as follows:

Year	Deductions	Credits
2005 through 2009	$45,000	$64,000
2010 through 2014	50,000	0

The Bank’s recorded investment (using the equity method) in this Partnership was$567,181 and $514,781 at December 31, 2004 and 2003, respectively and is included in other assets in the balance sheet.

Note 14. Federal Home Loan Bank Advances

Borrowings from the Federal Home Loan Bank at December 31 consisted of the following:

Type	Maturity Date	Interest Rate	2004	2003
Mid-term Repo—Fixed	December 2004	2.07%	$0	$1,000,000
Mid-term Repo—Fixed	December 2005	1.97	1,000,000	1,000,000
Mid-term Repo—Fixed	January 2005	1.53	1,000,000	0
Convertible/strike rate	June 2005	6.481	1,000,000	1,000,000
Mid-term Repo—Fixed	January 2004	3.440	0	1,000,000

			$3,000,000	$4,000,000

The Bank has a maximum borrowing capacity through Federal Home Loan Bank of approximately $61,000,000, which is collateralized by security agreements in certain assets of the Bank totaling $65,000,000.

Note 15. Operating Lease Obligations

During 1996 the Bank constructed its Red Hill office on land which is leased to the Bank. This land lease is for twenty-five years, with renewal options for three additional five-year periods.

During 2000 the Bank occupied its New Bloomfield drive-through banking facility under the terms of a twenty-five year lease which gives the Bank a right of first refusal to purchase the property.

Minimum future rental payments under these leases are as follows:

Year	Red Hill	New Bloomfield	Total
2005	$25,000	$8,476	$33,476
2006	25,000	8,476	33,476
2007	25,000	8,476	33,476
2008	25,000	8,476	33,476
2009	25,000	8,476	33,476
Thereafter	312,500	161,665	474,165

	$437,500	$204,045	$641,545

NOTES TO FINANCIAL STATEMENTS—(Continued)

Both of these leases contain various other provisions, including such items as common area charges, including insurance. Lease payments under these leases for 2004 and 2003 totaled $38,662 and $40,898, respectively.

Note 16. Fair Value of Financial Instruments

The estimated fair values of the Bank’s financial instruments were as follows at December 31:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$3,083,957	$3,083,957	$3,301,445	$3,301,445
Federal funds sold	1,640,000	1,640,000	2,896,000	2,896,000
Securities available for sale	46,301,409	46,301,409	45,812,771	45,812,771
Restricted bank stock	600,000	600,000	625,000	625,000
Loans receivable	68,555,041	67,396,503	67,719,846	68,392,510
Accrued interest receivable	554,984	554,984	616,285	616,285
Financial Liabilities
Time certificates	47,595,305	47,711,010	48,744,764	49,483,052
Other deposits	60,595,252	60,595,252	56,486,821	56,486,821
Borrowed funds	3,000,000	3,000,000	4,000,000	4,086,419
Accrued interest payable	148,778	148,778	161,000	161,000

Note 17. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier I capital (as defined in the regulations) to risk weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The Bank’s actual and required capital amounts and ratios were as follows (dollar amounts in thousands):

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under the Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2004:
Total capital (to risk weighted assets)	$13,954	20.46%	≥	$5,455	≥	8.00%	≥$	6,819	≥	10.00%
Tier I capital (to risk weighted assets)	13,100	19.21	≥	2,728	≥	4.00	≥	4,091	≥	6.00
Tier I capital (to average assets)	13,100	10.49	≥	4,997	≥	4.00	≥	6,246	≥	5.00

As of December 31, 2003:
Total capital (to risk weighted assets)	$13,007	19.70%	≥	$5,282	≥	8.00%	≥$	6,603	≥	10.00%
Tier I capital (to risk weighted assets)	12,179	18.45	≥	2,641	≥	4.00	≥	3,962	≥	6.00
Tier I capital (to average assets)	12,179	10.03	≥	4,857	≥	4.00	≥	6,072	≥	5.00

Regulatory approval is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits (as defined) for that year combined with the retained net profits for the two preceding calendar years. At December 31, 2004, approximately $2,393,000 was available for dividends without prior regulatory approval.

Note 18. Commitments and Contingencies

The Bank is an 8.33% shareholder in Enterprise Technology Alliance, Inc. (ETA) which provides data processing services for the Bank. The Bank is responsible for its share of any debt for capital expenditures incurred by ETA.

During 2003, the Bank contributed $176,000 in additional capital to ETA based upon ETA’s projected capital expenditures for the next two years. The balance of the Bank’s investment in ETA, which is included in other assets on the balance sheet, was $201,000 at December 31, 2004 and 2003.

The Bank is also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Bank in connection with any such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of any such claims and lawsuits will not have a material adverse effect on the financial position, results of operations or liquidity of the Bank.

Note 19. Events Occurring Subsequent to the Audit Report Date

Entry into a Material Definitive Agreement

On November 21, 2005, The First National Bank of Newport and Orrstown Financial Services, Inc., the parent company of Orrstown Bank, signed a definitive agreement to combine their companies.

Pursuant to the terms of the agreement, First National shareholders will be entitled to receive 1.75 shares of Orrstown common stock and $22.20 in cash. The total value of the merger is approximately $33.73 million, or $84.33 per share of First National common stock.

The merger is subject to certain conditions, including approval of First National shareholders and customary regulatory approvals.

The merger in expected to close in the second quarter of 2006.

THE FIRST NATIONAL BANK OF NEWPORT

NET INTEREST MARGIN ANALYSIS

(ON A FULLY TAXABLE EQUIVALENT BASIS)

(Unaudited)

	2004			2003
(In Thousands)	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Loans: (1)
Taxable	$64,406	$4,483	6.96%	$64,344	$4,886	7.59%
Nontaxable (2)	3,302	162	4.91%	2,411	130	5.39%

Total loans	67,708	4,645	6.86%	66,755	5,016	7.51%
Federal funds sold	2,484	$33	1.33%	2,170	$25	1.15%
Investment Securities:
Taxable	34,604	1,259	3.64%	35,296	1,351	3.83%
Nontaxable (2)	12,093	718	5.94%	12,403	761	6.14%

Total investment securities	46,697	1,977	4.23%	47,699	2,112	4.43%
Total earning assets	116,889	$6,655	5.69%	116,624	$7,153	6.13%

Allowance for loan losses	(999)			(996)
Bank-owned life insurance	2,493			0
Other assets	6,531			7,014

Total assets	$124,914			$122,642

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Interest bearing demand	$28,947	$252	0.87%	$26,127	$268	1.03%
Savings	21,520	228	1.06%	19,626	240	1.22%
Time deposits	48,351	1,474	3.05%	51,751	1,821	3.52%

Total deposits	98,818	1,954	1.98%	97,504	2,329	2.39%
Borrowings	4,019	123	3.06%	3,678	134	3.64%

Total interest-bearing liabilities	102,837	2,077	2.02%	101,182	2,463	2.43%

Non-interest bearing demand deposits	8,837			8,742
Other liabilities	375			402

Total liabilities	112,049			110,326
Stockholders’ equity	12,865			12,316

Total liabilities and stockholders’ equity	$124,914			$122,642

Net interest income		$4,578			$4,690

Net yield on interest earning assets			3.92%			4.02%

(1)	Nonaccrual loans are included in computing average balance.
(2)	An incremental tax rate of 34% was used to calculate the tax equivalent income. The total tax adjustment was $299,000 and $303,000 in 2004 and 2003, respectively.

THE FIRST NATIONAL BANK OF NEWPORT

EFFECT OF RATE-VOLUME CHANGE ON NET INTEREST INCOME

(Unaudited)

	2004 Compared to 2003 Increase/(Decrease)			2003 Compared to 2002 Increase/(Decrease)
(In Thousands)	Average Volume	Average Rate	Total	Average Volume	Average Rate	Total
Interest Income
Loans:
Taxable	$5	($408)	($403)	$22	($413)	($391)
Nontaxable	48	(16)	32	66	(10)	56

Total loans	53	(424)	(371)	88	(423)	(335)
Federal funds sold	4	4	8	(24)	(17)	(41)
Investment securities:
Taxable	(27)	(65)	(92)	407	(619)	(212)
Nontaxable	(19)	(24)	(43)	290	(99)	191

Total investment securities	(46)	(89)	(135)	697	(718)	(21)

Total Earning Assets	$11	($509)	($498)	$761	($1,158)	($397)

Interest Expense
Deposits
Interest-bearing demand	$29	($45)	($16)	$63	($198)	($135)
Savings	23	(35)	(12)	66	(140)	(74)
Time deposits	(120)	(227)	(347)	98	(491)	(393)

Total deposits	(68)	(307)	(375)	227	(829)	(602)
Borrowings	12	(23)	(11)	27	(21)	6

Total interest-bearing liabilities	(56)	(330)	(386)	254	(850)	(596)

Net interest income	$67	($179)	($112)	$507	($308)	$199

Note: Volume changes have been determined by multiplying the prior years’ average rate by the change in average balances outstanding. The rate change is the difference between the total change and the volume change.

THE FIRST NATIONAL BANK OF NEWPORT

MATURITIES OF INVESTMENT SECURITIES

(Unaudited)

December 31, 2004

The following table shows the maturities of investment securities at amortized cost as of December 31, 2004, and weighted average yields of such securities. Yields are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

(In Thousands)	Within 1 Year	1-5 Years	5-10 Years	Over 10 Years	Total
U.S. Treasury Securities Amortized Cost
Amortized cost	$0	$1,012	$0	$0	$1,012
Yield	0.00%	4.67%	0.00%	0.00%	4.67%
Obligations of other U.S. Government agencies and Corporations:
Amortized cost	0	17,271	500	0	17,771
Yield	0.00%	3.45%	5.77%	0.00%	3.51%
Obligations of state and political subdivisions
Amortized cost	200	3,447	7,342	427	11,416
Yield	6.55%	5.00%	5.61%	6.07%	5.19%
Corporate bonds
Amortized cost	1,202	1,395	799	0	3,396
Yield	5.94%	4.12%	3.84%	0.00%	4.68%
Mortgage-Backed securities (1)
Amortized cost	4	4,391	3,862	4,398	12,655
Yield	8.77%	3.36%	4.03%	3.08%	3.47%

Subtotal amortized cost	$1,406	$27,516	$12,503	$4,825	$46,250

Subtotal yield	5.99%	3.70%	4.97%	3.36%	4.08%

Equity Securities					$600
Yield					1.96%

Total investment securities					$46,850

Yield					4.06%

(1)	It is anticipated that these mortgage-backed securities will be repaid prior to their contractual maturity dates.

THE FIRST NATIONAL BANK OF NEWPORT

MATURITIES OF LOANS AS OF

DECEMBER 31, 2004

(Unaudited)

The following table shows maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2004.

(In Thousands)	Due Within 1 Year	Due Over 1 Year But Within 5 Years	Due Over 5 Years	Non- Accruing Loans	Total
Loans at predetermined interest rates	$3,122	$18,658	$44,085	$0	$65,865
Loans at floating or adjustable interest rates	967	0	1,723	0	2,690

Total (1)	$4,089	$18,658	$45,808	$0	$68,555

(1)	These amounts have not been reduced by the Allowance for loan losses or unearned discount.

THE FIRST NATIONAL BANK OF NEWPORT

ALLOWANCE FOR LOAN LOSSES

(Unaudited)

Activity in the Allowance for Loan Losses is summarized as follows:

(In Thousands)	2004	2003
Allowance for loan losses, beginning of the year	$1,006	$976

Loans charged-off during the year:
Real estate mortgages	46	23
Installment loans	17	50
Commercial and all other loans	0	0

Total charge-offs	63	73

Recoveries of loans previously charged-off:
Real estate mortgages	2	3
Installment loans	3	10
Commercial and all other loans	0	0

Total recoveries	5	13

Net loans (charged-off)/recovered	(58)	(60)
Provision for loan losses charged to operations	0	90

Allowance for loan losses, end of year	$948	$1,006

Ratio of Net Charge-offs to Average Loans	0.0856%	0.0898%

A breakdown of the Allowance for Loan Losses as of December 31 is as follows:

	2004		2003
(In Thousands)	Allowance Amount	Percent of Loans in Each Category	Allowance Amount	Percent of Loans in Each Category
Commercial, industrial and agriculture loans	$433	45.70%	$159	15.80%
1 – 4 family residential mortgages	373	39.30%	284	28.20%
Consumer and installment loans	13	1.40%	20	2.00%
Unallocated	129	13.60%	543	54.00%

Total	$948	100.00%	$1,006	100.00%

THE FIRST NATIONAL BANK OF NEWPORT

MATURITIES OF TIME CERTIFICATES OF $100,000 AND OVER

(Unaudited)

Time certificates of $100,000 and over as of December 31, were as follows:

(In Thousands)	2004	2003
Three months or less	$3,349	$1,755
Three months to six months	1,541	2,027
Six months to twelve months	930	1,912
Over twelve months	5,898	5,032

Total	$11,718	$10,726

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

between

ORRSTOWN FINANCIAL SERVICES, INC.

and

THE FIRST NATIONAL BANK OF NEWPORT

November 21, 2005

i

EXHIBITS:

Exhibit 1 – Form of Plan of Merger	A1-1
Exhibit 2 – Form of Affiliates Letter	A2-1
Exhibit 3 – Form of Tax Opinion	A3-1
Exhibit 4 – Form of Opinion of FNB Counsel	A4-1
Exhibit 5 – Form of Employment Agreement—Peter C. Zimmerman	A5-1
Exhibit 6 – Form of Employment Agreement—Michael D. Amsler	A6-1

ii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 21, 2005, is made by and between ORRSTOWN FINANCIAL SERVICES, INC. (“Orrstown”), a Pennsylvania corporation having its principal place of business in Shippensburg, Pennsylvania, and THE FIRST NATIONAL BANK OF NEWPORT (“FNB”), a national banking association having its principal place of business in Newport, Pennsylvania.

BACKGROUND

1. Orrstown and FNB desire for Orrstown to acquire FNB as a wholly-owned subsidiary of Orrstown, in accordance with the terms set forth herein.

2. To accomplish the reorganization contemplated hereby, the parties desire for FNB to merge with and into Interim Bank, a bank to be formed as a wholly-owned subsidiary of Orrstown (the “Interim Bank”) with Interim Bank surviving the merger, such merger to be in accordance with the Plan of Merger (as hereinafter defined).

3. Orrstown and FNB desire to provide the terms and conditions governing the transactions contemplated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.01—Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal has the meaning given that term in Section 4.06 of this Agreement.

Affiliate means, with respect to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Agreement means this Agreement and Plan of Reorganization, together with the exhibits referenced herein, and any amendment or supplement hereto.

Applications means the applications for regulatory approval which are required in connection with the transactions contemplated hereby.

Average Final Price means the Orrstown Market Value as of the Effective Date.

Bank Holding Company Act means the Bank Holding Company Act of 1956, as amended.

Benefits Schedule has the meaning given to that term in Section 2.18.

Boenning has the meaning given to that term in Section 2.13.

Business Day means any day on which banks are not required or authorized to close in the Commonwealth of Pennsylvania.

Cash Consideration has the meaning given that term in Section 1.03(e)(iv).

Closing Date means the date determined by Orrstown, in its sole discretion, upon five (5) days prior written notice to FNB, but in no event later than the end of the calendar quarter beginning thirty (30) days after the last condition precedent (other than the delivery of certificates or other instruments or documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Orrstown and FNB shall agree.

Common Stock Exchange Ratio shall have the meaning given that term in Section 1.03(e)(iv).

CRA means the Community Reinvestment Act.

Effective Date means the date specified in the Plan of Merger which may be the same as the Closing Date.

Effective Time means the time specified in the Plan of Merger for the effectiveness of the Merger.

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent shall have the meaning given that term in Section 1.03(f)(i).

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

FNB Certificates has the meaning given to that term in Section 1.03(f)(iii).

FNB Common Stock means the common stock of FNB described in Section 2.02(a).

FNB Disclosure Schedule means a disclosure schedule delivered by FNB to Orrstown pursuant to this Agreement.

FNB Financials means (i) the annual audited financial statements of FNB as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, and any audited financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim financial statements, including the notes thereof, of FNB as of each calendar quarter thereafter, delivered to Orrstown by FNB.

FNB Regulatory Reports means the annual or quarterly reports, and accompanying schedules, of FNB filed with any Regulatory Authority for each calendar quarter from December 31, 2004 through the Closing Date.

FNB Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by FNB, except any association the stock or equity of which is held in the ordinary course of the lending activities of FNB.

FLSA means the Fair Labor Standards Act of 1938.

GAAP means generally accepted accounting principles as in effect at the relevant date.

Interim Bank has the meaning given that term in the Background section of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service.

Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

Law shall mean any law (including common law), constitution statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, commission, department or instrumentality thereof, or of any court, tribunal or arbitrator.

Letter Agreement has the meaning given that term in Section 4.13 of this Agreement.

Material Adverse Effect shall mean, with respect to Orrstown or FNB, as the case may be, any effect that is material and adverse to its assets, financial condition, results of operations or prospects on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include: (a) any change in the value of the respective investment and loan portfolios of Orrstown or FNB resulting from a change in interest rates generally; (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects financial institutions generally; (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby; (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby; (e) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party; and (f) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect Orrstown or FNB, as the case may be.

Merger means the merger of FNB with and into Interim Bank, with Interim Bank surviving such merger, as contemplated by this Agreement and set forth in the Plan of Merger.

Merger Consideration means the Cash Consideration and the Stock Consideration.

National Bank Act means 12 U.S.C. Section 1, et seq.

OCC means the Office of the Comptroller of the Currency.

Orrstown Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

Orrstown Disclosure Schedule means a disclosure schedule delivered by Orrstown to FNB pursuant to this Agreement.

Orrstown Financials means (i) the annual audited consolidated financial statements of Orrstown as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, and any audited consolidated financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim consolidated financial statements, including the notes thereto, of Orrstown as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents filed by Orrstown.

Orrstown Market Price means, as of any date, the average of the daily high bid and low offer quotations for a share of Orrstown Common Stock, as reported on the National Association of Security Dealers, Inc.’s OTC Bulletin Board service. If no bid or offer quotations are available for any date, then the Orrstown Market Price for such date shall be the price of the last trade reported for the shares of Orrstown Common Stock on the OTC Bulletin Board service.

Orrstown Market Value means, as of any date, the average of the Orrstown Market Prices for the sixty (60) consecutive trading days ending on the trading day which is five (5) Business Days immediately prior to the date as of which the Orrstown Market Value is determined.

Orrstown Regulatory Reports means the annual reports of Orrstown or Orrstown Bank, as the case may be, filed with the Federal Reserve Board, or the PDB from December 31, 2004 through the Closing Date.

Orrstown Subsidiaries means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Orrstown, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Plan of Merger means the plan of merger to be entered into between FNB and Interim Bank pursuant to this Agreement, providing for the merger of FNB with and into Interim Bank, with Interim Bank surviving the merger, substantially in the form attached hereto as Exhibit 1.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be included in the Registration Statement and transmitted to holders of FNB Common Stock in connection with the transactions contemplated by this Agreement.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Orrstown Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meaning given to that term in Section 2.11 and 3.09 of this Agreement.

Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OCC, the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Stock Consideration shall have the meaning given that term in Section 1.03(e)(iv).

Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which is owned, either directly or indirectly, by another entity, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

Surviving Bank has the meaning given to that term in Section 1.03(b).

Section 1.02—The Interim Bank. Orrstown shall organize Interim Bank under the National Bank Act as a wholly-owned subsidiary of Orrstown. Orrstown shall cause Interim Bank to enter into the Plan of Merger with FNB reflecting the terms of this Agreement and as required under the National Bank Act.

Section 1.03—The Merger.

(a) Closing. The closing will take place at the offices of Rhoads & Sinon LLP, counsel to Orrstown, in Harrisburg, Pennsylvania, on the Closing Date or at such other place, and at such time, as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date.

(b) The Merger.

(i) Subject to the terms and conditions of this Agreement, on the Effective Date: FNB shall merge with and into Interim Bank; the separate existence of FNB shall cease; Interim Bank shall be the surviving bank in the Merger and shall continue to exist as a separate and distinct entity (Interim Bank, as the surviving bank in the Merger, is sometimes referred to herein as the “Surviving Bank”); and all of the property (real, personal and mixed), rights, powers and duties and obligations of FNB shall be taken and deemed to be transferred to and vested in Interim Bank, as the surviving bank in the Merger, without further act or deed; all debts, liabilities and duties of each of FNB and Interim Bank shall thereafter be the responsibility of Interim Bank as the surviving institution, all in accordance with the applicable Laws.

(ii) Orrstown may, with FNB’s consent (which shall not be unreasonably withheld, conditioned or delayed), at any time prior to the Effective Time change the method of effecting the merger with FNB (including without limitation, the provisions of this Article I), if and to the extent that it deems such change to be necessary, appropriate or desirable, provided, however, that no such change shall (A) alter or change the amount of Merger Consideration to be issued to holders of FNB Common Stock as provided for in this Agreement, (B) cause the transaction not to qualify as a reorganization under Section 368 of the IRC, or (C) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties shall appropriately amend this Agreement, the Plan of Merger and any other related documents to reflect any such revised structure or method.

(iii) As a result of the Merger, the Surviving Bank shall be a wholly-owned operating subsidiary of Orrstown subject to the provisions of this Section 1.03(b). If consistent with the on-going business needs of Orrstown, Orrstown shall continue the separate corporate existence of the Surviving Bank as an operating bank subsidiary for a period not less than three (3) years following the Effective Date, or until such time as the boards of directors of Orrstown and the Surviving Bank mutually determine otherwise.

(c) Interim Bank’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Interim Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of the Surviving Bank, as the surviving bank in the Merger, until thereafter altered, amended or repealed; provided, however, that the name of the Surviving Bank shall be changed to “The First National Bank of Newport.”

(d) Board of Directors and Officers of the Surviving Bank.

(i) On the Effective Date, the board of directors of the Surviving Bank shall consist of (A) each person holding such office of FNB immediately prior to the Effective Date, provided such person executed, delivered and, as of the Effective Date, fully complied with the terms and conditions of the Letter Agreement and (B) Kenneth R. Shoemaker. Each person serving on the board of directors of the Surviving Bank immediately following the Effective Date shall, provided such person continues to satisfy the requirements of FNB’s bylaws in effect prior to the Effective Date (including any mandatory retirement or age limitations contained therein), and absent a breach of such director’s fiduciary duty to the Surviving Bank, or any other duty such director otherwise may have to Orrstown, be nominated and recommended by the board of directors of Orrstown to serve three (3) successive one (1) year terms as a director of the Surviving Bank and to serve until his successor has been duly elected, qualified and appointed.

(ii) For a period of three (3) years following the Effective Date, each non-employee member of the Surviving Bank’s board of directors who remains a member of the Surviving Bank’s board of directors after the Effective Date, shall be paid for services as such an annual fee of $9,000 to be paid in quarterly installments, plus $250 for each regular board meeting attended, not to exceed twelve (12) such meetings in any calendar year, plus $100 for each board committee meeting attended.

(iii) Orrstown, from time to time, in its discretion, may designate one or more non-voting observers to attend and participate in meetings of the Surviving Bank’s board of directors and committees of such board of directors.

(iv) On the Effective Date, the officers of FNB duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Bank.

(e) Effect on FNB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Orrstown, the Interim Bank, FNB or the holders of any of the following securities, the following shall occur:

(i) Outstanding Orrstown Common Stock. Each share of Orrstown Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Orrstown Common Stock. Shares of Orrstown Common Stock owned by FNB (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Orrstown.

(ii) Outstanding Interim Bank Common Stock. Each share of common stock of Interim Bank (the “Interim Bank Common Stock”) outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of the Surviving Bank.

(iii) Cancellation of Certain Common Stock. Each share of FNB Common Stock that is owned by Orrstown, by FNB as treasury shares, or by any of their respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

(iv) Conversion of FNB Common Stock. Each share of FNB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.03(e)(iii) and shares with respect to which the holder thereof duly exercises the right to dissent, if any, under applicable law) shall be converted into the right to receive (x) $22.20 in cash (the “Cash Consideration”) and (y) 1.75 shares of validly issued, fully paid and nonassessable shares of Orrstown Common Stock (the “Stock Consideration”), subject to adjustment as provided in Section 1.03(g) (the “Common Stock Exchange Ratio”).

(v) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of Orrstown Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former FNB shareholder who would otherwise be entitled to receive a fraction of a share of Orrstown Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Final Price.

(vi) The outstanding shares of FNB Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting FNB Shares”) pursuant to Section 215a of the National Bank Act and have not effectively withdrawn or lost their dissenters’ rights under the National Bank Act, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Section 215a of the National Bank Act. If any such holder of FNB Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right the Dissenting FNB Shares held by such holder shall thereupon be treated as though such Dissenting FNB Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.03(e)(iv) hereof. All payments in respect of Dissenting FNB Shares, if any, will be made by Orrstown.

(f) Surrender and Exchange of FNB Stock Certificates.

(i) Exchange Agent. Prior to the Effective Time, Orrstown shall appoint its transfer agent or a bank or trust company, which may include Orrstown Bank, as the exchange and paying agent (the “Exchange Agent”) for the payment and exchange of the Cash Consideration and the Stock Consideration.

(ii) Exchange Fund. At or prior to the Effective Time, Orrstown shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of FNB Common Stock, sufficient cash and certificates representing shares of Orrstown Common Stock to make all payments and deliveries to shareholders of FNB pursuant to Section 1.03(e) (iv) and (v). Any cash and certificates for Orrstown Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(iii) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), Orrstown shall cause the Exchange Agent to mail to each record holder of a certificate that immediately prior to the Effective Time represented issued and outstanding shares of FNB Common Stock (the “FNB Certificates”) a letter of transmittal which shall specify that delivery of the FNB Certificates shall be effected, and risk of loss and title to the FNB Certificates shall pass, only upon delivery of the FNB Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Orrstown may reasonably specify and instructions for effecting the surrender of such FNB Certificates in exchange for the Merger Consideration. Upon surrender of a FNB Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such FNB Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of Orrstown Common Stock that such holder has the right to receive pursuant to Section 1.03(e) (iv) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 1.03(e) (iv) and (v). No interest will be paid or will accrue on any cash payment pursuant to Section 1.03(e) (iv) and (v). In the event of a transfer of ownership of FNB Common Stock which is not registered in the transfer records of FNB, a certificate representing, in the aggregate, the proper number of shares of Orrstown Common Stock and/or a check in the proper amount pursuant to Section 1.03(e) (iv) and (v) may be issued with respect to such FNB

Common Stock, as the case may be, to such a transferee if the FNB Certificate formerly representing such shares of FNB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iv) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Orrstown Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered FNB Certificate with respect to the shares of Orrstown Common Stock that such FNB Certificate holder would be entitled to receive upon surrender of such FNB Certificate until such holder shall surrender such FNB Certificate in accordance with Section 1.03(f)(iii). Subject to the effect of applicable laws, following surrender of any such FNB Certificate, there shall be paid to such holder of shares of Orrstown Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Orrstown Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Orrstown Common Stock.

(v) No Further Ownership Rights. All shares of Orrstown Common Stock issued and cash paid upon conversion of shares of FNB Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of FNB Common Stock.

(vi) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of FNB Certificates for twelve (12) months after the Effective Date shall be delivered to Orrstown or otherwise on the instructions of Orrstown and any holders of the FNB Certificates who have not previously complied with this Section 1.03(f) shall thereafter look only to Orrstown for the Merger Consideration with respect to the shares of FNB Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.03(e)(iv), any cash in lieu of fractional shares of Orrstown Common Stock to which such holders are entitled pursuant to Section 1.03(e)(v) and any dividends or distributions with respect to shares of Orrstown Common Stock to which such holders are entitled pursuant to Section 1.03(f)(iv).

(vii) No Liability. None of Orrstown, FNB, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(viii) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Orrstown; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by a full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be payable to Orrstown.

(ix) Lost Certificates. If any FNB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such FNB Certificate to be lost, stolen or destroyed and, if required by Orrstown the posting by such Person of a bond in such reasonable amount as Orrstown may direct as indemnity against any claim that may be made against it with respect to such FNB Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed FNB Certificate the applicable Merger Consideration with respect to the shares of FNB Common Stock formerly represented thereby, any cash in lieu of fractional shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(e)(v), and any dividends or other distributions on shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(f)(iv).

(x) Withholding Rights. Orrstown shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of FNB Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Orrstown, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of FNB Common Stock in respect of which such deduction and withholding was made by Orrstown.

(xi) Stock Transfer Books. At the close of business on the Effective Date, the stock transfer books of FNB with respect to FNB Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of FNB of shares of FNB Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of FNB Certificates shall cease to have any rights with respect to such shares of FNB Common Stock, formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any FNB Certificates presented to the Exchange Agent or Orrstown for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of FNB Common Stock, formerly represented thereby, any cash in lieu of fractional shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(e)(v), and any dividends or other distributions on shares of Orrstown Common Stock to which the holders thereof are entitled pursuant to Section 1.03(f)(iv).

(g) Anti-Dilution Provisions. If Orrstown shall, at any time before the Effective Date, (A) declare a dividend in shares of Orrstown Common Stock payable to shareholders of record before the Effective Date, (B) combine the outstanding shares of Orrstown Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of Orrstown Common Stock, or (D) reclassify the shares of Orrstown Common Stock, then, in any such event, the number of shares of Orrstown Common Stock to be delivered to FNB shareholders who are entitled to receive shares of Orrstown Common Stock in exchange for shares of FNB Common Stock shall be adjusted so that each FNB shareholder shall be entitled to receive such number of shares of Orrstown Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Orrstown declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Common Stock Exchange Ratio shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Orrstown enters into an agreement pursuant to which shares of Orrstown Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each FNB shareholder entitled to receive shares of Orrstown Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FNB

FNB hereby represents and warrants to Orrstown that, except as specifically set forth in the FNB Disclosure Schedule delivered to Orrstown by FNB on the date hereof:

Section 2.01—Organization.

(a) FNB is a national banking association duly organized and validly existing under the federal laws of the United States. FNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. FNB is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on FNB.

(b) There are no FNB Subsidiaries.

(c) The deposits of FNB are insured by the FDIC to the fullest extent provided in the FDIA.

(d) The respective minute books of FNB accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees).

(e) Prior to the date of this Agreement, FNB has delivered to Orrstown true and correct copies of the articles of association and bylaws of FNB as in effect on the date hereof.

Section 2.02—Capitalization.

(a) The authorized capital stock of FNB consists exclusively of 1,000,000 authorized shares of common stock, $2.00 par value (“FNB Common Stock”), of which 400,000 shares are outstanding, validly issued, fully paid and nonassessable. No shares of FNB Common Stock were issued in violation of any preemptive rights. FNB neither has nor is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of FNB or any other security of FNB or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of FNB.

(b) Except as set forth in the FNB Disclosure Schedule, FNB does not own any equity interest, directly or indirectly, in any other association or controls any other company, except for equity interests held in the investment portfolios of FNB, equity interests held by FNB in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FNB. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FNB with respect to any other company’s capital stock or the equity of any other person.

(c) To the best of FNB’s knowledge, except as set forth in the FNB Disclosure Schedule, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNB Common Stock.

Section 2.03—Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement by FNB and the completion by FNB of the transactions contemplated hereby and thereby have been unanimously and duly and validly approved by the Board of Directors of FNB in office at the time of the approval, at a meeting duly called and held, and, except for approval by the shareholders of FNB as required by the National Bank Act, FNB’s articles of association and bylaws, no other corporate proceedings on the part of FNB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNB and, subject to (i) approval of the shareholders of FNB as required under by the National Bank Act, FNB’s articles of association and by-laws and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by FNB, will constitute the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (A) The execution and delivery of this Agreement and the Plan of Merger by FNB, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FNB’s and Orrstown’s compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (C) compliance by FNB with any of the terms or provisions hereof or of the Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of association or bylaws of FNB; (ii) violate any Law applicable to FNB or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FNB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FNB.

Section 2.04—Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of FNB under the National Bank Act, FNB’s articles of association and bylaws, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with the execution and delivery of this Agreement and the completion by FNB of the transactions contemplated hereby or by the Plan of Merger. As of the date hereof, FNB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FNB’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.05—Financial Statements.

(a) FNB has previously delivered to Orrstown the FNB Regulatory Reports filed through October 31, 2005 and will deliver to Orrstown the FNB Regulatory Reports for any dates or periods thereafter through the Closing Date as soon as they are available. The FNB Regulatory Reports have been, or with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or with respect to those not yet prepared, will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of FNB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b) FNB has previously delivered to Orrstown the FNB Financials through October 31, 2005 and will deliver to Orrstown the FNB Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The FNB Financials have been, or with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or with respect to those not yet prepared, will fairly present, the financial position, results of operations and cash flows of FNB as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

(c) At the date of each balance sheet included in the FNB Financials or the FNB Regulatory Reports, FNB had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNB Financials or FNB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 2.06—Taxes. FNB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to FNB on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FNB by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and (y) (i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to FNB.

Section 2.07—No Material Adverse Effect. FNB has not suffered any Material Adverse Effect since September 30, 2005.

Section 2.08—Contracts.

(a) Except for this Agreement, or as described in the FNB Disclosure Schedule, FNB is not a party to or subject to: (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(5)(10) of the SEC’s Regulation S-K; (ii) any real estate lease; (iii) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FNB, except for oral “at will” arrangements; (iv) any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FNB; (v) any collective bargaining agreement with any labor union relating to employees of FNB; (vi) any agreement which by its terms limits the payment of dividends by FNB; (vii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FNB is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Orrstown or any Orrstown Subsidiary; (viii) any contract (other than this Agreement) limiting the freedom of FNB to engage in any type of banking or bank-related or other business permissible under law; (ix) any contract relating to the acquisition of any business that has not been fully performed, including where contingent compensation remains to be paid; or (x) any contract or agreement pursuant to which FNB is obligated to make payments in excess of $25,000 on an annual basis that cannot be terminated by FNB without penalty upon ninety days or less notice.

(b) Except as set forth in the FNB Disclosure Schedule, FNB does not lease any real property. The FNB Disclosure Schedule describes in reasonable detail each such lease, including the term and rent due thereunder and FNB has delivered to Orrstown true, correct and complete copies of all such leases. None of such leases are currently in default and FNB has not received notice of, or has knowledge of, a proposed non-renewal of any of said leases. Each real estate lease that may require the consent of the lessor or its agent to the Merger by reason of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in the FNB Disclosure Schedule identifying the section of the lease that contains such prohibition or restriction.

(c) Except as set forth in the FNB Disclosure Schedule, FNB is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(d) True and correct copies of “material contracts,” leases, agreements, plans, arrangements and instruments referred to in Section 2.08(a) and 2.08(b) have been provided to Orrstown on or before the date hereof, are listed on the FNB Disclosure Schedule and are in full force and effect on the date hereof and neither FNB nor, to the knowledge of FNB, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default in any respect under any term of, any such contract, lease, plan, arrangement or instrument. Except as set forth in the FNB Disclosure Schedule, (i) no party to any “material contract,” lease, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement, (ii) none of the employees (including officers) of FNB, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FNB is a party or under which FNB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FNB absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires FNB to provide a benefit in the form of FNB Common Stock or determined by reference to the value of FNB Common Stock.

Section 2.09—Ownership of Property; Insurance Coverage.

(a) FNB has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FNB in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNB Regulatory Reports and in the FNB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. FNB, as lessee, has the right under valid and subsisting leases of real and personal properties used by FNB in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the FNB Financials.

(b) With respect to all agreements pursuant to which FNB has purchased securities subject to an agreement to resell, if any, FNB has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) FNB currently maintains insurance considered by FNB to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. FNB has not received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FNB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FNB has received each type of insurance coverage for which it has applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

Section 2.10—Legal Proceedings. Except as set forth in the FNB Disclosure Schedule, FNB is not a party to any, and there are no pending or, to the best of FNB’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNB, (ii) to which FNB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FNB to perform under this Agreement.

Section 2.11—Compliance With Applicable Law.

(a) FNB holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, all applicable Laws relating to it.

(b) Except as disclosed on the FNB Disclosure Schedule, (i) FNB is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to it enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to FNB, or required or threatened to require FNB to enter into a cease and desist order, memorandum of understanding, or written agreement with it; and (iii) no Regulatory Authority has restricted or limited the operations of FNB, including without limitation any restriction on the payment of dividends (any such memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). FNB has not consented to or entered into any Regulatory Agreement. FNB has no reason to believe that it will not receive regulatory approval for the Merger. FNB has no reason to believe that the most recent examination of FNB conducted by the OCC will result in the identification of any matters requiring the attention of FNB that could reasonably be expected to result in a Material Adverse Effect as to FNB. FNB received a rating of “satisfactory” in connection with its last CRA examination.

Section 2.12—ERISA. FNB has previously delivered to Orrstown true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plan or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the FNB Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FNB, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither FNB, nor any pension plan maintained or previously maintained by FNB, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. FNB has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All “employee benefit plans,” as defined in ERISA Section 3(3), of FNB comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by FNB which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC. FNB provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

Section 2.13—Brokers, Finders and Financial Advisors; Fairness Opinion. Except for FNB’s engagement of Boenning and Scattergood, Inc. (“Boenning”) in connection with transactions contemplated by this

Agreement, neither FNB, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the FNB Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the FNB Financials. The FNB Disclosure Schedule contains as an exhibit the engagement letter between FNB and Boenning. Boenning has provided FNB with its oral opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of FNB, the Merger Consideration is fair to shareholders of FNB from a financial point of view.

Section 2.14—Environmental Matters.

(a) To the knowledge of FNB, except as set forth on the FNB Disclosure Schedule, neither FNB, nor any properties now or formerly owned or operated by FNB or on which FNB holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FNB, threatened, relating to the liability of any property owned or operated by FNB under any Environmental Law.

(b) Except as set forth on the FNB Disclosure Schedule, to the knowledge of FNB, no property, now or formerly owned or operated by FNB or on which FNB holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against FNB for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

(c) Except as set forth on the FNB Disclosure Schedule, to the knowledge of FNB, there has been no release nor is there the threat of release of any substance described in clause (ii) of the definition of Environmental Law set forth in Section 1.01 hereof on, at or from any property, now or formerly owned or operated by FNB or on which FNB holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, or any property adjacent to or in the immediate vicinity of any such properties.

Section 2.15—Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the FNB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the FNB Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

Section 2.16—Information to be Supplied. The information to be supplied by FNB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FNB and up to and including the date of the meeting of shareholders of FNB to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FNB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

Section 2.17—Related Party Transactions. Except as disclosed in the footnotes to the FNB Financials, or in the FNB Disclosure Schedule, FNB is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of FNB. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of FNB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. FNB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FNB is inappropriate.

Section 2.18—Schedule of Termination Benefits. The FNB Disclosure Schedule includes a schedule of the present value as of December 31, 2005 of the maximum amount of termination benefits and related payments which would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by FNB for the benefit of executive officers or directors of FNB (the “Benefits Schedule”), assuming that the Closing Date occurs on December 31, 2005 and that the employment of such individuals terminates immediately thereafter. No other individuals are entitled to benefits under any such plans. Except as set forth in FNB Disclosure Schedule, as of the date of this Agreement, no FNB director or executive officer had deferred any compensation accrued by FNB.

Section 2.19—Loans.

(a) Each loan reflected as an asset in the FNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on FNB.

(b) The FNB Disclosure Schedule includes a list of (i) all outstanding commercial relationships, i.e., commercial loans, commercial loan commitments and commercial letters of credit, of FNB in excess of $500,000, (ii) all loans of FNB classified by FNB or any regulatory authority as “Other Loans Specially Mentioned,” “Monitor,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or other classifications of similar import (iii) all commercial and mortgage loans of FNB classified as “non-accrual,” and (iv) all commercial loans of FNB classified as “in substance foreclosed.”

Section 2.20—Takeover Laws. FNB has taken all action required to be taken by it in order to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover provisions in the FNB articles of association or bylaws or under the National Bank Act.

Section 2.21—Labor and Employment Matters. To the knowledge of FNB, neither FNB, nor any facilities owned or operated by FNB has been or is in violation of or is liable under any Labor and Employment Law. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of FNB threatened, relating to the liability of FNB under any Labor and Employment Law.

Section 2.22—Community Reinvestment Act, Anti-Money Laundering and Customer Information Security. Except as set forth in the FNB Disclosure Schedule, FNB is not aware of, been advised of, or have reason to believe, that any facts or circumstances exist which would cause FNB (a) to be deemed not to be in satisfactory compliance in any respect with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by FNB pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of FNB has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.

Section 2.23—Quality of Representations. The representations made by FNB in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ORRSTOWN

Orrstown hereby represents and warrants to FNB that, except as set forth in the Orrstown Disclosure Schedule delivered by Orrstown to FNB on or prior to the date hereof:

Section 3.01—Organization.

(a) Orrstown is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Orrstown is duly registered as a bank holding company under the Bank Holding Company Act. Orrstown has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Orrstown Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Orrstown nor any Orrstown Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) Orrstown Bank, a wholly-owned subsidiary of Orrstown, is a Pennsylvania chartered bank and trust company, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Orrstown Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c) The deposits of Orrstown Bank are insured by the FDIC to the fullest extent provided in the FDIA.

(d) The respective minute books of Orrstown and Orrstown Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the execution of this Agreement, Orrstown has delivered to FNB true and correct copies of the articles of incorporation and the bylaws (or similar constituent documents) of Orrstown and Orrstown Bank, respectively, as in effect on the date hereof.

Section 3.02—Capital Structure.

(a) The authorized capital stock of Orrstown consists of (a) 50,000,000 shares of common stock, no par value (“Orrstown Common Stock”), of which, at the date of this Agreement, nine (9) shares were issued and held by Orrstown as treasury stock and 5,429,808 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 500,000 shares of preferred stock, par value $1.25 per share, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Orrstown Common Stock were issued in violation of any preemptive rights. As of the date of this Agreement, Orrstown has no Rights authorized, issued or outstanding, other than (i) options to acquire shares of Orrstown Common Stock authorized under Orrstown’s employee benefit plans, stock option plans, recognition and retention plans, deferred compensation plans and dividend reinvestment and stock purchase plan and similar plans disclosed in Orrstown’s Securities Documents.

(b) To the best of Orrstown’s knowledge as of the date of this Agreement, except as disclosed in Orrstown’s proxy statement dated April 5, 2005, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Orrstown Common Stock.

(c) Orrstown owns all of the capital stock of Orrstown Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Orrstown or Orrstown Bank owns all of its shares of capital stock of each other Orrstown Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Orrstown Subsidiaries, or as set forth in the Orrstown Disclosure Schedule, Orrstown does not possess, directly or indirectly, any material equity interest in any association, except for equity interests held in the investment portfolios of Orrstown Subsidiaries, equity interests held by Orrstown Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Orrstown Subsidiaries.

Section 3.03—Authority; No Violation.

(a) Orrstown has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Orrstown and the completion by Orrstown of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Orrstown, and no other corporate proceedings on the part of Orrstown are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Orrstown and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof and any required shareholder approvals, constitutes the valid and binding obligation of Orrstown, enforceable against Orrstown in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Plan of Merger, upon its execution and delivery by Interim Bank, will constitute the valid and binding obligation of Interim Bank, enforceable against Interim Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) (A) The execution and delivery of this Agreement by Orrstown, (B) the execution and delivery of the Plan of Merger by Interim Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and FNB’s and Orrstown’s compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Orrstown with any of the terms or provisions of this Agreement or of the Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Orrstown or any Orrstown

Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Orrstown or any Orrstown Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Orrstown under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Orrstown is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Orrstown.

Section 3.04—Consents. Except for consents, approvals, filings and registrations from or with the Federal Reserve Board, the OCC, the PDB, the FDIC, the SEC, and state “blue sky” authorities, and compliance with any conditions contained therein, and the approval of the Plan of Merger by Orrstown as sole shareholder of Interim Bank, and by the Interim Bank board of directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Orrstown or the Plan of Merger by Interim Bank, and (b) the completion by Orrstown of the transactions contemplated hereby or by Interim Bank of the Merger. Orrstown has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Orrstown’s or Interim Bank’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05—Financial Statements.

(a) Orrstown has made the Orrstown Regulatory Reports through October 31, 2005 available to FNB for inspection and will make the Orrstown Regulatory Reports for any dates or periods after October 31, 2005 through the Closing Date available to FNB for inspection as soon as they are available. The Orrstown Regulatory Reports have been, or, with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will, with respect to those not yet prepared, fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Orrstown as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b) Orrstown has previously delivered to FNB the Orrstown Financials through October 31, 2005 and will deliver to FNB the Orrstown Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The Orrstown Financials have been, or, with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Orrstown Financials, except as noted therein and fairly present, or will, with respect to those not yet prepared, fairly present, the consolidated financial position, results of operations and cash flows of Orrstown as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Orrstown Financials, except as noted therein.

(c) At the date of each balance sheet included in the Orrstown Financials or Orrstown Regulatory Reports, Orrstown did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Orrstown Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

Section 3.06—Taxes. Orrstown and the Orrstown Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Orrstown has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Orrstown and all Orrstown Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Orrstown and any Orrstown Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

Section 3.07—No Material Adverse Effect. Orrstown has not suffered any Material Adverse Effect since September 30, 2005.

Section 3.08—Legal Proceedings. Neither Orrstown nor any Orrstown Subsidiary is a party to any, and there are no pending or, to the best of Orrstown’s knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Orrstown or any Orrstown Subsidiary, (ii) to which Orrstown’s or any Orrstown Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Orrstown to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Orrstown.

Section 3.09—Compliance With Applicable Law.

(a) Orrstown and the Orrstown Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Orrstown.

(b) (i) To Orrstown’s knowledge, Orrstown and each Orrstown Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Orrstown or any Orrstown Subsidiary or required or threatened to require Orrstown or any Orrstown Subsidiary to enter into a cease and desist order, memorandum of understanding or written agreement with it and (iii) no Regulatory Authority has restricted or limited the operations of Orrstown or any Orrstown Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, order or agreement described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Orrstown Bank received a rating of “satisfactory” in connection with its last CRA examination.

Section 3.10—ERISA. To the knowledge of Orrstown, neither Orrstown, any Orrstown Subsidiary, nor any pension plan maintained or previously maintained by Orrstown or any Orrstown Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor, to the knowledge of Orrstown, has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, to the knowledge of Orrstown, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. To the knowledge of Orrstown, neither Orrstown nor any Orrstown Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. To the knowledge of Orrstown, all “employee benefit plans,” as defined in ERISA Section 3(3), of Orrstown comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the knowledge of Orrstown, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Orrstown or any Orrstown Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC.

Section 3.11—Environmental Matters. Except as set forth on the Orrstown Disclosure Schedule, to the knowledge of Orrstown, neither Orrstown, any Orrstown Subsidiary, nor any property owned or operated by Orrstown or any Orrstown Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on the Orrstown Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or request for information from any Regulatory Authority, instituted or pending, or to the knowledge of Orrstown, threatened, or any investigation pending, relating to the liability of Orrstown or any Orrstown Subsidiary with respect to any property owned or operated by Orrstown or any Orrstown Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

Section 3.12—Information to be Supplied. The information to be supplied by Orrstown for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Orrstown filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of FNB and up to and including the date of the meeting of shareholders of FNB to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Orrstown for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

Section 3.13—Securities Documents. The Securities Documents filed or to be filed by Orrstown under the Exchange Act at any time since December 31, 2004 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

Section 3.14—Quality of Representations. The representations made by Orrstown in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01—Conduct of FNB’s Business.

(a) From the date of this Agreement to the Closing Date, FNB will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or permitted by this Agreement or with the written consent of Orrstown. FNB will use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of FNB and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Orrstown in writing or as permitted or required by this Agreement, FNB will not:

(i) amend or change any provision of its articles of association or bylaws;

(ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that FNB may pay a regular quarterly cash dividend out of current earnings, not to exceed the lesser of $0.45 per share of FNB Common Stock outstanding, or any amount permitted by FNB’s Regulatory Authorities. Nothing contained in this Section 4.01(a)(ii) or in any other Section of this Agreement shall be construed to permit FNB shareholders to receive two dividends either from FNB or from FNB and Orrstown in any quarter or to deny or prohibit them from receiving one dividend from FNB or Orrstown in any quarter and FNB shall cooperate with Orrstown to coordinate dividend payment dates and record dates in the quarter in which the Closing Date is anticipated to occur to achieve such results;

(iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of FNB or FNB Subsidiaries in effect on the date hereof and provided to Orrstown prior to the date hereof, as provided for by this Agreement) to, or enter into any new or amend any existing employment agreement with, increase the compensation of, grant job promotions to or pay any bonus to, any employee, officer, director, independent contractor, agent or other person associated with FNB or any FNB Subsidiary except for: (A) routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions during the period beginning on the date of this Agreement and ending on the Effective Date, in an aggregate amount not to exceed 4.5% of the total FNB salary expense for the 2005 fiscal year; (B) annual bonuses in accordance with past practice and discretionary cash awards in an amount not to exceed seventy-five thousand seven hundred dollars ($75,700.00) in the aggregate; (C) other discretionary bonuses mutually agreed upon by Orrstown and FNB; and (D) discretionary contributions to FNB benefit plans mutually agreed upon by Orrstown and FNB.

(iv) merge or consolidate FNB with any other Person; sell or lease all or any substantial portion of the assets or business of FNB; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between FNB and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by FNB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(v) sell or otherwise dispose of any asset of FNB other than in the ordinary course of business consistent with past practice; subject any asset of FNB to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(vi) take any action which would result in any of the representations and warranties of FNB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

(vii) change any method, practice or principle of accounting, except as may be required from time to time by changes in GAAP becoming effective after the date of this Agreement (without regard to any optional early adoption date) or by any Regulatory Authority responsible for regulating FNB;

(viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which FNB is a party, other than in the ordinary course of business, consistent with past practice;

(ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or amend any existing plan or arrangement;

(x) purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

(xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the FNB Disclosure Schedule;

(xii) except as set forth on the FNB Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

(xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

(xiv) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of any party to accelerate any payment obligation or to receive any termination fee or penalty under any contract to which FNB is a party; or

(xv) agree to do any of the foregoing.

(b) For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for FNB to do any of the following: (i) make any capital expenditure of $25,000 or more not disclosed on the FNB Disclosure Schedule, without the prior written consent of Orrstown; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $50,000, other than the pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by FNB or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FNB of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

Section 4.02—Access; Confidentiality.

(a) From the date of this Agreement through the Closing Date, FNB shall afford to Orrstown and its authorized agents and representatives, such access to its properties, assets, books and records and personnel, at reasonable hours and after reasonable notice and subject to applicable laws relating to the change of information, as Orrstown may reasonably request; and the officers of FNB will furnish any person making such investigation on behalf of Orrstown with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b) FNB and Orrstown each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

(c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, FNB shall permit employees of Orrstown reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of FNB, provided that nothing contained in this subparagraph shall be construed to grant Orrstown or any Orrstown employee any final decision-making authority with respect to such matters.

(d) If the transactions contemplated by this Agreement shall not be consummated, FNB and Orrstown will continue to comply with the terms of the confidentiality agreement dated October 26, 2005.

Section 4.03—Regulatory Matters and Consents.

(a) FNB and Orrstown shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of FNB in connection with the meeting of shareholders of FNB to consider and approve the transactions contemplated hereby, and to be filed by Orrstown with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Orrstown shall, following the preparation thereof, file the Registration Statement with the SEC and FNB and Orrstown shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Orrstown will advise FNB, promptly after Orrstown receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Orrstown shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Orrstown will provide FNB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as FNB may reasonably request.

(b) Orrstown and FNB will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

(c) FNB will furnish Orrstown with all information concerning FNB as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Orrstown to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Plan of Merger.

(d) Orrstown and FNB shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

(e) Orrstown will promptly furnish FNB with copies of all written communications to, or received by Orrstown or any Orrstown Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

(f) Orrstown will take all action required to be taken by it in order to comply with any takeover disclosure or similar Law that may be applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

Section 4.04—Taking of Necessary Action. Orrstown and FNB shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that FNB shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Orrstown, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger; provided that nothing herein contained shall preclude Orrstown or FNB or from exercising its rights under this Agreement.

Section 4.05—Certain Agreements.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of FNB (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FNB or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted or required by applicable law and the articles of association and by-laws of FNB. On or after the Effective Date, Orrstown shall indemnify, defend and hold harmless all prior and then-existing directors and officers of FNB, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Orrstown which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FNB, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by FNB as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of FNB shall not be indemnified by Orrstown and/or Surviving Bank if such indemnification is prohibited by applicable law.

(b) Orrstown shall maintain FNB’s existing directors’ and officers’ liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Orrstown’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall Orrstown be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by FNB for such insurance (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Orrstown shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

(c) Orrstown agrees to honor, and to cause the Surviving Bank in the Merger to honor, terms and conditions of all employment contracts and special termination agreements disclosed in the FNB Disclosure Schedule.

(d) In the event that Orrstown or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

Section 4.06—No Other Bids and Related Matters. FNB shall not, nor shall it authorize or permit any of its officers, directors, shareholders, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a) Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined herein);

(b) Except as specifically provided in the second paragraph following subpart (c), enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal;

(c) Agree to or endorse any Acquisition Proposal.

FNB shall notify Orrstown as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

Notwithstanding the foregoing, it shall not be a breach of this Section 4.06 for the FNB board of directors to review and consider any unsolicited Acquisition Proposal, and/or to discuss the terms and negotiate with the Person making the unsolicited Acquisition Proposal, provided that the FNB board of directors shall have determined in its good faith judgment and after receipt of written advice of outside counsel that a failure to do so would constitute a breach of its fiduciary duties under applicable Law (provided that a copy of such written advice, together with written notice in reasonable detail as to any unsolicited Acquisition Proposal, shall be provided to Orrstown as promptly as practicable after receipt of the unsolicited Acquisition Proposal), provided that in doing so FNB, its officers, directors, shareholders, employees, investment banker, financial advisor, attorney, accountant or other representative do not otherwise breach this Section 4.06.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written or verbal communication) involving a Person other than Orrstown or an Affiliate of Orrstown for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of FNB, any FNB Subsidiary, or any other business combination involving FNB or any FNB Subsidiary; or (B) a transaction involving the transfer of beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of any class or series of equity securities of FNB or any FNB Subsidiary and as a result of such transaction, such Person would beneficially own 5% or more of the then outstanding shares or units of such class or series.

Section 4.07—Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

Section 4.08—Conduct of Orrstown’s Business. From the date of this Agreement to the Closing Date, Orrstown will use its reasonable good faith efforts to (i) preserve its and each Orrstown Subsidiary’s business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Orrstown and Orrstown Subsidiaries and others with whom business relationships exist.

Section 4.09—Current Information.

(a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, FNB will deliver to Orrstown a balance sheet and a statement of operations, without related notes, for such month.

(b) FNB shall provide to Orrstown a copy of the minutes of any meeting of the board of directors of FNB, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty (30) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

Section 4.10—Undertakings by Orrstown and FNB.

(a) From and after the date of this Agreement, FNB shall:

(i) Voting by Directors. Use its best efforts to cause all members of FNB’s Board of Directors to vote all shares of FNB’s Common Stock beneficially owned by each such director in favor of this Agreement and to recommend approval of the Merger to shareholders of FNB and to otherwise support the Merger;

(ii) Phase I Environmental Audit. Permit Orrstown, if Orrstown elects to do so, at its own expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by FNB on the date hereof;

(iii) Approval of Plan of Merger. Approve the Plan of Merger and cause the execution and delivery of, the Plan of Merger;

(iv) Proxy Solicitor. If Orrstown requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of FNB shareholder approval of this Agreement;

(v) Outside Service Bureau Contracts. If requested to do so by Orrstown, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to FNB, on terms and conditions mutually acceptable to FNB and Orrstown;

(vi) Committee Meetings. Permit a representative of Orrstown, who is reasonably acceptable to FNB, to attend all committee meetings of FNB management including, without limitation, any loan or asset/liability committee;

(vii) List of Problem Loans. Within ten (10) days of the end of each month, provide Orrstown with a written list of (i) all loans of FNB classified by FNB or any regulatory authority as “Other Loans Specially Mentioned,” “Monitor,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or any other classification of similar import (ii) all commercial and mortgage loans of FNB classified as “non-accrual,” and (iii) all commercial loans of FNB classified as “in substance foreclosed.”

(viii) Reserves and Merger-Related Costs. Before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of FNB to those of Orrstown (as such practices and methods are to be applied to FNB from and after the Closing Date) and Orrstown’s plans with respect to the conduct of the business of FNB following the Merger and otherwise to reflect Merger-related expenses and costs incurred by FNB, provided, however, that FNB shall not be required to take such action (A) more than five (5) days prior to the Effective Date; and (B) unless Orrstown agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Orrstown of the writing referred to in the preceding clause, FNB shall provide Orrstown a written statement, certified without personal liability by the chief executive officer of FNB and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by FNB pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(h) hereof;

(ix) Shareholders’ Meeting. FNB shall take all action necessary to properly call and convene a meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; the Board of Directors of FNB shall recommend that the shareholders of FNB approve this Agreement and the transactions contemplated hereby;

(x) Personnel Information. Deliver to Orrstown, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Orrstown and sorted as reasonably requested by Orrstown; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; and make available for inspection and copying by Orrstown all personnel records;

(xi) Personnel Additions and Terminations. Advise and consult with Orrstown regarding the hiring or termination of any employee, provided that FNB shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice and further provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of Orrstown, which consent shall not be unreasonably withheld, delayed or conditioned;

(xii) Employment Policies. Deliver to Orrstown all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Orrstown with respect to such policies and practices and any others not covered by any such written materials;

(xiii) WARN Notices. Assist Orrstown as reasonably requested by it in connection with Orrstown providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law; and

(xiv) Employment Law Claims. Inform Orrstown promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FNB under any Labor and Employment Law.

(xv) Updated Fairness Opinion. Use its best efforts to obtain an updated written opinion from Boenning to the effect that the Merger Consideration is fair to shareholders of FNB from a financial point of view, dated the date of the Prospectus/Proxy Statement, for inclusion in the Prospectus/Proxy Statement.

(b) From and after the date of this Agreement, Orrstown and FNB shall each:

(i) Identification of FNB’s Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of FNB;

(ii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to FNB shareholders, FNB’s internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

(iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

(v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

(vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrual for taxes not yet due and payable.

Section 4.11—Employee Benefits and Termination Benefits.

(a) Employee Benefits. As of the Effective Time, each employee of FNB who becomes an employee of Orrstown or of any Orrstown Subsidiary (including the Surviving Bank) shall be entitled to full credit for each year of service with FNB for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Orrstown’s, or as appropriate, in the Orrstown Subsidiary’s, employee benefit plans, programs and policies. Orrstown shall use the original date of hire by FNB in making these determinations. Subject to the other provisions of this Section 4.11(a) after the Effective Time, Orrstown may maintain, discontinue, amend, convert to, or merge with, an Orrstown or Orrstown Subsidiary plan any FNB benefit plan, subject to the plan’s provisions and applicable law.

(b) Severance Policy. Orrstown agrees to cause Surviving Bank to provide severance pay, as set forth below, to any full-time, active employee of FNB whose employment is terminated hereafter in connection with the Merger up to twelve (12) months beyond the Effective Date, because (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities in a location within a sixty (60) mile radius from such employee’s current work location with FNB) with Surviving Bank or any Orrstown Subsidiary, excluding any employee (i) who has an existing employment or consulting agreement with FNB, (ii) who has accepted an offer from Orrstown of noncomparable employment or (iii) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as Orrstown may reasonably require, including Orrstown’s customary form of release and provided such employee does not leave employment with Orrstown or the Surviving Bank prior to the date the systems conversion occurs. The severance pay to be provided by the Surviving Bank under this subsection shall equal two (2) weeks’ pay for each full year of continuous service (determined based on the date of the employee’s commencement of employment with Orrstown) with a minimum severance benefit of four (4) weeks’ pay and a maximum severance benefit of twenty-six (26) weeks’ pay. For purposes of this Section 4.11(b), “Cause” shall mean termination because of the employee’s personal dishonesty, failure to meet established performance goals and standards, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated FNB employees under this subsection are the only severance benefits payable by Orrstown or the Surviving Bank to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Orrstown, which employees shall be entitled to the termination benefits provided under FNB’s normal severance policies. The benefits payable to Orrstown’s employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Orrstown’s severance policies or programs then in effect.

(c) Intention regarding Future Employment. Orrstown shall use its reasonable best efforts to inform the employees of FNB at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued employment with Surviving Bank following the Effective Date.

Section 4.12—Orrstown Dividend. Subject to future earnings, financial condition and capital needs of Orrstown and its Subsidiaries and further subject to applicable regulatory restrictions relating to the payment of dividends, Orrstown shall, on or before March 31, 2006, approve a change in Orrstown’s dividend payout policy to increase the annual cash dividend from $.60 per share of Orrstown Common Stock to $.80 per share.

Section 4.13—Affiliate Letter. FNB shall cause to be delivered to Orrstown, concurrently with the execution of this Agreement, the Letter Agreement attached hereto as Exhibit 2 (the “Letter Agreement”), executed by each director, officer and any Affiliate of FNB.

Section 4.14—Orrstown Board. Upon the Effective Date, Orrstown shall cause the Orrstown board of directors to appoint Peter C. Zimmerman to a position on the Orrstown board of directors as a member of Class B. In the event Mr. Zimmerman does not complete the initial term to which he is appointed, Orrstown agrees to appoint a replacement of its choice from among the then serving directors of Surviving Bank (other than Kenneth R. Shoemaker).

ARTICLE V

CONDITIONS

Section 5.01—Conditions to FNB’s Obligations under this Agreement. The obligations of FNB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FNB pursuant to Section 7.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, Orrstown and Interim Bank to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by Orrstown and Interim Bank; and FNB shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants. The obligations and covenants of Orrstown required by this Agreement to be performed by Orrstown at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Orrstown;

(c) Representations and Warranties. The representations and warranties of Orrstown set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Orrstown;

(d) Approvals of Regulatory Authorities. Orrstown shall have received all required approvals of Regulatory Authorities of the Merger and delivered copies thereof to FNB; and all notice and waiting periods required thereunder shall have expired or been terminated;

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f) No Material Adverse Effect. Since September 30, 2005, there shall not have occurred any Material Adverse Effect with respect to Orrstown;

(g) Officer’s Certificate. Orrstown shall have delivered to FNB a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

(h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration

Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i) Tax Opinion. FNB shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

Section 5.02—Conditions to Orrstown’s Obligations under this Agreement. The obligations of Orrstown hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Orrstown pursuant to Section 7.03 hereof:

(a) Corporate Proceedings. All action required to be taken by, or on the part of, FNB to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Plan of Merger, shall have been duly and validly taken by FNB and Orrstown shall have received certified copies of the resolutions evidencing such authorizations;

(b) Covenants. The obligations and covenants of FNB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FNB;

(c) Representations and Warranties. The representations and warranties of FNB set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FNB;

(d) Approvals of Regulatory Authorities. Orrstown shall have received all required approvals of Regulatory Authorities for the Merger and all notice and waiting periods required thereunder shall have expired or been terminated;

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

(f) No Material Adverse Effect. Since December 31, 2004, there shall not have occurred any Material Adverse Effect with respect to FNB;

(g) Officer’s Certificate. FNB shall have delivered to Orrstown a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

(h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or “blue sky” authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

(i) Tax Opinion. Orrstown shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

(j) Opinion of Counsel for FNB. Orrstown shall have received an opinion dated the Closing Date from McNees, Wallace & Nurick, LLC, counsel to FNB, in substantially the form of Exhibit 4 hereto.

(k) Phase I Environmental Audit Results. The results of any “phase I environmental audit” conducted pursuant to Section 4.10(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Orrstown; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) Orrstown must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of all such environmental audits and (iii) Orrstown may not terminate this Agreement under this Section 5.02(k) unless the results of such audits result in a Material Adverse Effect on Orrstown.

(l) Employment Agreements. Each of Peter C. Zimmerman and Michael D. Amsler shall have executed and delivered to Orrstown an Employment Agreement with Orrstown and the Surviving Bank substantially in the form attached hereto as Exhibit 5 and Exhibit 6, respectively.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

Section 6.01—Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the parties hereto;

(b) By Orrstown or FNB:

(i) if the Closing Date shall not have occurred on or before September 30, 2006, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

(ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted;

(iii) unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

(c) By FNB or Orrstown if FNB’s shareholders fail to approve this Agreement at the meeting of FNB shareholders called for that purpose; provided a period of at least thirty days elapsed between the date of mailing the Proxy Statement/Prospectus and that a quorum is present at such meeting.

(d) By FNB if Boenning has notified FNB in writing that it is unable to issue to FNB a written opinion that the Merger Consideration is fair to shareholders of FNB from a financial point of view, dated not more than ten (10) days prior to the date definitively established by Orrstown, in its discretion, to mail the Prospectus/Proxy Statement; provided that FNB shall have first provided to Orrstown written notice of its intention to terminate this Agreement pursuant to this Section 6.01(d) (together with a copy of Boenning’s notice) and within ten (10) Business Days after Orrstown’s receipt of such notice, FNB and Orrstown, after good faith negotiations, shall not have otherwise agreed in writing to modification of the Merger Consideration.

(e) By Orrstown if FNB enters into any term sheet, letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other person or to acquire a material amount of assets or a material equity position in any other person, whether financial or otherwise.

(f) By FNB if FNB enters into any transaction described in (e) above after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by FNB’s directors under applicable Law.

(g) By Orrstown at any time prior to the Closing Date if (i) FNB shall have breached the provisions of Section 4.06 of this Agreement, (ii) the board of directors of FNB shall have failed to recommend and endorse this Agreement and the transactions contemplated hereby, or withdrawn or modified its approval or recommendation of this Agreement and the Merger, or recommended or endorsed an Acquisition Proposal or (iii) the board of directors of FNB shall have failed to call, give notice of, convene or hold a meeting of shareholders to approve the Merger.

(h) At any time on or prior to the Effective Date, by FNB in writing if Orrstown has, or by Orrstown in writing if FNB has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Orrstown would have a Material Adverse Effect on Orrstown and in case of a breach referred to in subclause (i) or (ii) above by FNB would have a Material Adverse Effect on FNB, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date, but not if on such date such breach no longer causes a Material Adverse Effect.

Section 6.02—Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability hereunder on the part of Orrstown or FNB to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01—Expenses and Other Fees.

(a) Except as set forth in Section 7.01(b) and (c) each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount FNB shall be liable to Orrstown for Expenses pursuant to this Section 7.01(b) shall be $250,000, and the maximum amount Orrstown shall be liable to FNB for Expenses pursuant to this Section 7.01(b) shall be $250,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c) If FNB fails to complete the Merger after the occurrence of one of the following events and Orrstown shall not be in material breach of this Agreement, FNB shall immediately pay Orrstown a fee of one million five hundred thousand dollars ($1,500,000):

(i) A Person other than Orrstown or an Affiliate of Orrstown:

(A) Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of FNB Common Stock; or

(B) Enters into an agreement, letter of intent or memorandum of understanding with FNB pursuant to which such Person or any Affiliate of such Person would:

(1) Merge or consolidate, or enter into any similar transaction, with FNB;

(2) Acquire all or substantially all of the assets or liabilities of FNB; or

(3) Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, 10% or more of the then outstanding shares of FNB Common Stock; or

(ii) FNB authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding described in subsection (c)(i)(B) above; or

(iii) The FNB shareholders vote but fail to approve the Merger at the FNB shareholders meeting, or the FNB shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

(A) The FNB board of directors shall have withdrawn or modified its recommendation that FNB shareholders approve the Merger and adopt this Agreement;

(B) There has been an announcement by a Person other than Orrstown or an Affiliate of Orrstown, of an offer or proposal to acquire 10% or more of the FNB Common Stock then outstanding, or to acquire, merge, or consolidate with FNB, or to purchase all or substantially all of FNB’s assets and, within twenty-four (24) months of such announcement FNB enters into an agreement with such Person, or any Affiliate of such Person, for such Person or Affiliate to acquire, merge, or consolidate with FNB or to purchase all or substantially all of FNB’s assets;

(C) Any director or executive officer of FNB or other persons who have signed a Letter Agreement shall have failed to maintain continued ownership of the shares of FNB Common Stock over which he, she or they exercise sole or shared voting power, except as permitted by the Letter Agreement; or

(D) Any director or executive officer of FNB or other person who has signed a Letter Agreement shall have failed to vote at the FNB shareholders meeting the shares of FNB Common Stock over which he or she exercises sole or shared voting power except as permitted by the Letter Agreement.

(iv) This Agreement is terminated pursuant to Section 6.01(e), (f) or (g).

Section 7.02—Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.03(f), 1.03(g), 4.05, and 4.11 which will survive the Merger, shall terminate on the Closing Date.

Section 7.03—Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of FNB have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of FNB Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of FNB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04—Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.03(f), 1.03(g), 4.05, and 4.11.

Section 7.05—No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06—Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)	If to Orrstown, to:

Orrstown Financial Services, Inc.
77 East King Street
Shippensburg, Pennsylvania 17257
Attention: Kenneth R. Shoemaker, President & CEO
Telecopy No.: (717) 532-4143

with a copy to:

Rhoads & Sinon LLP
One South Market Square, 12th Floor
Harrisburg, Pennsylvania 17108-1146
Attention: Dean H. Dusinberre, Esquire
Telecopy No.: (717) 231-6676

(b)	If to FNB, to:

The First National Bank of Newport
Center Square
Newport, Pennsylvania 17074
Attention: Peter C. Zimmerman, President & CEO
Telecopy No.: (717) 567-7609

with copies to:

McNees, Wallace & Nurick, LLC
100 Pine Street
Harrisburg, Pennsylvania 17108
Attention: W. Jeffry Jamouneau, Esquire
Telecopy No: (717) 237-5300

Section 7.07—Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08—Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 7.09—Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10—Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ KENNETH R. SHOEMAKER
Kenneth R. Shoemaker, President and CEO

THE FIRST NATIONAL BANK OF NEWPORT

By:	/s/ PETER C. ZIMMERMAN
Peter C. Zimmerman, President and CEO

EXHIBIT 1

FORM OF PLAN OF MERGER

PLAN OF MERGER

THIS PLAN OF MERGER (“Plan of Merger”) dated as of                      , 2006, is by and between [INTERIM BANK], a national banking association (“Interim Bank”), and THE FIRST NATIONAL BANK OF NEWPORT, a national banking association (“First National Bank”).

BACKGROUND

1. [Interim Bank] is a wholly-owned subsidiary of Orrstown Financial Services, Inc., a Delaware corporation (“Orrstown”). The authorized capital stock of [Interim Bank] consists of              shares of common stock, par value $             per share (“[Interim Bank] Common Stock”), of which at the date hereof                  shares are issued and outstanding.

2. First National Bank is a national banking association. The authorized capital stock of First National Bank consists of 2,000,000 shares of common stock, par value $1.00 per share (“First National Bank Common Stock”), of which at the date hereof 400,000 shares are issued and outstanding.

3. The respective Boards of Directors of [Interim Bank] and First National Bank deem the merger of First National Bank with and into [Interim Bank], pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

4. The respective Boards of Directors of [Interim Bank] and First National Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Orrstown and FNB have adopted resolutions approving an Agreement and Plan of Reorganization dated as of November     , 2005 (the “Agreement”), between Orrstown and First National Bank, pursuant to which this Plan of Merger is being executed by [Interim Bank] and First National Bank.

AGREEMENT

In consideration of the premises and of the mutual covenants and agreements herein contained, [Interim Bank] and First National Bank, intending to be legally bound hereby, agree:

ARTICLE I

MERGER; BUSINESS

1.1 Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof): First National Bank shall merge with and into [Interim Bank]; the separate existence of First National Bank shall cease; and [Interim Bank] shall be the surviving association under the name and title “The First National Bank of Newport” (such transaction referred to herein as the “Merger” and [Interim Bank], as the surviving corporation in the Merger, referred to herein as the “Surviving Bank”).

1.2 Business. The business of the Surviving Bank shall be conducted at the main office of First National Bank, and shall be located at Center Square, Newport, Pennsylvania 17074, and its legally established branches, which shall include all of the branch offices of First National Bank.

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ARTICLE II

ARTICLES OF ASSOCIATION AND BY-LAWS

On and after the Effective Date of the Merger, the articles of association and by-laws of the Surviving Bank in the Merger, under the name and title “The First National Bank of Newport,” shall be in the form attached hereto as Exhibit A and Exhibit B, until thereafter altered, amended or repealed.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors. On and after the Effective Date of the Merger, the Board of Directors of [Interim Bank] as the Surviving Bank in the Merger shall consist of those persons who were the directors of First National Bank immediately prior to the Effective Date and Kenneth R. Shoemaker. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of association and by-laws of the Surviving Bank. The names and addresses of the directors are:

Name	Residence Address

3.2 Officers. On and after the Effective Date of the Merger, the officers of First National Bank duly elected and holding office immediately prior to such Effective Date shall be the officers of [Interim Bank], as the Surviving Bank in the Merger.

ARTICLE IV

CONVERSION OF SHARES

4.1 Stock of [Interim Bank]. Each share of [Interim Bank] Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

4.2 Stock of First National Bank. Each share of First National Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be converted into and become the right to receive cash and shares of common stock, no par value, of Orrstown or be canceled, all in accordance with the Agreement.

ARTICLE V

EFFECTIVE DATE OF THE MERGER

The Merger shall be effective on the date and at the time specified in the certificate to be issued by the Office of the Comptroller of the Currency approving this Merger (the “Effective Date”).

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Date: the separate existence of First National Bank shall cease; the principal and branch offices of First National Bank shall become the principal and authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of [Interim Bank] and First National Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

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ARTICLE VII

CONDITIONS PRECEDENT

The obligations of [Interim Bank] and First National Bank to effect the Merger shall be subject to the satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement. In addition, the Merger shall be conditioned on receipt of the required approval of the Office of the Comptroller of the Currency.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

AMENDMENT

Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X

MISCELLANEOUS

10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Plan of Merger.

10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.3 Captions. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, each party has caused this Plan to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	[INTERIM BANK]

By:
Secretary		Kenneth R. Shoemaker, President
(SEAL)

ATTEST:	THE FIRST NATIONAL BANK NEWPORT

By:
Peter C. Zimmerman, President and CEO
, Secretary
(SEAL)

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COMMONWEALTH OF PENNSYLVANIA	:
: SS:
COUNTY OF	:

On this      day of                     , 2006, before me, a Notary Public for the State and County aforesaid, personally came Kenneth R. Shoemaker as President, and                                  as Secretary, of [Interim Bank], and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said institution and the seal affixed thereto to be its seal; and came also a majority of the Board of Directors of said institution, and each of them acknowledged said instrument to be the act and deed of said institution and of himself or herself as officer thereof.

WITNESS my official seal and signature this day and year aforesaid.

Notary Public

My Commission Expires:

(SEAL)

COMMONWEALTH OF PENNSYLVANIA	:
: SS:
COUNTY OF	:

On this      day of                     , 2006, before me, a Notary Public for the State and County aforesaid, personally came Peter C. Zimmerman as President, and                                  as Secretary, of The First National Bank of Newport, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as officer thereof.

WITNESS my official seal and signature this day and year aforesaid.

Notary Public

My Commission Expires:

(SEAL)

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EXHIBIT 2

FORM OF AFFILIATE LETTER

November     , 2005

Orrstown Financial Services, Inc.

77 East King Street

Shippensburg, PA 17257

Gentlemen:

Orrstown Financial Services, Inc. (“Orrstown”) and The First National Bank of Newport (“FNB”) desire to enter into an Agreement and Plan of Reorganization dated as of November     , 2005 (“Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) FNB will merge with and into Interim Bank, a wholly-owned subsidiary of Orrstown with Interim Bank surviving the merger and (b) shareholders of FNB will receive common stock of Orrstown and cash in exchange for common stock of FNB outstanding on the closing date (the foregoing, collectively, referred to herein as the “Merger”).

Orrstown has required, as a condition to its execution and delivery to FNB of the Agreement, that the undersigned, being a director, executive officer and/or major shareholder of FNB, execute and deliver to Orrstown this Letter Agreement.

The undersigned, in order to induce Orrstown to execute the Agreement, hereby irrevocably:

(a) Agrees to be present (in person or by proxy) at all meetings of shareholders of FNB called to vote for approval of the Agreement and the Merger so that all shares of common stock of FNB then owned by the undersigned or over which the undersigned exercises voting control (collectively, “Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of FNB) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving FNB and any other person other than Orrstown or an Affiliate of Orrstown;

(b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FNB, to approve or adopt the Agreement;

(c) Agrees to recommend the Merger to shareholders of FNB and, subject to subparagraph (i) below, not to withdraw or modify such recommendation if the undersigned is a member of the Board of Directors of FNB, and to otherwise use reasonable best efforts to cause the Merger to be completed;

(d) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of FNB held in connection with the vote on the Agreement or a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Orrstown;

(e) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Orrstown received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”) covering sales of such Orrstown common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Orrstown or as described in a “no-action” or interpretive letter from the staff of the Securities

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and Exchange Commission issued to the undersigned for such purpose, is not required to be registered under the Securities Act; and acknowledges and agrees that Orrstown is under no obligation to register the sale, transfer or other disposition of Orrstown common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

(f) Agrees that neither FNB nor Orrstown shall be bound by any attempted sale of any shares of FNB common stock or Orrstown common stock, respectively, and Orrstown’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Orrstown common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

(g) Acknowledges and agrees to use reasonable efforts to cause the provisions of subparagraph (e) hereof to be observed with respect to shares of Orrstown common stock received in the Merger owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns 10% of any class of equity securities or of the equity interest;

(h) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(i) It is understood and agreed that the provisions of subparagraphs (a), (b) and (c) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of FNB common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned’s responsibilities as a director or officer of FNB. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of FNB common stock held or controlled by the undersigned as of the date hereof.

The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

This Letter Agreement shall inure to the benefit of Orrstown, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.

The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Orrstown shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Orrstown for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

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Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Orrstown by signing and returning to Orrstown a counterpart hereof.

Very truly yours,

Name:

Accepted as of this day of November, 2005:

_____________________

By:

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EXHIBIT 3

FORM OF TAX OPINION

Orrstown and FNB shall each have received an opinion of Rhoads & Sinon LLP substantially to the effect that, under the provision of the IRC:

(1) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

(2) Orrstown and FNB will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;

(3) No gain or loss will be recognized by Orrstown or FNB as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

(4) Each FNB shareholder who receives Orrstown common stock and cash (other than cash in lieu of a fractional share interest in Orrstown common stock) in exchange for the shareholder’s shares of FNB common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

(5) Each FNB shareholder’s aggregate tax basis in any shares of Orrstown common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of FNB common stock the FNB shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

(6) Each FNB shareholder’s holding period in any shares of Orrstown common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of FNB common stock surrendered in exchange therefor were held.

In rendering such opinion, counsel will be entitled to receive and reply upon customary certificates and representation of officers of Orrstown and FNB.

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EXHIBIT 4

FORM OF OPINION OF FNB COUNSEL

Orrstown shall have received from counsel to FNB an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

(a) FNB has full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of FNB, and the Agreement and the Plan constitute valid and legally binding obligations, in accordance with their respective terms, of FNB, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conversatorship, and other laws affecting creditors’ rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity.

(b) Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, no compliance by FNB with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of association or bylaws of FNB, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which FNB is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of FNB, except such material lien, instrument or obligation that has been disclosed to Orrstown pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the National Bank Act, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such Acts, or any other federal or state statute, rule or regulation applicable to FNB which, in our experience, is typically applicable to transactions of the type contemplated by the Agreement.

(c) FNB is a validly existing national bank organized and in good standing under the laws of the United States of America. The deposits of FNB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

(d) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which FNB is a party which would, if determined adversely to FNB, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of FNB taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

(e) To the knowledge of such counsel, no consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by FNB of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

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EXHIBIT 5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of                      , 2006, between ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania corporation (“Orrstown”), [SURVIVING BANK], a national banking association (the “Bank”) and PETER C. ZIMMERMAN, an adult individual (the “Executive”).

WHEREAS, Bank is a wholly-owned bank subsidiary of Orrstown.

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of November     , 2005, between Orrstown and The First National Bank of Newport (“FNB”), FNB will merge with and into Bank, with Bank surviving the merger (the “Merger”); and

WHEREAS, Executive is currently President and Chief Executive Officer of FNB; and

WHEREAS, upon the effective date of the merger, the Bank desires to employ the Executive as President and Chief Executive Officer of the Bank under the terms and conditions set forth herein; and

WHEREAS, the Executive desires to serve the Bank in such capacity under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. EMPLOYMENT AND EMPLOYMENT TERM. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a term of one (1) year beginning                      , 2006 and ending                      , 2007, unless sooner terminated as hereinafter provided (the “Term”).

2. POSITION AND DUTIES. During the Term, the Executive shall serve as President and Chief Executive Officer of the Bank and shall perform such duties as are assigned to him by the Bank’s board of directors and shall assist in the orderly consolidation of FNB’s business with Orrstown by performing such other duties and accepting such other responsibilities as Orrstown shall reasonably request, and have such powers and duties as are generally consistent with such position.

3. EXTENT OF SERVICE. During the Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto. Under no circumstance, during the Term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits directly or indirectly, as principal, agent, employee, proprietor, stockholder, or in any other capacity, or participate in the ownership, management, operation or control, or have any interest of any nature whatsoever in, any bank, thrift institution, or other depository institution or financial services business, or any organization, corporation, firm or business affiliated therewith, that is engaged in any business of the nature now or hereafter conducted by the Bank, its divisions, subsidiaries or affiliates, except that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than three (3%) percent of (i) any class of securities registered under the Securities Exchange Act of 1934, as amended, or (ii) any other security approved in writing by Orrstown with specific reference to this paragraph of this Agreement; provided that in each of cases (i) and (ii), such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly manages or exercises control of the issuer of any such securities, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising her rights as a shareholder, or seek to do any of the foregoing. Executive shall not be precluded, however, upon written notification to Orrstown, from engaging in voluntary or philanthropic endeavors, from engaging in

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activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in Orrstown’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank.

4. COMPENSATION.

(a) Base Salary. During the Term, the Bank shall pay to Executive a base salary (the “Base Salary”) at the annual rate of $115,000.00. The Base Salary shall be payable by the Bank to the Executive, less applicable deductions and withholdings, in accordance with the Bank’s payroll policies and practices as in effect from time to time during the term of this Agreement.

(b) Stay Bonus. If Executive continues to be employed by the Bank on                      , 2007, the Bank shall pay Executive a bonus of $10,000 (the “Stay Bonus”). The Stay Bonus shall be paid to Executive by check, net of all applicable withholding taxes.

5. EMPLOYEE BENEFITS.

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all employee benefit plans of the Bank as presently in effect or modified from time to time, under such terms as may be applicable to officers of Executive’s rank employed by the Bank including, but not limited to, any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance plan or disability insurance plan, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation. Executive acknowledges and agrees that the Bank may at its discretion, add to, eliminate or change its plans and arrangements at any time and from time to time and that such changes shall not limit or affect the enforceability of any of the covenants, terms or condition of this Agreement. Executive further acknowledges and agrees that Orrstown and/or its affiliates may have employee benefit plans that are separate from and may provide different and/or greater benefits than the employee benefit plans of the Bank and that Executive is not, by virtue of this Agreement and/or his employment with the Bank, entitled to participate in any such plans.

(b) Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the policies of the Bank as may be applicable to officers of Executive’s rank employed by the Bank.

(c) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (as determined in accordance with the policies and procedures established by the board of directors of the Bank) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Bank policy.

6. CONFIDENTIALITY. During the Term and at all times thereafter, the Executive agrees to keep secret and treat confidentially, and not to disclose to third parties or use in a manner contrary to the interests of the Bank and/or Orrstown, all confidential information and trade secrets of the Bank, Orrstown, and/or any affiliates of Orrstown, (the “Confidential Information”) including, without limitation, information pertaining to services, products, improvements, processes, methods of doing business, business practices, customer lists, prospective customers and customer account information; and operations, sales, and sales and marketing strategies that are proprietary to the Bank, Orrstown, and/or an affiliates of Orrstown; designs or styles; sources of supply, costs, expenses, overhead, profit and loss information, research and development information, intellectual property and prototypes, salary information, personnel information, and all other confidential information compiled or maintained internally by the Bank and/or Orrstown concerning its business operations and activities. After Executive’s employment with the Bank terminates, Executive agrees to immediately return to the Bank, without making any copies, all documents, records, notes, memoranda, journals, photocopies, computer files, e-mails, computer reports, and intellectual property, made or obtained by the Executive in the course of his employment with the Bank pertaining to or containing any of the Confidential Information, as well as any other property of the Bank within Executive’s possession including, but not limited to, keys, keycards, credit cards, computers,

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files, etc. Executive acknowledges that each of the Bank and Orrstown regards it to be vital to its interests that its Confidential Information be safeguarded by its employees. Executive understands that this Agreement confirms that a confidential relationship between Executive and each of the Bank and Orrstown exists, and that Executive has a duty under the law not to breach this confidential relationship by disclosing or using the Confidential Information in a manner that is adverse to the interests of the Bank or Orrstown. Executive further understands that the Bank relies upon Executive honoring such duty of confidence when the Bank entrusts Executive with access to the Confidential Information.

7. NON-SOLICITATION. Executive hereby acknowledges and recognizes the highly competitive nature of the business of Orrstown and the Bank and accordingly agrees that during the Term and for a period of one (1) year thereafter, he shall not:

(i) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit, directly or indirectly, the business of current or former customers of the Bank or of FNB; or

(ii) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit or induce, directly or indirectly, current or former employees of the Bank, Orrstown, or their respective affiliates, to leave such employment.

8. REMEDIES FOR BREACH OF CONFIDENTIALITY AND NON-SOLICITATION COVENANTS. Executive acknowledges that the unauthorized disclosure or use of any of the Confidential Information, or the breach of the non-solicitation provisions of this Agreement, shall give rise to irreparable harm to the Bank and Orrstown, inadequately compensable in monetary damages. Accordingly, Executive agrees that the Bank and/or Orrstown may seek and obtain injunctive relief against the breach or threatened breach of this Agreement, in addition to any other legal remedies which may be available.

9. NOTIFICATION OF CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS. During the Term and for the period during which such restrictions remain effective upon him, Executive agrees to inform any prospective employer of the existence of the Confidentiality and Non-Solicitation provisions of this Agreement.

10. TERMINATION AND PAYMENTS UPON TERMINATION.

(a) The Executive and the Bank hereby agree that this Agreement and the employment relationship shall immediately terminate upon:

(i) Executive’s death; or

(ii) Written notice of termination for “Cause” given by the Bank to Executive. “Cause” shall mean: (1) the engaging by the Executive in serious misconduct injurious to the Bank, or (2) the violation by the Executive of the provisions of Sections 3, 6, or 7 of this Agreement, or (3) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement, or (4) the Executive’s breach of a fiduciary duty to the Bank involving personal profit, or (5) the violation by Executive of any law, rule or regulation governing banks or bank officers, or any final and unappealable cease and desist order issued by any regulatory authority, court or other body having jurisdiction over the Bank or Orrstown, any of which, directly and materially harms the business of the Bank, or (6) moral turpitude or other serious misconduct on the part of Executive which brings material public discredit to the Bank.

(b) Upon termination of this Agreement pursuant to Section 10(a), or by Executive in the absence of a breach of this Agreement by Bank, the Bank shall pay the Executive his Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.

(c) Upon termination of this Agreement by Bank without Cause, the Bank shall pay to Executive as liquated damages, the Stay Bonus and the balance of the Base Salary (minus applicable taxes and

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withholdings) and benefits he would have received under this Agreement had his employment not been terminated by the Bank; provided that if the Bank is not able to continue Executive on its health plan on the basis it was doing prior to Executive’s termination, the Bank shall pay Executive’s health insurance continuation premium (“COBRA”) for the duration of Executive’s COBRA coverage period or                      , 2007, whichever is earlier.

11. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Bank or the Executive resulting in damages to the other party to this Agreement, the injured party may recover from the party breaching the Agreement only those damages as are set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to leave been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Peter C. Zimmerman
___________________
___________________

If to the Bank:	Orrstown Financial Services, Inc.
77 E. King Street
Shippensburg, PA 17527
Attn: Kenneth R. Shoemaker, President and Chief Executive Officer

With a required copy to:	Dean H. Dusinberre, Esquire
Rhoads & Sinon LLP
One South Market Square
Harrisburg, PA 17101

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Bank, Orrstown, and any of their respective successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment.

14. FAIRNESS AND SEVERABILITY. Executive acknowledges that the provisions contained in this Agreement are fair and reasonable in light of all of the facts and circumstances of the employment relationship between the Executive and the Bank. Executive agrees, however, that in the event a court of competent jurisdiction should decline to enforce a provision of this Agreement in accordance with its express terms, the provision shall be deemed modified to that which the court shall find enforceable. In addition, all of the provisions contained in this Agreement are severable. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

15. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

16. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if he survives her, or (ii) his estate if his spouse does not survive him.

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17. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Bank, by its authorized representative, the day and year above mentioned.

Peter C. Zimmerman

[SURVIVING BANK]

By:
Name:
Title:

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Kenneth R. Shoemaker, President

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EXHIBIT 6

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of                      , 2006, between ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania corporation (“Orrstown”), [SURVIVING BANK], a national banking association (the “Bank”) and MICHAEL D. AMSLER, an adult individual (the “Executive”).

WHEREAS, Bank is a wholly-owned bank subsidiary of Orrstown.

WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of November     , 2005, between Orrstown and The First National Bank of Newport (“FNB”), FNB will merge with and into Bank, with Bank surviving the merger (the “Merger”); and

WHEREAS, Executive is currently Vice President and Chief Lending Officer of FNB; and

WHEREAS, upon the effective date of the merger, the Bank desires to employ the Executive as Vice President and Chief Lending Officer of the Bank under the terms and conditions set forth herein; and

WHEREAS, the Executive desires to serve the Bank in such capacity under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. EMPLOYMENT AND EMPLOYMENT TERM. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank for a term of one (1) year beginning                      , 2006 and ending                      , 2007, unless sooner terminated as hereinafter provided (the “Term”).

2. POSITION AND DUTIES. During the Term, the Executive shall serve as Vice President and Chief Lending Officer of the Bank and shall perform such duties as are assigned to him by the Bank’s board of directors and shall assist in the orderly consolidation of FNB’s business with Orrstown by performing such other duties and accepting such other responsibilities as Orrstown shall reasonably request, and have such powers and duties as are generally consistent with such position.

3. EXTENT OF SERVICE. During the Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto. Under no circumstance, during the Term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits directly or indirectly, as principal, agent, employee, proprietor, stockholder, or in any other capacity, or participate in the ownership, management, operation or control, or have any interest of any nature whatsoever in, any bank, thrift institution, or other depository institution or financial services business, or any organization, corporation, firm or business affiliated therewith, that is engaged in any business of the nature now or hereafter conducted by the Bank, its divisions, subsidiaries or affiliates, except that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than three (3%) percent of (i) any class of securities registered under the Securities Exchange Act of 1934, as amended, or (ii) any other security approved in writing by Orrstown with specific reference to this paragraph of this Agreement; provided that in each of cases (i) and (ii), such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly manages or exercises control of the issuer of any such securities, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising her rights as a shareholder, or seek to do any of the foregoing. Executive shall not be precluded, however, upon written notification to Orrstown, from engaging in voluntary or philanthropic endeavors, from engaging in

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activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in Orrstown’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank.

4. COMPENSATION.

(a) Base Salary. During the Term, the Bank shall pay to Executive a base salary (the “Base Salary”) at the annual rate of $70,000.00. The Base Salary shall be payable by the Bank to the Executive, less applicable deductions and withholdings, in accordance with the Bank’s payroll policies and practices as in effect from time to time during the term of this Agreement.

(b) Stay Bonus. If Executive continues to be employed by the Bank on                      , 2007, the Bank shall pay Executive a bonus of $7,500 (the “Stay Bonus”). The Stay Bonus shall be paid to Executive by check, net of all applicable withholding taxes.

5. EMPLOYEE BENEFITS.

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all employee benefit plans of the Bank as presently in effect or modified from time to time, under such terms as may be applicable to officers of Executive’s rank employed by the Bank including, but not limited to, any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance plan or disability insurance plan, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation. Executive acknowledges and agrees that the Bank may at its discretion, add to, eliminate or change its plans and arrangements at any time and from time to time and that such changes shall not limit or affect the enforceability of any of the covenants, terms or condition of this Agreement. Executive further acknowledges and agrees that Orrstown and/or its affiliates may have employee benefit plans that are separate from and may provide different and/or greater benefits than the employee benefit plans of the Bank and that Executive is not, by virtue of this Agreement and/or his employment with the Bank, entitled to participate in any such plans.

(b) Paid Time Off. During the Term, Executive shall be entitled to paid time off in accordance with the policies of the Bank as may be applicable to officers of Executive’s rank employed by the Bank.

(c) Business Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (as determined in accordance with the policies and procedures established by the board of directors of the Bank) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Bank policy.

6. CONFIDENTIALITY. During the Term and at all times thereafter, the Executive agrees to keep secret and treat confidentially, and not to disclose to third parties or use in a manner contrary to the interests of the Bank and/or Orrstown, all confidential information and trade secrets of the Bank, Orrstown, and/or any affiliates of Orrstown, (the “Confidential Information”) including, without limitation, information pertaining to services, products, improvements, processes, methods of doing business, business practices, customer lists, prospective customers and customer account information; and operations, sales, and sales and marketing strategies that are proprietary to the Bank, Orrstown, and/or an affiliates of Orrstown; designs or styles; sources of supply, costs, expenses, overhead, profit and loss information, research and development information, intellectual property and prototypes, salary information, personnel information, and all other confidential information compiled or maintained internally by the Bank and/or Orrstown concerning its business operations and activities. After Executive’s employment with the Bank terminates, Executive agrees to immediately return to the Bank, without making any copies, all documents, records, notes, memoranda, journals, photocopies, computer files, e-mails, computer reports, and intellectual property, made or obtained by the Executive in the course of his employment with the Bank pertaining to or containing any of the Confidential Information, as well as any other property of the Bank within Executive’s possession including, but not limited to, keys, keycards, credit cards, computers,

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files, etc. Executive acknowledges that each of the Bank and Orrstown regards it to be vital to its interests that its Confidential Information be safeguarded by its employees. Executive understands that this Agreement confirms that a confidential relationship between Executive and each of the Bank and Orrstown exists, and that Executive has a duty under the law not to breach this confidential relationship by disclosing or using the Confidential Information in a manner that is adverse to the interests of the Bank or Orrstown. Executive further understands that the Bank relies upon Executive honoring such duty of confidence when the Bank entrusts Executive with access to the Confidential Information.

7. NON-SOLICITATION. Executive hereby acknowledges and recognizes the highly competitive nature of the business of Orrstown and the Bank and accordingly agrees that during the Term and for a period of one (1) year thereafter, he shall not:

(i) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit, directly or indirectly, the business of current or former customers of the Bank or of FNB; or

(ii) Other than on behalf of the Bank, Orrstown, or their respective affiliates, solicit or induce, directly or indirectly, current or former employees of the Bank, Orrstown, or their respective affiliates, to leave such employment.

8. REMEDIES FOR BREACH OF CONFIDENTIALITY AND NON-SOLICITATION COVENANTS. Executive acknowledges that the unauthorized disclosure or use of any of the Confidential Information, or the breach of the non-solicitation provisions of this Agreement, shall give rise to irreparable harm to the Bank and Orrstown, inadequately compensable in monetary damages. Accordingly, Executive agrees that the Bank and/or Orrstown may seek and obtain injunctive relief against the breach or threatened breach of this Agreement, in addition to any other legal remedies which may be available.

9. NOTIFICATION OF CONFIDENTIALITY AND NON-SOLICITATION PROVISIONS. During the Term and for the period during which such restrictions remain effective upon him, Executive agrees to inform any prospective employer of the existence of the Confidentiality and Non-Solicitation provisions of this Agreement.

10. TERMINATION AND PAYMENTS UPON TERMINATION.

(a) The Executive and the Bank hereby agree that this Agreement and the employment relationship shall immediately terminate upon:

(i) Executive’s death; or

(ii) Written notice of termination for “Cause” given by the Bank to Executive. “Cause” shall mean: (1) the engaging by the Executive in serious misconduct injurious to the Bank, or (2) the violation by the Executive of the provisions of Sections 3, 6, or 7 of this Agreement, or (3) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement, or (4) the Executive’s breach of a fiduciary duty to the Bank involving personal profit, or (5) the violation by Executive of any law, rule or regulation governing banks or bank officers, or any final and unappealable cease and desist order issued by any regulatory authority, court or other body having jurisdiction over the Bank or Orrstown, any of which, directly and materially harms the business of the Bank, or (6) moral turpitude or other serious misconduct on the part of Executive which brings material public discredit to the Bank.

(b) Upon termination of this Agreement pursuant to Section 10(a), or by Executive in the absence of a breach of this Agreement by Bank, the Bank shall pay the Executive his Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.

(c) Upon termination of this Agreement by Bank without Cause, the Bank shall pay to Executive as liquated damages, the Stay Bonus and the balance of the Base Salary (minus applicable taxes and

A6-3

withholdings) and benefits he would have received under this Agreement had his employment not been terminated by the Bank; provided that if the Bank is not able to continue Executive on its health plan on the basis it was doing prior to Executive’s termination, the Bank shall pay Executive’s health insurance continuation premium (“COBRA”) for the duration of Executive’s COBRA coverage period or                      , 2007, whichever is earlier.

11. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Bank or the Executive resulting in damages to the other party to this Agreement, the injured party may recover from the party breaching the Agreement only those damages as are set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs.

12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to leave been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Michael D. Amsler
__________________
__________________

If to the Bank:	Orrstown Financial Services, Inc.
77 E. King Street
Shippensburg, PA 17527
Attn: Kenneth R. Shoemaker, President and Chief Executive Officer

With a required copy to:	Dean H. Dusinberre, Esquire
Rhoads & Sinon LLP
One South Market Square
Harrisburg, PA 17101

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Bank, Orrstown, and any of their respective successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment.

14. FAIRNESS AND SEVERABILITY. Executive acknowledges that the provisions contained in this Agreement are fair and reasonable in light of all of the facts and circumstances of the employment relationship between the Executive and the Bank. Executive agrees, however, that in the event a court of competent jurisdiction should decline to enforce a provision of this Agreement in accordance with its express terms, the provision shall be deemed modified to that which the court shall find enforceable. In addition, all of the provisions contained in this Agreement are severable. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

15. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

16. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if he survives her, or (ii) his estate if his spouse does not survive him.

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17. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Bank, by its authorized representative, the day and year above mentioned.

Michael D. Amsler

[SURVIVING BANK]

By:
Name:
Title:

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Kenneth R. Shoemaker, President

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ANNEX B

[GRAPHIC APPEARS HERE]

February     , 2006

Board of Directors

The First National Bank of Newport

Center Square

Newport, PA 17074

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock (the “Shares”) of The First National Bank of Newport (“First National”) of the proposed merger by and between First National and a wholly-owned subsidiary of Orrstown Financial Services, Inc. (“Orrstown”). The terms of the proposed merger (the “Proposed Merger”) by and between Orrstown and First National are set forth in the Agreement and Plan of Reorganization dated as of November 21, 2005 (the “Merger Agreement”) and provide that each Share will be converted into the right to receive $22.20 in cash and 1.75 shares of Orrstown common stock (the “Merger Consideration”).

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, First National and Orrstown. In the ordinary course of business, Boenning & Scattergood, Inc. may actively trade the securities of First National and Orrstown for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of First National and Orrstown and reviewed certain internal financial analyses and forecasts prepared by the management of First National, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of First National, (iv) studied and analyzed the consolidated financial and operating data of First National and Orrstown, (v) considered the terms and conditions of the Proposed Merger between First National and Orrstown as compared with the terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions, (vi) met and/or communicated with certain members of First National’s senior management to discuss their respective operations, historical financial statements and future prospects, (vii) reviewed the Proxy Statement/Prospectus; and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by First National and Orrstown, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by First National and Orrstown including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning First National and Orrstown nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have not conducted any valuation or appraisal of any assets or liabilities of First National or Orrstown, nor have any valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

4 Tower Bridge • 200 Barr Harbor Drive • Suite 300 • West Conshohocken • PA 19428-2979

(610) 832-1212 • (800) 883-1212 • FAX (610) 832-5301 • www.boenninginc.com

B-1

Members of the Board

The First National Bank of Newport

[Date] 2006

With regard to financial and other information relating to the general prospects of First National, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of First National as to their most likely future performance. We have assumed the allowance for loan losses indicated on the balance sheet of First National is adequate to cover such losses; we have not reviewed individual loans or credit files of First National. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to First National.

Our opinion is based upon information provided to us by the management of First National and Orrstown, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the Merger Consideration to the holders of Shares in the Proposed Merger, is for the information of First National’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of First National and does not constitute a recommendation to First National shareholders as to how such shareholders should vote on the Proposed Merger.

Based on the foregoing, it is our opinion that, as of the date hereof that the Merger Consideration offered pursuant to the Merger Agreement, is fair, from a financial point of view, to the holders of Shares.

Sincerely,

[GRAPHIC APPEARS HERE]

BOENNING & SCATTERGOOD, INC.

B-2

ANNEX C

SECTION 215a OF TITLE 12 OF THE UNITED STATES CODE

Section 215a. Mergers of national banks or State banks into national banks.

(a) Approval of Comptroller, board and shareholders; merger agreement; notice, capital stock; liability of receiving association. One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter 12 USC ss.ss. 215 et. seq. , may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall:

(1)	be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

(2)	be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank;

(3)	specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

(4)	provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b) Dissenting shareholders. If a merger shall be voted for at the called meetings by the necessary majority of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a shareholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of shares. The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

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(d) Application to shareholders of merging associations; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law. If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e) Status of receiving association; property rights and interests vested and held as fiduciary. The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interest of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and chooses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merge and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interest, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interest were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f) Removal as fiduciary; discrimination. Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g) Issuance of stock by receiving association; preemptive rights. Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the BCL.

The bylaws of Orrstown Financial Services, Inc. (the “Company”) provide for indemnification of directors and officers to the extent provided in the BCL. In accordance with Section 1713 of the BCL, the bylaws of the Company also include a provision that the directors of the Company shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (1) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitute self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the BCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal state or local law.

Item 21.	Exhibits and Financial Statements.

(a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization by and between Orrstown Financial Services, Inc. and The First National Bank of Newport, dated as of November 21, 2005 (Included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement).

3.1	Articles of Incorporation of Orrstown Financial Services, Inc., as amended.

3.2	Bylaws of Orrstown Financial Services, Inc., as amended (Incorporated by reference from Exhibit 3.2 to Registration Statement on Form S-4 (Registration No. 33-18888)).

5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.

8.1	Opinion of Rhoads & Sinon LLP as to certain tax matters.

10.1	Change in control agreement between Orrstown Financial Services, Inc. and its Chief Executive Officer (Incorporated by reference to Exhibit 99 of the registrant’s Form 10-K for the year ended December 31, 1996).

10.2	Salary continuation plan for selected officers (Incorporated by reference to the registrant’s Form 10-K for the year ended December 31, 1999).

Exhibit No.	Description
10.3	Officer group term replacement plan for selected officers (Incorporated by reference to the registrant’s Form 10-K for the year ended December 31, 1999).

10.4	Director retirement plan (Incorporated by reference to the registrant’s Form 10-K for the year ended December 31, 1999).

10.5	Revenue neutral retirement plan (Incorporated by reference to the registrant’s registration Form 10-K dated April 11, 2000).

10.6	Non-employee director stock option plan of 2000 (Incorporated by reference to the registrant’s registration statement on Form S-8 dated April 11, 2000).

10.7	Employee stock option plan of 2000 (Incorporated by reference to the registrant’s registration statement on Form S-8 dated March 31, 2000).

21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to Orrstown’s Annual Report of Form 10-K, SEC File No. 33-18888 for the fiscal year ended December 31, 2004).

23.1	Consent of Smith Elliott Kearns & Company, LLC as to financial statements of Orrstown Financial Services, Inc.

23.2	Consent of Smith Elliott Kearns & Company, LLC as to financial statements of The First National Bank of Newport.

23.3	Consent of Boenning & Scattergood, Inc.

23.4	Consents of Rhoads & Sinon LLP (included in Exhibit 5.1 and 8.1).

24.1	Power of Attorney (contained on signature pages to this Registration Statement).

99.1	Opinion of Boenning & Scattergood, Inc. as to the fairness of the transaction (attached as Annex B to the Proxy Statement/Prospectus included in this Registration Statement).

99.2	Form of Proxy Card.

(b) Financial Statement Schedules.

None required.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:

(1)	That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shippensburg, Pennsylvania, on this 20th day of January, 2006.

Orrstown Financial Services, Inc.

By:	/s/ KENNETH R. SHOEMAKER
Kenneth R. Shoemaker, President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth R. Shoemaker, Bradley S. Everly and Dean H. Dusinberre, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or either of them or any substitute of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ KENNETH R. SHOEMAKER Kenneth R. Shoemaker	President, Chief Executive Officer and Director (Principal Executive Officer	January 18, 2006

/s/ BRADLEY S. EVERLY Bradley S. Everly	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 18, 2006

/s/ JOEL R. ZULLINGER Joel R. Zullinger	Chairman of the Board of Directors	January 18, 2006

/s/ ANTHONY F. CEDDIA Anthony F. Ceddia	Director	January 18, 2006

/s/ JEFFREY W. COY Jeffrey W. Coy	Director	January 18, 2006

/s/ ANDREA PUGH Andrea Pugh	Director	January 18, 2006

/s/ GREGORY ROSENBERRY Gregory Rosenberry	Director	January 18, 2006

/s/ GLENN W. SNOKE Glenn W. Snoke	Director	January 18, 2006

/s/ DENVER L. TUCKEY Denver L. Tuckey	Director	January 18, 2006

/s/ JOHN S. WARD John S. Ward	Director	January 18, 2006

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization by and between Orrstown Financial Services, Inc. and The First National Bank of Newport, dated as of November 21, 2005 (Included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement).

3.1	Articles of Incorporation of Orrstown Financial Services, Inc., as amended.

3.2	Bylaws of Orrstown Financial Services, Inc., as amended (Incorporated by reference from Exhibit 3.2 to Registration Statement on Form S-4 (Registration No. 33-18888)).

5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.

8.1	Opinion of Rhoads & Sinon LLP as to certain tax matters.

10.1	Change in control agreement between Orrstown Financial Services, Inc. and its Chief Executive Officer (Incorporated by reference to Exhibit 99 of the registrant’s Form 10-K for the year ended December 31, 1996).

10.2	Salary continuation plan for selected officers (Incorporated by reference to the registrant’s Form 10-K for the year ended December 31, 1999).

10.3	Officer group term replacement plan for selected officers (Incorporated by reference to the registrant’s Form 10-K for the year ended December 31, 1999).

10.4	Director retirement plan (Incorporated by reference to the registrant’s Form 10-K for the year ended December 31, 1999).

10.5	Revenue neutral retirement plan (Incorporated by reference to the registrant’s registration Form 10-K dated April 11, 2000).

10.6	Non-employee director stock option plan of 2000 (Incorporated by reference to the registrant’s registration statement on Form S-8 dated April 11, 2000).

10.7	Employee stock option plan of 2000 (Incorporated by reference to the registrant’s registration statement on Form S-8 dated March 31, 2000).

21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to Orrstown’s Annual Report of Form 10-K, SEC File No. 33-18888 for the fiscal year ended December 31, 2004).

23.1	Consent of Smith Elliott Kearns & Company, LLC as to financial statements of Orrstown Financial Services, Inc.

23.2	Consent of Smith Elliott Kearns & Company, LLC as to financial statements of The First National Bank of Newport.

23.3	Consent of Boenning & Scattergood, Inc.

23.4	Consents of Rhoads & Sinon LLP (included in Exhibit 5.1 and 8.1).

24.1	Power of Attorney (contained on signature pages to this Registration Statement).

99.1	Opinion of Boenning & Scattergood, Inc. as to the fairness of the transaction (attached as Annex B to the Proxy Statement/Prospectus included in this Registration Statement).

99.2	Form of Proxy Card.